     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1998


                                                      REGISTRATION NO. 333-46929

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              YOUNG & RUBICAM INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7311                            13-1493710
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                               285 MADISON AVENUE
                            NEW YORK, NEW YORK 10017
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                          STEPHANIE W. ABRAMSON, ESQ.
                   EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
                              YOUNG & RUBICAM INC.
                               285 MADISON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 210-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               PETER H. DARROW, ESQ.                                MARK C. SMITH, ESQ.
        CLEARY, GOTTLIEB, STEEN & HAMILTON               SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                 ONE LIBERTY PLAZA                                   919 THIRD AVENUE
             NEW YORK, NEW YORK 10006                            NEW YORK, NEW YORK 10022
                  (212) 225-2000                                      (212) 735-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE


========================================================================================================================
                   TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM                 AMOUNT OF
                SECURITIES TO BE REGISTERED                   AGGREGATE OFFERING PRICE(1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value...............................          $430,000,000                   $23,600(2)
------------------------------------------------------------------------------------------------------------------------
Preferred Share Purchase Rights(3)..........................
------------------------------------------------------------------------------------------------------------------------
Total.......................................................          $430,000,000                   $23,600(2)
========================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.


(2) $103,250 of registration fee was previously paid by the registrant.



(3) Rights initially will trade together with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE


     This Registration Statement contains two forms of prospectus; one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus will be identical in all respects except for the front cover pages, the back cover pages and an additional page for the International Prospectus. The form of the U.S. Prospectus is included herein; the form of the front cover page of the International Prospectus follows the front cover page of the U.S. Prospectus, the form of the back cover page of the International Prospectus follows the back cover page of the U.S. Prospectus and the form of additional page for the International Prospectus follows the "Available Information" section of the U.S. Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED APRIL 8, 1998

PROSPECTUS
            , 1998

                               16,600,000 SHARES


                              YOUNG & RUBICAM INC.
                                  COMMON STOCK


    Of the 16,600,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Young & Rubicam Inc. ("Y&R" or the "Company") offered hereby, 13,280,000 shares are initially being offered in the United States and Canada (the "U.S. Offering") by the underwriters of the U.S. Offering named herein (the "U.S. Underwriters") and 3,320,000 shares are initially being offered in a concurrent international offering outside the United States and Canada (the "International Offering," and together with the U.S. Offering, the "Offerings") by the managers of the International Offering named herein (the "International Managers"). The initial public offering price and the per share underwriting discounts and commissions will be identical for each of the Offerings. Of the 16,600,000 shares of Common Stock offered hereby, 6,666,667 shares are being sold by the Company and 9,933,333 shares are being sold by certain selling stockholders (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."



    Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price of the Common Stock offered pursuant to the Offerings will be between $21.00 and $24.00 per share. For information relating to the factors to be considered in determining the initial public offering price, see "Underwriting."



    Application has been made to list the Common Stock on the New York Stock Exchange under the symbol "YNR."


     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------------------
                                      PRICE              UNDERWRITING             PROCEEDS              PROCEEDS TO
                                     TO THE              DISCOUNTS AND             TO THE               THE SELLING
                                     PUBLIC             COMMISSIONS(1)           COMPANY(2)           STOCKHOLDERS(2)
-----------------------------------------------------------------------------------------------------------------------
Per Share....................           $                      $                      $                      $
Total(3).....................           $                      $                      $                      $
-----------------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Managers (collectively, the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses estimated at $         which will be paid by the
    Company.


(3) Certain non-management Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 2,490,000 additional shares of Common Stock at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the Selling Stockholders will be
    $         , $         , $         and $         , respectively. See
    "Underwriting."


    The shares of Common Stock offered hereby are being offered by the several U.S. Underwriters when, as and if delivered to and accepted by the U.S. Underwriters against payment therefor and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates representing the Common Stock will be made in New
York, New York on or about            , 1998.

           JOINT GLOBAL COORDINATORS AND JOINT BOOK-RUNNING MANAGERS
DONALDSON, LUFKIN & JENRETTE                            BEAR, STEARNS & CO. INC.
        SECURITIES
      CORPORATION
                         ------------------------------
FURMAN SELZ
                             GOLDMAN, SACHS & CO.
                                                  SALOMON SMITH BARNEY

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                           [INTERNATIONAL COVER PAGE]

                   SUBJECT TO COMPLETION, DATED APRIL 8, 1998

PROSPECTUS
            , 1998

                               16,600,000 SHARES


                              YOUNG & RUBICAM INC.
                                  COMMON STOCK


    Of the 16,600,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Young & Rubicam Inc. ("Y&R" or the "Company") offered hereby, 3,320,000 shares are initially being offered outside the United States and Canada (the "International Offering") by the managers of the International Offering named herein (the "International Managers") and 13,280,000 shares are initially being offered in a concurrent offering in the United States and Canada (the "U.S. Offering," and together with the International Offering, the "Offerings") by the underwriters of the U.S. Offering named herein (the "U.S. Underwriters"). The initial public offering price and the per share underwriting discounts and commissions will be identical for each of the Offerings. Of the 16,600,000 shares of Common Stock offered hereby, 6,666,667 shares are being sold by the Company and 9,933,333 shares are being sold by certain selling stockholders (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."



    Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price of the Common Stock offered pursuant to the Offerings will be between $21.00 and $24.00 per share. For information relating to the factors to be considered in determining the initial public offering price, see "Underwriting."



    Application has been made to list the Common Stock on the New York Stock Exchange under the symbol "YNR."


     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------------------
                                      PRICE              UNDERWRITING             PROCEEDS              PROCEEDS TO
                                     TO THE              DISCOUNTS AND             TO THE               THE SELLING
                                     PUBLIC             COMMISSIONS(1)           COMPANY(2)           STOCKHOLDERS(2)
-----------------------------------------------------------------------------------------------------------------------
Per Share....................           $                      $                      $                      $
Total(3).....................           $                      $                      $                      $
-----------------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Managers (collectively, the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses estimated at $         which will be paid by the
    Company.


(3) Certain non-management Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 2,490,000 additional shares of Common Stock at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the Selling Stockholders will be
    $         , $         , $         and $         , respectively. See
    "Underwriting."


    The shares of Common Stock offered hereby are being offered by the several International Managers when, as and if delivered to and accepted by the International Managers against payment therefor and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates representing the Common Stock will
be made in New York, New York on or about            , 1998.

           JOINT GLOBAL COORDINATORS AND JOINT BOOK-RUNNING MANAGERS
DONALDSON, LUFKIN & JENRETTE                 BEAR, STEARNS INTERNATIONAL LIMITED
           INTERNATIONAL
                         ------------------------------
FURMAN SELZ
                          GOLDMAN SACHS INTERNATIONAL
                                              SALOMON SMITH BARNEY INTERNATIONAL

 [PHOTOGRAPH OF A MAGAZINE OPEN TO A PAGE CONTAINING A PRINT ADVERTISEMENT FOR
                             YOUNG & RUBICAM INC.]



                                [FOLD-OUT PAGE]



[PHOTOGRAPH OF KEYS OF COMPUTER KEYBOARD VERY CLOSE-UP PREDOMINANTLY IN GREEN. A
          QUESTION MARK, SEMICOLON, COLON AND COMMA ARE IDENTIFIABLE.]



                                [FOLD-OUT PAGE]



  [PHOTOGRAPH OF PRINTING PRESS ROLLER OF TYPEWRITTEN NUMBERS AND SYMBOLS VERY CLOSE-UP PREDOMINANTLY IN PURPLE. THE NUMBERS 3, 4, 5, 6, 7, 8 AND 9 AND A PLUS
                    SIGN ARE REPEATED IN ROWS ON THE PAGE.]

     This Prospectus, information included in future filings by the Company with the United States Securities and Exchange Commission (the "Commission"), and information contained in written material, press releases and oral statements issued by or on behalf of the Company contain, or may contain, statements that constitute forward-looking statements. These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include forward-looking terminology such as "may," "will," "should," "believes," "expects," "anticipates," "estimates," "continues" or similar expressions or comparable terminology, including the negative thereof) with respect to various matters. These forward-looking statements include statements in the "Business -- Industry Overview,"
" -- Industry Trends" and " -- Strategy" sections of this Prospectus relating to trends in the advertising and marketing and communications industries, including with respect to anticipated advertising expenditures (and the growth thereof) in the world's advertising markets, as well as statements relating to the Company's performance in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of this Prospectus. It is important to note that the Company's actual results could differ materially from those anticipated in these forward-looking statements depending on, among other important factors, (i) revenues received from clients, including pursuant to incentive compensation arrangements entered into by the Company with certain clients, (ii) gains or losses of clients and client business and projects, as well as changes in the marketing and communications budgets of clients, (iii) the overall level of economic activity in the principal markets in which the Company conducts business and other trends affecting the Company's financial condition or results of operations, (iv) the impact of competition in the marketing and communications industry and (v) the Company's liquidity and financing plans. All forward-looking statements in this Prospectus are based on information available to the Company on the date hereof. In addition, the matters set forth under the caption "Risk Factors" in the Prospectus constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

     Information regarding worldwide advertising expenditures, historical and projected growth in advertising expenditures and comparative rankings of the size of Young & Rubicam Inc., its affiliates, subsidiaries and operating units has been obtained from industry sources, principally Advertising Age, McCann-Erickson Report, O'Dwyer's PR Services Report, Med Ad News and Design Week. All information regarding comparative size rankings is based on 1996 billings or revenues.

     References in this Prospectus to the years 1993, 1994, 1995, 1996 and 1997 are, unless the context otherwise requires, to the Company's fiscal years ended December 31.

     Young & Rubicam, Y&R, Young & Rubicam Advertising, Y&R Advertising, Wunderman Cato Johnson, WCJ, The Chapman Agency, The Bravo Group,
Burson-Marsteller, Marsteller Advertising, Cohn & Wolfe, Landor Associates, Sudler & Hennessey, BrandAsset Valuator, Brand Dialogue, The Media Edge and The Mead Point Group are trademarks of the Company. Other trademarks referenced herein are trademarks of their respective legal owners.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERINGS, AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Company's consolidated financial statements and notes thereto (the "Consolidated Financial Statements"), appearing elsewhere in this Prospectus. Except as otherwise indicated herein, the information in this Prospectus (i) assumes an initial public offering price of $22.50 per share of Common Stock, the mid-point of the range set forth on the cover page of this Prospectus, (ii) reflects a stock dividend of 14 shares of Common Stock payable for each share of Common Stock outstanding as of the date of effectiveness of the Registration Statement of which this Prospectus is a part, payable on such date (the "Stock Split"), (iii) reflects the effectiveness, upon the closing of the Offerings, of an Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of Young & Rubicam Inc. and (iv) assumes that the U.S. Underwriters' over-allotment option is not exercised. Unless otherwise indicated, all references to the "Company" and "Y&R" refer to Young & Rubicam Inc., its predecessors and its consolidated subsidiaries, including Young & Rubicam L.P.


                                  THE COMPANY

     Young & Rubicam Inc. is the fifth largest consolidated marketing and communications organization in the world. Since its founding 75 years ago, Y&R has evolved from a single New York-based advertising agency to a diversified global marketing and communications company operating in 128 cities in 76 countries worldwide as of December 31, 1997. The Company operates through such internationally recognized market leaders as Young & Rubicam Advertising (full-service advertising), Wunderman Cato Johnson (direct marketing and sales promotion), Burson-Marsteller (perception management and public relations), Landor Associates (branding consultation and design services) and Sudler & Hennessey (healthcare communications). Y&R's revenues in 1997 were approximately $1.4 billion, having grown at a compound annual rate of 12.9% from 1995 to 1997.

     Through multi-disciplinary, client-focused teams, Y&R provides clients with global access to fully integrated marketing and communications solutions. Among Y&R's approximately 5,500 client accounts are a number of large multinational organizations, including AT&T, Citibank, Colgate-Palmolive, Ford and Philip Morris. Y&R has maintained long-standing relationships with many of its clients, with the average length of relationship for the top 20 clients exceeding 20 years.

     Y&R's mission is to be its clients' most valued business partner in building, leveraging, protecting and managing clients' brands for both short-term results and long-term growth. Consistent with its mission, Y&R has developed an organizational and management structure designed to meet the diverse needs of its large global clients as well as the more specialized needs of its other clients. The Company's strategy combines this organizational and management structure with the aggressive pursuit of new business opportunities and continued investment in Y&R's business, personnel and superior consumer knowledge.

     In late 1992, Y&R created the Key Corporate Account ("KCA") program to enhance the coordination of services sought by clients from both a global coverage as well as an integrated solutions perspective. KCAs are large global client accounts that, as a group, contribute the greatest share of Y&R's revenues and profits, and are served on a multinational basis by two or more of Y&R's businesses. Y&R currently designates 42 of its client accounts as KCAs. Revenues from the KCAs, as a group, increased by 14.6% in 1997, and accounted for approximately 45.5% and 46.1% of consolidated revenues in 1996 and 1997, respectively. In order to further strengthen client relationships and reward Y&R for meeting or exceeding certain performance targets, Y&R is working with KCAs to adopt incentive compensation arrangements that align Y&R's compensation with its performance and its clients' business performance.

     As part of Y&R's client focus, Peter A. Georgescu, Chairman and Chief Executive Officer of Y&R, John P. McGarry, Jr., President of Y&R, Edward H. Vick, Chief Operating Officer of Y&R and the Chairman and Chief Executive Officer of Young & Rubicam Advertising, and Thomas D. Bell, Jr., Executive Vice President of Y&R and President and Chief Executive Officer of Burson-Marsteller, all retain ongoing responsibilities for individual KCAs in addition to their managerial roles.

INDUSTRY TRENDS

     The marketing and communications industry encompasses a wide range of services used to develop and deliver messages to both broad and targeted audiences through multiple communications channels. Several significant trends are changing the dynamics of the marketing and communications industry, including the following:

     Growth in United States Marketing and Communications Markets. Advertising expenditures in the United States have continued to grow, increasing from approximately $140 billion in 1993 to approximately $175 billion in 1996.

     Growth in International Marketing and Communications Markets. Since 1986, non-U.S. advertising expenditures have grown more rapidly than U.S. expenditures, and according to industry sources, have increased from approximately 44% of worldwide expenditures in 1986 to approximately 55% in 1996.

     Investment in Brand Development. Over the last several years, advertisers have focused on the image or brand identity of their organizations, products and services in an effort to differentiate themselves from competitors and increase brand loyalty.

     Demand for Integrated Service Offerings. Demand has increased for globally integrated marketing and communications solutions as companies seek consistent and effective delivery of their messages through multiple communications channels and across a variety of geographic markets.

     Increased Emphasis on Targeted Marketing. The desire of companies to reach their target audiences and quantify the effectiveness of their communications has resulted in greater demand for customized direct marketing methods, such as database marketing, infomercials, in-store promotions and interactive programs.

STRATEGY

     Y&R's strategy consists of the following key components:

     Increase Penetration of Key Corporate Accounts. Y&R believes that significant opportunities exist to increase its share of KCA marketing and communications expenditures by leveraging its global network to provide integrated services to KCAs. In recent years, Y&R has successfully increased its share of the marketing and communications expenditures of certain KCAs. KCAs also have increased their use of multiple services offered by Y&R over the same period. During 1997, Y&R's 20 largest clients used the capabilities of an average of five of the Company's marketing and communications services.

     Develop New Client Relationships. The Company believes that there are significant opportunities for future revenue and profit growth by providing services to new clients in targeted industry sectors and to those clients seeking to build and maintain global, regional and local brands. Y&R has successfully used its integrated and global approach as an effective tool in winning new business.

     Leverage Existing Global Network. With a worldwide presence in 76 countries, the Company believes that it is well positioned to continue to benefit from the trend towards the globalization of client marketing and communications needs and the consolidation of such needs with a single international service provider.

     Capitalize on Existing Capabilities. Y&R intends to continue the development of its existing capabilities into more visible and accessible client services. For example, Y&R recently launched a new unit, Brand Dialogue, by combining the existing interactive capabilities of Young & Rubicam Advertising and Wunderman Cato Johnson in the United States, Latin America, Europe and Asia/Pacific.

     Utilize Superior Consumer Knowledge and Brand Insights. To assist its clients in building, leveraging, protecting and managing their brands, Y&R has developed and is maintaining extensive knowledge of consumer brand perceptions. For example, Y&R has developed BrandAsset Valuator ("BAV"), a proprietary database that reflects the perceptions of over 95,000 consumers in 32 countries on five continents. The Company believes that BAV is the first global consumer study that provides an empirically derived model for how brands gain and lose their strength over time.

     Cultivate Creative Excellence. Y&R intends to continue emphasizing the importance of creative marketing and communications. Y&R has created numerous memorable marketing and communications programs for clients, including "The Softer Side of Sears," "Everybody Needs a Little KFC," "It's All Within Your Reach" for AT&T, "The Document Company" for Xerox and "Be All That You Can Be" for the United States Army, as well as identity and design assignments, including the creation of corporate identities, for Lucent Technologies, Netscape and the 2002 Salt Lake City Olympics.

     Improve Operating Efficiencies. The Company believes that opportunities exist to improve operating efficiencies in order to expand margins and increase future profitability. For example, Y&R has implemented initiatives which have both improved productivity and reduced compensation expense as a percentage of consolidated revenues.

     Expand Capabilities Through Acquisitions. In order to add new capabilities, enhance its existing capabilities and expand the geographic scope of its operations, Y&R regularly evaluates and intends to pursue appropriate acquisition opportunities.

THE RECAPITALIZATION


     From the time of its founding until 1996, Y&R was wholly owned by its employees. In December 1996, Y&R consummated a recapitalization (the "Recapitalization"). The purpose of the Recapitalization was to realign the ownership of the Company with those senior employees who would most actively lead Y&R's future growth, to establish an equity-based incentive program to motivate current and future employees and to enhance Y&R's ability to make strategic investments in people, services and products. In connection with the Recapitalization, predecessor companies of Y&R acquired, canceled or exchanged all outstanding equity units, issued new shares of Common Stock and granted certain restricted stock awards and options to acquire shares of Common Stock to approximately 325 employees. In addition, at the time of the consummation of the Recapitalization, Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P. (collectively, the "H&F Investors"), and six other investors not affiliated with the Company (together with the H&F Investors, the "Recapitalization Investors") and certain employees and former employees of Y&R contributed an aggregate of $242 million to the Company in exchange for shares of Common Stock and options to acquire additional shares of Common Stock.


     The Company's principal executive office is located at 285 Madison Avenue, New York, New York 10017, and its telephone number is (212) 210-3000.

                                 THE OFFERINGS


Common Stock offered by:
     The Company..........................  6,666,667 shares
     The Selling Stockholders.............  9,933,333 shares
                                            --------------------
          Total...........................  16,600,000 shares

Common Stock offered:
     U.S. Offering........................  13,280,000 shares
     International Offering...............  3,320,000 shares
                                            --------------------
          Total...........................  16,600,000 shares

Common Stock to be outstanding after the
  Offerings...............................  66,866,707 shares(1)


Dividend Policy................    The Company expects to commence the
                                   declaration and payment of a regular
                                   quarterly cash dividend in the last quarter of 1998. See "Dividend Policy."


Use of Proceeds................    The net proceeds to be received by the
                                   Company from the Offerings are estimated to be approximately $139,500,000 after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use such net proceeds to repay a portion of the borrowings outstanding under the term loan portion of its existing credit facilities. See
                                   "Management's Discussion and Analysis of
                                   Financial Condition and Results of
                                   Operations -- Liquidity and Capital
                                   Resources." The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See
                                   "Use of Proceeds."


Proposed New York Stock
Exchange Symbol................    "YNR"
---------------------------

(1) As of the date hereof, the number of shares of Common Stock outstanding excludes (i) an aggregate of 28,964,130 shares reserved for issuance upon the exercise of outstanding options under the Young & Rubicam Holdings Inc. Management Stock Option Plan (under which no additional awards will be made) and the Young & Rubicam Inc. 1997 Incentive Compensation Plan (collectively, the "Stock Option Plans") at a weighted average exercise price of $6.99 per share and (ii) an aggregate of 2,598,105 shares reserved for issuance upon the exercise of outstanding options issued to certain of the Recapitalization Investors at a weighted average exercise price of $7.67 per share. The number of shares of Common Stock outstanding includes an aggregate of 9,231,105 shares of Restricted Stock (as defined herein) allocated to employees as of the date of consummation of the Offerings. See "Management -- Executive Compensation" and "Capitalization." All of such shares are subject to 180-day lock-up agreements following the Offerings. See "Shares Eligible for Future Sale."


                                    RISK FACTORS

     Prior to making an investment in the Common Stock offered hereby, prospective purchasers of the Common Stock should take into account the specific risks set forth under "Risk Factors" as well as the other information set forth in this Prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                  YEARS ENDED DECEMBER 31,
                                                        --------------------------------------------
                                                           1995          1996             1997
STATEMENT OF OPERATIONS DATA:

  Revenues............................................  $1,085,494    $1,222,139       $ 1,382,740
  Compensation expense, including employee
     benefits(1)......................................     672,026       730,261           836,150
  General and administrative expenses(1)..............     356,523       391,617           463,936
  Recapitalization-related charges(2).................          --       315,397                --
  Other operating charges(2)..........................      31,465        17,166            11,925
                                                        ----------    ----------       -----------
     Operating expenses...............................   1,060,014     1,454,441         1,312,011
                                                        ----------    ----------       -----------
  Income (loss) from operations.......................      25,480      (232,302)           70,729
  Net income (loss)...................................         820      (238,311)          (23,938)
  Basic and diluted loss per common share(3)..........                                 $      (.51)
  Weighted average shares outstanding(3)..............                                  46,949,355
  Supplemental loss per common share(4)...............                                 $      (.37)
OTHER OPERATING DATA:
  EBITDA(1)(5)........................................  $   72,972    $  147,221       $   139,375
  Net cash provided by operating activities...........      79,809       178,064           224,511
  Net cash used in investing activities...............      45,821        76,094            67,142
  Net cash used in financing activities...............      50,025        12,614            98,667
  Capital expenditures................................      42,096        51,792            51,899
  International revenues as a % of total
     revenues(6)......................................       54.7%         53.3%             52.2%



                                                                  AS OF DECEMBER 31, 1997
                                                        --------------------------------------------
                                                                                        PRO FORMA
                                                          ACTUAL     PRO FORMA(10)   AS ADJUSTED(11)
BALANCE SHEET DATA:

  Total assets(7).....................................  $1,528,019    $1,528,019       $1,613,176
  Total debt(8).......................................     351,051       351,051          211,551
  Mandatorily redeemable equity securities(9).........     508,471            --               --
  Total (deficit) equity..............................    (661,714)     (153,243)          71,414


------------------------------

 (1) For a discussion of charges included in compensation expense, including employee benefits, and general and administrative expenses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."


 (2) For a discussion of Recapitalization-related and other operating charges, see Notes 4 and 6 to the Consolidated Financial Statements.



 (3) Basic net loss per common share for 1997 was computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding excludes 11,086,950 shares of Common Stock held by the Restricted Stock Trust (as defined herein), as such shares vest upon the consummation of an initial public offering, or the six-month anniversary thereof, a condition which was not satisfied at December 31, 1997. Diluted net loss per common share for 1997 was computed in the same manner as basic net loss per common share since the inclusion of potential common shares would be antidilutive.



     At December 31, 1997, the Company had outstanding options to purchase 31,013,205 shares of Common Stock, with a weighted average exercise price of $6.84, that could potentially dilute basic earnings per share in the future. These options were excluded from the computation of diluted net loss per common share because the effect for 1997 would be antidilutive. In addition, at December 31, 1997, a maximum of 11,086,950 shares of Common Stock held by the Restricted Stock Trust would vest and be dilutive as a result of the consummation of the Offerings. See "Management -- Executive Compensation -- The Restricted Stock Plan and Trust Agreement" and Notes 3, 15 and 21 to the Consolidated Financial Statements.


     Earnings per share for 1995 and 1996 cannot be computed because the Company's capital structure prior to the Recapitalization consisted of both common shares and limited partnership units in predecessor entities. See
     Note 4 to the Consolidated Financial Statements.


 (4) The supplemental loss per common share was computed by dividing the supplemental loss of $19,587 by the supplemental common shares of 53,616,022. The supplemental loss of $19,587 has been computed by adjusting the historical net loss for 1997 to reflect the following: (i) additional interest cost, net of the related tax benefit, of $1,410 (computed utilizing an interest rate and statutory tax rate of 7.0% and 41.0%, respectively) associated with the $161,700 of Recapitalization-related borrowings under the Company's existing credit facilities, which occurred on March 18, 1997, as if such borrowings had occurred as of January 1, 1997 and (ii) the reduction in interest cost, net of tax, of $5,761 (computed utilizing an interest rate and statutory tax rate of 7.0% and 41.0%, respectively), associated with $139,500 of the net proceeds of the Offerings to the Company, which is expected to be utilized to repay a portion of the outstanding borrowings under the term loan portion of the Company's existing credit facilities, as if the debt repayment had occurred as of January 1, 1997.


     The supplemental shares of 53,616,022 were computed by adding the 6,666,667 shares of Common Stock offered by the Company to the 46,949,355 weighted average shares outstanding as of December 31, 1997. See "Capitalization."



     Based upon an assumed initial public offering price of $22.50, the consummation of the Offerings will give rise to a non-recurring, non-cash, pre-tax charge of $207,700 ($122,543 net of the related tax benefit assuming a statutory tax rate of 41.0%) arising from the vesting of the aggregate of 9,231,105 shares of Restricted Stock allocated to employees as of the date of the consummation of the Offerings. The determination of supplemental loss for 1997 does not give effect to this charge due to its non-recurring nature. See "Management -- Executive Compensation -- The Restricted Stock Plan and Trust Agreement" and Note 15 to the Consolidated Financial Statements.



 (5) EBITDA is defined as income (loss) from operations before depreciation and amortization, other non-cash charges and Recapitalization-related charges. EBITDA is presented because it is a widely accepted financial indicator and is generally consistent with the definition used for covenant purposes contained in the Company's existing credit facilities; however, EBITDA may not be comparable to other registrants' calculation of EBITDA or similarly titled items. EBITDA should not be considered as an alternative to net income (loss) as a measure of operating results in accordance with generally accepted accounting principles or as an alternative to cash flows as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations." EBITDA for 1996 and 1997 is before $11,096 and $11,925, respectively, of non-cash charges primarily related to impairment write-downs which are included in other operating charges. See Notes 4 and 6 to the Consolidated Financial Statements.


 (6) International revenues include all revenues earned outside the United
     States.

 (7) Total assets as of December 31, 1997 (actual, pro forma and pro forma as adjusted) include net deferred tax assets of $157,024, $75,135 of which relate to net operating loss ("NOL") carryforwards of approximately $140,409 for U.S. tax purposes and approximately $69,231 for foreign tax purposes. See Note 9 to the Consolidated Financial Statements.

 (8) Total debt includes current and non-current loans and installment notes. See Notes 13 and 14 to the Consolidated Financial Statements.


 (9) From the date of consummation of the Recapitalization and through the date of consummation of the Offerings, all outstanding shares of Common Stock, exclusive of shares of Common Stock held in the Restricted Stock Trust, are redeemable, subject to certain restrictions, at the option of the stockholder. Accordingly, all such shares of Common Stock have been recorded at their redemption values and classified as Mandatorily Redeemable Equity Securities in the Company's historical balance sheets at December 31, 1996 and 1997, respectively. See Notes 2, 15 and 16 to the Consolidated Financial Statements.


(10) The pro forma December 31, 1997 balance sheet reflects the termination of the redemption feature and subsequent reclassification of Mandatorily Redeemable Equity Securities, as discussed in Note (9) above, to stockholders' deficit. See "Capitalization" and Notes 2, 15 and 16 to the Consolidated Financial Statements.


(11) The pro forma as adjusted balance sheet reflects the following: (i) an increase in total assets of $85,157, resulting from the tax benefits arising from the compensation charge associated with the vesting of the Restricted Stock as further described in Note (4) above; (ii) a decrease in total debt resulting from the sale by the Company of 6,666,667 shares of Common Stock in the Offerings and the application of $139,500 of the net proceeds to the Company to repay a portion of the outstanding borrowings under the term loan portion of the Company's existing credit facilities; and (iii) a $224,657 increase in total equity resulting from the $139,500 net proceeds to the Company from the Offerings and $85,157 resulting from the vesting of Restricted Stock upon consummation of the Offerings as discussed in (i) above. See "Capitalization."

                                  RISK FACTORS

     A prospective investor should consider carefully all of the information contained in this Prospectus before deciding whether to purchase the Common Stock offered hereby and, in particular, the following factors.


RECENT HISTORY OF NET LOSSES



     The Company reported a net loss for 1996 and 1997 of $238.3 million and $23.9 million, respectively. In addition, the Company expects to report a net loss for 1998 resulting from charges relating to the Offerings. The Company expects to recognize a non-cash compensation charge of approximately $208 million in connection with the vesting of the Restricted Stock upon consummation of the Offerings. The Company also expects to enter into a new revolving credit facility to become effective upon completion of the Offerings, and as a result expects to write off approximately $6.5 million, which represents the unamortized portion of capitalized charges relating to the Company's existing $700 million senior secured credit facilities (the "Credit Facilities"), which will be repaid and replaced with net proceeds to the Company from the Offerings and borrowings under the new revolving credit facility.


COMPETITION

     The marketing and communications industry is highly competitive. Y&R's principal competitors are large multinational marketing and communications companies, as well as numerous smaller agencies that operate in one or more countries or local markets. Y&R must compete with such other companies and agencies to maintain existing client relationships and to obtain new clients and assignments. Some clients, such as U.S. governmental agencies, require agencies to compete for business at mandatory intervals. Principal competitive factors include an agency's creative reputation, knowledge of media, financial controls, geographical coverage and diversity, relationships with clients and quality and breadth of services. Recently, traditional advertising agencies have also been competing with major consulting firms which have developed practices in marketing and communications, and with smaller companies such as systems integrators, database marketing and modeling companies and telemarketers, which are offering technological solutions to marketing and communications issues faced by clients.

     Representation of a client does not necessarily mean that all advertising or public relations for that client is handled by one agency. Many large multinational companies are served by a number of agencies within the marketing and communications industry. In many cases, clients' conflicts policies or desires to be served by multiple agencies result in one or more global agency networks representing a client only for a portion of its marketing and communications needs or only in particular geographic areas. In addition, the ability of agencies within marketing and communications organizations to acquire new clients or additional assignments from existing clients may be limited by the conflicts policy followed by many clients not to permit agencies to perform similar services for competing products or companies. Y&R's principal international competitors are holding companies for more than one global advertising agency network, which, in some situations, may permit separate agency networks within such holding companies to perform services for competing products or for products of competing companies. The Company has one global advertising agency network, and accordingly Y&R's ability to compete for new advertising assignments and, to a lesser extent, other marketing and communications assignments, may be limited by these conflicts policies. Industry practices in other areas of the marketing and communications business reflect similar concerns with respect to client relationships. See
"Business -- Competition."

TREND TOWARDS CONSOLIDATION OF GLOBAL ACCOUNTS WITH GLOBAL AGENCIES

     The Company believes that large multinational companies will seek to consolidate their accounts with one organization that can fulfill their marketing and communications needs worldwide. There can be no assurance that the Company will continue to benefit from this trend towards consolidation of global accounts. In addition, this trend towards consolidation of global accounts requires companies seeking to compete effectively in the international marketing and communications industry to make significant investments in additional offices and personnel around the world and in new and improved technology for linking such offices and people. Y&R's international network of employees and offices are linked by computer networks which require significant capital expenditures for maintenance, expansion and upgrades. To the extent that Y&R's competitors may have broader geographic scope or greater financial resources to invest in additional offices, personnel or technology, such competitors may be better able than Y&R to take advantage of an opportunity for the consolidation of a global account. In such event, Y&R's prospects, business, financial condition and results of operations could be adversely affected.

CONCENTRATION OF REVENUES FROM A LIMITED NUMBER OF LARGE CLIENTS


     A relatively small number of clients contributes a significant percentage of Y&R's consolidated revenues. In 1997, Y&R's 20 largest clients contributed approximately 40.5% of consolidated revenues, its three largest clients contributed approximately 18.6% of consolidated revenues and its largest client, Ford Motor Company, contributed approximately 10.0% of consolidated revenues. Based upon Y&R's strategy of increasing its penetration of existing large clients, it is possible that Y&R's dependence on revenues from such clients will increase in the future. Most of Y&R's agreements with U.S.-based clients are cancelable on 90 days' notice, and its agreements with non-U.S. clients typically are cancelable on 90 to 180 days' notice. In addition, clients generally are able to reduce marketing and communications spending or cancel projects at any time for any reason. There can be no assurance that any of Y&R's clients will continue to utilize Y&R and its services to the same extent, or at all, in the future. A significant reduction in the marketing and communications spending by, or the loss of one or more of, Y&R's largest clients, if not replaced by new client accounts or an increase in business from existing clients, would have a material adverse effect on Y&R's prospects, business, financial condition and results of operations. See "Business."


CLIENT TURNOVER; DEVELOPMENT OF NEW CLIENTS

     The success of a marketing and communications organization depends on its continuing ability to attract and retain clients. Y&R has approximately 5,500 client accounts worldwide. Although historically Y&R has had long-term relationships with many of its largest clients, clients may move their advertising and other communications assignments from agency to agency, or may divide their assignments among two or more agencies, with relative ease. In addition, the perception management and public relations business, as well as the branding consultation and design business, are principally project-based and require new assignments in order to maintain and increase revenues. As is typical in the marketing and communications industry, Y&R has lost or resigned client accounts and assignments for a variety of reasons, including conflicts with newly acquired clients. Although typically Y&R has been able to replace such client and revenue losses with new clients and assignments, there can be no assurance that Y&R will continue to be successful in replacing clients or in replacing revenues when a client significantly reduces the amount of work given to Y&R. The failure to maintain existing clients or attract new clients could have a material adverse effect on Y&R's prospects, business, financial condition and results of operations. See "Business."

CYCLICAL INDUSTRY

     The marketing and communications industry is cyclical because it is subject to downturns in general economic conditions and changes in client business and marketing budgets. There can be no assurance that the Company's prospects, business, financial condition and results of operations would not be materially adversely affected by a downturn in general economic conditions in one or more markets or changes in client business and marketing budgets. See "Business."

CURRENCY RISK

     The Company's Consolidated Financial Statements are denominated in U.S. dollars. Y&R derived approximately 52.2% of its revenues from operations outside of the United States in 1997. Currency fluctuations may give rise to translation gains or losses when financial statements of foreign operating units are translated into U.S. dollars. Significant strengthening of the U.S. dollar against other major foreign currencies could have a material adverse effect on Y&R's results of operations. With limited exceptions, Y&R does not actively hedge its foreign currency exposure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONTROL OF Y&R


     Substantially all of Y&R's Common Stock is owned by employee equityholders (the "Management Investors") and the Recapitalization Investors. See "Management." All Common Stock held at any time by Management Investors is deposited in a voting trust (the "Management Voting Trust") which is controlled by eight members of Y&R's senior management, in their capacities as voting trustees (the "Voting Trustees"). Upon consummation of the Offerings, the Management Voting Trust will hold voting power over approximately 54.2% of the outstanding shares of Common Stock (assuming the exercise of all currently vested options). As a result, the Management Voting Trust will be able to exercise substantial control over any matters requiring the vote of stockholders, including the election of Directors. Furthermore, the vote of Peter A. Georgescu (or any other person duly elected Chief Executive Officer of Y&R with the prior approval of the Management Voting Trust) will bind the Management Voting Trust unless he (or his successor) is outvoted by the vote of six of the other Voting Trustees. As a result of the foregoing, Peter A. Georgescu (or any such successor) will be able to exercise a significant degree of control over business decisions affecting Y&R. The Management Voting Trust will remain in existence following consummation of the Offerings but will terminate no later than 24 months after the consummation of the Offerings. See "Description of Capital Stock -- The Management Voting Trust Agreement." In the event that, following the termination of the Management Voting Trust, management of the Company continues to own collectively a significant percentage of the outstanding shares of Common Stock, management acting together would be able to exercise a significant degree of control over business decisions affecting Y&R.



     Upon consummation of the Offerings, the H&F Investors are expected to beneficially own an aggregate of approximately 34.6% of the outstanding shares of Common Stock (assuming the exercise of all currently vested options). As a result of their stock ownership, the H&F Investors currently are, and upon consummation of the Offerings will be, able to influence matters requiring the vote of stockholders, including the election of Directors. In addition, pursuant to the Amended Stockholders' Agreement (as defined herein), the H&F Investors will have the right to nominate and have elected two members of the Company's Board of Directors (the "Board" or the "Company Board") for so long as they continue to hold, in the aggregate, at least 10% of the Outstanding Shares (as defined in the Amended Stockholders' Agreement), and one member of the Board for so long as they continue to hold, in the aggregate, at least 5% of the Outstanding Shares. Should the Management Voting Trust and the H&F Investors act together, they would be able to elect the members of the Board and exercise a controlling influence over the business and affairs of the Company. In addition, the Management Voting Trust and the H&F Investors could, acting together, delay or prevent a change in control of the Company. See "-- Certain Anti-Takeover Effects" and "Description of Capital Stock -- The Stockholders' Agreement."


DEPENDENCE ON KEY PERSONNEL

     The Company's ability to maintain its competitive position is dependent on the services of its senior management. The loss of the services of one or more members of senior management could have a material adverse effect on the Company. In addition, the success of Y&R has been, and will continue to be, highly dependent upon the skills of its creative, research, media and account personnel and practice group specialists, and their relationships with clients. Employees generally are not subject to contracts of employment and are, therefore, typically able to move within the industry with relative ease. Although the Management Voting Trust Agreement (as defined herein) and certain stock option and restricted stock agreements contain non-competition and non-solicitation covenants, there can be no assurance that such provisions will be effective in helping Y&R retain qualified personnel or that Y&R would not be adversely affected by the failure to retain such personnel.

     If Y&R were unable to continue to attract and retain additional key personnel, or if it were unable to retain and motivate its existing key personnel, its prospects, business, financial condition and results of operations would be materially adversely affected. See "Management" and "Description of Capital Stock -- The Management Voting Trust Agreement."

RISKS OF MULTINATIONAL OPERATIONS

     The Company conducts business in various developing countries in Asia, Latin America, Eastern Europe and Africa, where the systems and bodies of commercial law and trade practices arising thereunder are evolving. Commercial laws in such countries are often vague, arbitrary, contradictory, inconsistently administered and retroactively applied. Under such circumstances, it is difficult for the Company to determine with certainty at all times the exact requirements of such local laws. If the Company consistently were unable to remain in compliance with local laws in such developing countries, it could have a material adverse impact on Y&R's prospects, business, results of operations and financial condition. In addition, the global nature of the Company's operations poses various challenges to the Company's management and its financial, accounting and other systems which, if not satisfactorily met, could have a material adverse impact on the Company's prospects, business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

TERMS OF CERTAIN INDEBTEDNESS


     The Company's Credit Facilities contain certain financial and operating covenants and require the Company to achieve or maintain certain financial ratios and net worth requirements, and restrict the Company's ability to incur additional indebtedness, sell assets, redeem equity, pay cash dividends, make acquisitions and take other specified actions. The Company's obligations under the Credit Facilities are secured by a security interest in certain domestic assets, including its headquarters building in New York, all of the capital stock of the direct and indirect domestic subsidiaries of the Company and 66.7% of the capital stock of the Company's first-tier non-U.S. subsidiaries. A portion of the net proceeds to the Company from the Offerings are expected to be used to repay a portion of the borrowings outstanding under the term loan portion of the Credit Facilities. The Company expects to enter into a $400 million unsecured revolving credit facility (the "New Facility") to become effective upon the consummation of the Offerings, and has received an executed commitment letter for an aggregate of $150 million of the $400 million total from two commercial banks. The New Facility is expected to contain certain financial and operating restrictions and covenant requirements. Consummation of the New Facility is subject to execution of definitive documentation and a number of other closing conditions, and there can be no assurance that the Company will be successful in consummating such Facility.


     Outstanding borrowings under the Credit Facilities, which aggregated $330.6 million at December 31, 1997, bear interest at rates that fluctuate with changes in certain prevailing market interest rates. Any increase in interest rates would adversely affect Y&R's net income and the cash flow available after debt service to fund operations and expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ACQUISITION STRATEGY RISKS

     Y&R's business strategy includes increasing its share of clients' marketing expenditures by adding to or enhancing its existing marketing and communications capabilities, and expanding its geographic reach. Y&R intends to implement this strategy in part by making acquisitions. There can be no assurance that the Company will be successful in identifying appropriate acquisition candidates or consummating acquisitions on terms satisfactory to Y&R, or that any newly acquired companies will be successfully integrated into Y&R's existing global network. The Company may use Common Stock (which could result in dilution to purchasers of Common Stock offered hereby) or may incur indebtedness (which may be long-term), expend cash or use a combination thereof for all or part of the consideration to be paid in future acquisitions. While the Company regularly evaluates potential acquisition opportunities, it has no present commitments, agreements or understandings with respect to any material acquisition. See "Business."

THIRD PARTY LIABILITY

     Y&R from time to time may be, or may be joined as, a defendant in litigation brought against its clients by third parties, including, without limitation, claims brought by such clients' competitors, regulatory bodies or consumers, alleging that advertising claims made with respect to such client's products or services are false, deceptive or misleading, that such clients' products are defective or injurious or that marketing and communications materials created for such clients infringe on the proprietary rights of third parties. If, in such circumstances, Y&R is not insured under the terms of the insurance policies with its insurers or is not indemnified under the terms of its agreements with such clients (or such indemnification is unavailable) with respect to such claims, then the damages, costs, expenses or attorneys' fees arising from any such claims could have an adverse effect on Y&R's prospects, business, results of operations and financial condition. In addition, Y&R's contracts with clients sometimes require it to indemnify clients for claims brought by competitors or others claiming that advertisements or other communications infringe on intellectual property rights. Although Y&R maintains an insurance program, including insurance for advertising agency liability, there can be no assurance that such insurance will be available, or will be sufficient to cover any claim if available, in the event a significant adverse claim is made. In the opinion of management, none of the existing claims and legal actions to which the Company currently is a party is expected to have a material adverse effect on the Company.

YEAR 2000 RISK

     The Company is conducting a comprehensive review of its computer systems to identify all software applications that could be affected by the inability of many existing computer systems to process time-sensitive data accurately beyond the year 1999 (referred to as the "Year 2000" issue). The Company intends to modify or replace all affected systems for compliance with the Year 2000 issue and is also monitoring the adequacy of the processes and progress of third-party vendors of systems that may be affected by the Year 2000 issue. Y&R is dependent on third-party computer systems and applications, particularly with respect to such critical tasks as accounting, billing and buying, planning and paying for media, as well as on its own computer systems. While Y&R believes its process is designed to be successful, because of the complexity of the Year 2000 issue and the interdependence of organizations using computer systems, there can be no assurance that Y&R's efforts, or those of third parties with whom Y&R interacts, will be satisfactorily completed in a timely fashion. Failure to satisfactorily address the Year 2000 issue could have a material adverse effect on Y&R's prospects, business, financial condition and results of operations. The costs of the Company's Year 2000 project have not been determined but are not expected to have a material adverse effect on the Company. However, there can be no assurance that Y&R will not experience cost overruns or delays in connection with its plan for replacing or modifying systems, which could have a material adverse effect on Y&R's prospects, business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

DIVIDEND POLICY


     Although the Company intends to commence the declaration and payment of a regular quarterly cash dividend in the last quarter of 1998, the Company's ability to pay dividends will depend upon, among other factors, the Company's results of operations, financial condition and capital requirements. In addition, the covenants under the Credit Facilities currently prohibit Y&R from the declaration and payment of cash dividends. The terms of the New Facility, which the Company expects to enter into upon consummation of the Offerings, are expected to permit the payment of cash dividends except in the event of a continuing default under the credit agreement. Any cash dividend is therefore contingent upon the consummation of the New Facility, which is subject to execution of definitive documentation and a number of other closing conditions, and there can be no assurance that the Company will be successful in consummating such Facility. See "Dividend Policy."

BENEFIT TO EXISTING STOCKHOLDERS



     The initial public offering price of the shares of Common Stock to be sold in the Offerings is substantially in excess of the net tangible book value per share, which results in a benefit to existing stockholders of the Company. See "-- Immediate and Substantial Dilution" and "Dilution." Consummation of the Offerings will result in the vesting of the Company's Restricted Stock, which will provide a substantial benefit to management stockholders who have been allocated shares of Restricted Stock. In addition, consummation of the Offerings will result in the elimination of the Company's right to redeem shares of Common Stock held by Management Investors upon their termination of employment. See "The Company -- The Recapitalization" and "Description of Capital Stock -- The Stockholders' Agreement."


IMMEDIATE AND SUBSTANTIAL DILUTION


     The initial public offering price of the Common Stock is substantially in excess of the net tangible book value per share. As a result, purchasers of Common Stock in the Offerings will experience immediate and substantial dilution of $23.18 per share. See "Dilution."


ABSENCE OF PRIOR MARKET FOR COMMON STOCK

     Prior to the Offerings, there has been no public market for the Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or will continue if it develops. The initial public offering price of the Common Stock will be determined by negotiations between the Company and representatives of the Underwriters and may not be indicative of the market price of the Common Stock following the Offerings. See "Underwriting." The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, differences between the Company's actual financial or operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, marketing and communications budgets of clients, new statutes or regulations or changes in interpretations of existing statutes and regulations affecting the Company's business, changes in general economic or market conditions and broad market fluctuations.

POSSIBLE ADVERSE IMPACT ON SHARE PRICE OF SHARES ELIGIBLE FOR FUTURE SALE


     Following the Offerings, the Company will have 66,866,707 shares of Common Stock outstanding. Of these, 20,481,355 shares will be freely transferable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. The remaining 46,385,352 outstanding shares of Common Stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act or securities issued and sold pursuant to Regulation S under the Securities Act and subject to transfer restrictions. Following the Offerings and subject to certain 180-day lock-up agreements described herein, certain of the Recapitalization Investors will have demand and piggyback registration rights with respect to an aggregate of 22,198,985 shares of Common Stock. In addition, beginning 90 days after the date of this Prospectus, such shares will be eligible for sale in the public market without registration under the Securities Act, subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act. Subject to certain 180-day lock-up agreements described herein, and beginning 90 days after the date of this Prospectus, shares of Common Stock held by Management Investors will be eligible for sale in the public market without registration under the Securities Act, subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act. Future sales of the Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."


CERTAIN ANTI-TAKEOVER EFFECTS

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Company's Charter") and the Company's Amended and Restated By-Laws (the "Company's By-Laws"), which will become effective upon consummation of the Offerings, and of the Delaware General Corporation Law

(the "DGCL") may have the effect of delaying, deterring or preventing a change in control of the Company not approved by the Company Board. These provisions include (i) a classified Board, (ii) a requirement that no action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, (iii) a requirement that special meetings of stockholders be called only by the Chairman of the Board or the Company Board,
(iv) advance notice requirements for stockholder proposals and nominations, (v) limitations on the ability of stockholders to amend, alter or repeal certain provisions of the Company's Charter and the Company's By-Laws, (vi) authorization for the Company Board to issue without stockholder approval preferred stock with such terms as the Board may determine and (vii) authorization for the Company Board to consider the interests of clients and other customers, creditors, employees and other constituencies of the Company and its subsidiaries and the effect upon communities in which the Company and its subsidiaries do business, in evaluating proposed corporate transactions. With certain exceptions, Section 203 of the DGCL ("Section 203") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the Company's Common Stock (other than the H&F Investors and their permitted transferees, who have been exempted from these restrictions by the Company Board). In addition, the Company has adopted a stockholder rights plan that will become effective upon consummation of the Offerings (the "Rights Plan") under which the H&F Investors and their permitted transferees will have the benefit of certain exceptions. The Rights Plan is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the Company Board, could impair the Company's ability to represent stockholder interests. The provisions of the Rights Plan may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover.



     These provisions of the Company's Charter and the Company's By-Laws, the DGCL and the Rights Plan, together with the control of 54.2% of the outstanding shares of Common Stock by the Management Voting Trust upon consummation of the Offerings (assuming the exercise of all currently vested options) could discourage potential acquisition proposals and could delay or prevent a change in control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions could also make it more difficult for third parties to remove and replace the members of the Company Board. Moreover, these provisions could diminish the opportunities for a stockholder to participate in certain tender offers, including tender offers at prices above the then-current market price of the Company's Common Stock, and may also inhibit increases in the market price of the Company's Common Stock that could result from takeover attempts or speculation. In addition, certain options issued to employees of the Company contain change in control provisions that could have the effect of delaying, deterring or preventing a change in control of the Company. See
"Management -- Executive Compensation -- 1997 ICP -- Acceleration of Vesting" and "Description of Capital Stock -- Anti-Takeover Effects of Certain Provisions of the Charter, the By-Laws, the Rights Plan and Delaware Law."

                                  THE COMPANY

GENERAL

     Since its founding 75 years ago by John Orr Young, an account executive, and Raymond Rubicam, a copywriter, Y&R has evolved from a single New York-based advertising agency to a diversified global marketing and communications organization. In its early years, the Company grew its core advertising business by either opening additional offices in the United States and abroad, or by acquiring established local agencies and fully integrating them into the Company under the Y&R name. By the early 1970s, the Company had established a network of approximately 40 Young & Rubicam Advertising agency offices in the United States and 22 other countries.

     In 1973, Y&R began to expand its capabilities beyond traditional general advertising by acquiring well-established leaders in other marketing and communications disciplines. Y&R began this diversification with its acquisitions of Wunderman Ricotta & Kline (the predecessor to Wunderman Worldwide), a direct marketing firm, and Sudler & Hennessey, a healthcare communications specialist. In 1976, the Company added the sales promotion firm, Cato Johnson Associates, which was merged with Wunderman Worldwide in 1992 to form Wunderman Cato Johnson. Y&R continued implementing its diversification strategy with its acquisitions of Burson-Marsteller, a public relations company, in 1979 and Landor Associates, a branding consultation and strategic design firm, in 1989. Y&R has been successful in integrating the diverse capabilities of these companies, which the Company believes enables it to better serve clients' marketing and communications needs on a global basis.

     The Company's principal executive office is located at 285 Madison Avenue, New York, New York 10017, and its telephone number is (212) 210-3000.

THE RECAPITALIZATION


     From the time of its founding until 1996, Y&R was wholly owned by its employees. In December 1996, Y&R consummated the Recapitalization. The purpose of the Recapitalization was to realign the ownership of the Company with those senior employees who would most actively lead Y&R's future growth, to establish an equity-based incentive program to motivate current and future employees and to enhance its ability to make strategic investments in people, services and products. In connection with the Recapitalization, predecessor companies of Y&R acquired for cash, canceled or exchanged all then outstanding equity and equity-based compensation units, including shares of common stock, limited partnership interests, options to acquire shares of common stock and limited partnership interests, and growth participation units (collectively, the "Predecessor Units"). In place of the Predecessor Units, the Company issued new shares of Common Stock and granted certain restricted stock awards and options to acquire shares of Common Stock to approximately 325 employees. In addition, at the time of consummation of the Recapitalization, an aggregate of $242 million was contributed to the Company in exchange for an aggregate of 31,566,345 shares of Common Stock and options to acquire an additional aggregate of 2,598,105 shares of Common Stock. The Recapitalization Investors contributed an aggregate of $231.7 million in exchange for 30,228,195 shares of Common Stock and options to purchase an additional 2,598,105 shares of Common Stock and are selling an aggregate of 7,831,473 shares of Common Stock in the Offerings, and 55 Management Investors contributed an aggregate of $10.3 million in exchange for 1,338,150 shares of Common Stock and no options, of which 223,065 shares of Common Stock were received by four Management Investors who are selling an aggregate of 443,205 shares of Common Stock in the Offerings. See "Principal and Selling Stockholders."



     Upon consummation of the Recapitalization, the H&F Investors were granted registration rights as well as the right to nominate and have elected three members of the Company Board and to designate jointly with the Management Voting Trust two additional members of the Company Board. See "Risk Factors -- Control of Y&R," "Management -- Executive Compensation" and "-- Officers and Directors," "Shares Eligible for Future Sale" and "Description of Capital Stock -- The Management Voting Trust Agreement."



     In connection with the Recapitalization, the Company entered into the $700 million Credit Facilities, a portion of the proceeds of which were used to prepay the Company's indebtedness under its previous credit facilities. Recapitalization-related borrowings under the Credit Facilities totalled $361.7 million, $200.0 million of which was borrowed on December 12, 1996 and $161.7 million of which was borrowed on March 18, 1997.



     At the time of the Recapitalization, Y&R adopted certain incentive compensation plans, including the Young & Rubicam Holdings Inc. Management Stock Option Plan (the "Management Stock Option Plan") and the Young & Rubicam Holdings Inc. Restricted Stock Plan (the "Restricted Stock Plan"), designed to attract, retain and motivate key employees. The Management Stock Option Plan provides for the grant of options to purchase Common Stock. At the time of the Recapitalization, non-qualified options to purchase 16,823,565 shares of Common Stock of Y&R were granted to certain members of Y&R management in consideration of their surrender for cancellation of all or a portion of their outstanding options to purchase equity units of predecessor companies of Y&R (the "Rollover Options"). The Rollover Options were immediately vested and exercisable upon grant. Each Rollover Option has an exercise price of $1.92 per share. In addition to the Rollover Options, immediately following the closing of the Recapitalization, non-qualified options with exercise prices of $7.67 per share with respect to 5,200,590 shares of Common Stock were granted to certain key employees of Y&R (the "Closing Options"). Each Closing Option became exercisable immediately upon grant with respect to 40% of the shares subject thereto and will become exercisable (i) on the third anniversary of its grant date with respect to 30% of such shares and (ii) on the fifth anniversary of its grant date with respect to the remaining 30% of such shares. See
"Management -- Executive Compensation -- Management Stock Option Plan."



     Pursuant to the Restricted Stock Plan, Y&R issued a total of 11,086,950 shares of Common Stock to a trust (the "Restricted Stock Trust") established by Y&R for allocation to key employees of Y&R. Of such amount, as of the date of consummation of the Offerings, 9,231,105 shares of Common Stock will have been allocated to employees pursuant to the Restricted Stock Plan ("Restricted Stock"). The Restricted Stock Plan provides that such shares will vest and be distributed to each such employee upon the six-month anniversary of the consummation of the Offerings, subject to the power of the Board of Directors to accelerate the vesting and distribution date to the consummation of the Offerings. The Board of Directors has so accelerated the vesting and distribution date, subject to the ability of the holders to sell such number of shares of Restricted Stock in the Offerings necessary to fund the personal tax liabilities associated with the vesting and distribution thereof. In addition, in the event the Restricted Stock does not vest upon consummation of the Offerings, the Restricted Stock will vest and be distributed upon certain change of control events and upon certain other events described in the Restricted Stock Plan, provided that in all cases each such employee is then still employed by Y&R. Certain of such shares of Restricted Stock will be placed in a deferral trust upon vesting thereof and the holders will have such shares distributed to them from such deferral trust at specified times in the future. See
"Management -- Executive Compensation."


     All shares of Common Stock (including all shares of Common Stock issued upon the exercise of options) held by current or former members of Y&R management and all shares of Common Stock held in the Restricted Stock Trust are required to be deposited in the Management Voting Trust, the Voting Trustees of which have the power to vote all shares of Common Stock held by it. The voting rights of the Management Voting Trust are exercised by eight members of Y&R senior management in their capacities as Voting Trustees. The Management Voting Trust will remain in existence following consummation of the Offerings but will terminate no later than 24 months after the consummation of the Offerings. See "Shares Eligible for Future Sale" and "Description of Capital Stock -- The Management Voting Trust Agreement."

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offerings, assuming an initial public offering price of $22.50 per share, the midpoint of the range set forth on the cover page of this Prospectus (after deducting applicable underwriting discounts and commissions and estimated offering expenses payable by the Company), are estimated to be approximately $139.5 million. The Company intends to use such net proceeds to repay a portion of the borrowings outstanding under the term loan portion of the Credit Facilities. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. As of December 31, 1997, there was an aggregate of $330.6 million outstanding under the term loan, which bore interest at a rate of 6.875% per annum. The term loan portion of the Credit Facilities is repayable in quarterly installments which commenced on September 30, 1997 with final maturity on March 31, 2003. The proceeds of the term loan portion of the Credit Facilities were received by the Company in December 1996 and March 1997 and were used by the Company primarily to prepay indebtedness, to repurchase equity units from certain employees and to repay certain expenses in connection with the Recapitalization.


                                DIVIDEND POLICY


     Since the consummation of the Recapitalization, the Company has not declared or paid any cash or other dividends on its Common Stock (other than the Stock Split). The Company expects to commence the declaration and payment of a regular quarterly cash dividend in the last quarter of 1998. However, any determination to pay dividends will be at the discretion of the Company Board and will depend upon, among other factors, the Company's results of operations, financial condition, capital requirements and contractual restrictions pursuant to the Company's Credit Facilities. The covenants under the Company's existing Credit Facilities currently prohibit Y&R from declaring and paying cash dividends; any cash dividend is therefore contingent upon a renegotiation or refinancing of the existing Credit Facilities in order to remove such restriction. The Company has received a commitment letter in respect of the New Facility, which the Company expects to enter into effective upon the consummation of the Offerings, which New Facility would replace the Credit Facilities. The New Facility is expected to contain certain financial and operating restrictions and covenant requirements, and is expected to permit the payment of cash dividends except in the event of a continuing default under the credit agreement. The New Facility is subject to execution of definitive documentation and a number of other closing conditions, and there can be no assurance that the Company will be successful in consummating such Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The following table sets forth the Company's consolidated cash and cash equivalents, current portion of installment notes and loans payable and capitalization as of December 31, 1997 on (i) an actual basis; (ii) a pro forma basis giving effect to the termination of the redemption feature and subsequent reclassification of the Mandatorily Redeemable Equity Securities to stockholders' deficit upon consummation of the Offerings; and (iii) a pro forma as adjusted basis giving further effect to the sale of 6,666,667 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom as described in "Use of Proceeds" and the non-recurring, non-cash, after-tax compensation charge resulting from the vesting of Restricted Stock.



                                                                    AS OF DECEMBER 31, 1997
                                                              -----------------------------------
                                                                             PRO       PRO FORMA
                                                               ACTUAL       FORMA     AS ADJUSTED
Cash and cash equivalents...................................  $ 160,263   $ 160,263    $ 160,263
                                                              =========   =========    =========
Current portion of installment notes and loans payable......     13,996      13,996       13,996
                                                              =========   =========    =========
Long-term debt:
  Installment notes payable.................................      6,503       6,503        6,503
  Loans payable:
     Term loan facility(1)..................................    299,000     299,000      159,500
     Revolving credit facility..............................     31,552      31,552       31,552
                                                              ---------   ---------    ---------
          Total long-term debt..............................    337,055     337,055      197,555
                                                              ---------   ---------    ---------
Mandatorily Redeemable Equity Securities:
  Common Stock, $.01 par value, 250,000,000 shares
     authorized; 50,658,180 shares issued and outstanding
     (actual) and no shares issued and outstanding (pro
     forma and pro forma as adjusted)(2)....................    508,471          --           --
                                                              ---------   ---------    ---------
Stockholders' deficit:
  Cumulative Preferred Stock:
     Money Market Preferred Stock -- variable dividend;
       liquidating value of $7.67 per share; one-tenth of
       one vote per share; 10,000,000 shares authorized; no
       shares issued and outstanding........................         --          --           --
     Cumulative Participating Junior Preferred
       Stock -- $            dividend; liquidating value of
       $100.00 per share; 100 votes per share; 2,500,000
       shares authorized (pro forma as adjusted); no shares
       issued and outstanding (pro forma as adjusted)(3)....         --          --           --
  Common Stock, $.01 par value, 250,000,000 shares
     authorized (actual and pro forma); 250,000,000 shares
     authorized (pro forma as adjusted); 11,086,950 shares
     issued and outstanding (actual); 61,745,130 shares
     issued and outstanding (pro forma) and 66,555,952
     shares issued and outstanding (pro forma as
     adjusted)(2)(4)(5).....................................        111         617          665
  Capital surplus(2)(5).....................................     23,613     531,578      741,991
  Accumulated deficit(6)....................................   (522,866)   (522,866)    (645,409)
  Cumulative translation adjustment.........................    (16,577)    (16,577)     (16,577)
  Pension liability adjustment..............................       (706)       (706)        (706)
                                                              ---------   ---------    ---------
  Subtotal..................................................   (516,425)     (7,954)      79,964
Common stock in treasury....................................     (8,550)     (8,550)      (8,550)
Unearned compensation-Restricted Stock(5)...................   (136,739)   (136,739)          --
                                                              ---------   ---------    ---------
          Total stockholders' (deficit) equity..............   (661,714)   (153,243)      71,414
                                                              ---------   ---------    ---------
          Total capitalization..............................  $ 183,812   $ 183,812    $ 268,969
                                                              =========   =========    =========

------------------------------

(1) The pro forma as adjusted column reflects the application of $139,500 of estimated net proceeds to the Company from the Offerings to repay a portion of the borrowings outstanding under the term loan portion of the Credit Facilities.


(2) From the date of consummation of the Recapitalization and through the date of consummation of the Offerings, all outstanding shares of Common Stock, exclusive of shares of Common Stock held in the Restricted Stock Trust, are redeemable, subject to certain restrictions, at the option of the stockholder. Accordingly, all such shares of Common Stock have been recorded at their redemption values and classified as Mandatorily Redeemable Equity Securities in the Company's historical balance sheets at December 31, 1996 and 1997, respectively. The pro forma December 31, 1997 balance sheet reflects the reclassification of the $508,471 carrying value of Mandatorily Redeemable Equity Securities to stockholders' deficit in connection with the termination of the redemption feature upon consummation of the Offerings, of which $506 is attributable to the par value of the 50,658,180 common shares and the remaining $507,965 is attributable to capital surplus. See Notes 2, 15 and 16 to the Consolidated Financial Statements.



(3) Reflects the authorization of 2,500,000 shares of Cumulative Participating Junior Preferred Stock which is effective upon the closing of the Offerings. See "Description of Capital Stock -- Rights Plan."



(4) Excludes 31,013,205 shares of Common Stock issuable upon exercise of options outstanding at a weighted average exercise price of $6.84 at December 31, 1997. See "Management -- Executive Compensation."



(5) Pro forma as adjusted common stock and capital surplus reflect an increase of $48 and $210,413, respectively, for the following: (i) a $139,500 increase resulting from the issuance of 6,666,667 newly issued shares of Common Stock in the Offerings (of the $139,500 net increase in stockholders' equity, $67 is attributable to Common Stock for the par value of the 6,666,667 shares issued with the remaining $139,433 increasing capital surplus); (ii) a $207,700 increase resulting from the vesting of the 9,231,105 shares of Restricted Stock (based upon an assumed initial public offering price of $22.50 per share) allocated to employees as of the date of consummation of the Offerings (of the $207,700 aggregate increase to Common Stock and capital surplus, $92 is attributable to Common Stock for the par value of the 9,231,105 shares vested and $207,608 is attributable to capital surplus); and (iii) the elimination of the unearned compensation included as a component of stockholders' equity resulting from recognition of the Restricted Stock compensation charge (discussed in Note (6) below) in connection with the vesting of such awards upon consummation of the Offerings (this charge results in a $111 decrease in Common Stock (par value of the 11,086,950 shares of Common Stock held by the Restricted Stock Trust outstanding at December 31, 1997) and a decrease in capital surplus of $136,628).



(6) Reflects the vesting of the aggregate 9,231,105 shares of Restricted Stock allocated to employees as of the consummation of the Offerings and the resulting non-recurring, non-cash, after-tax compensation charge estimated at $122,543 (at an assumed initial public offering price of $22.50 per share) as an increase in the accumulated deficit herein. The charge to compensation expense will occur upon consummation of the Offerings. See "Management -- Executive Compensation -- The Restricted Stock Plan and Trust Agreement" and Note 15 to the Consolidated Financial Statements.

                                    DILUTION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     As of December 31, 1997, after giving effect to the termination of the redemption feature of the Mandatorily Redeemable Equity Securities upon the consummation of the Offerings, the Company had a pro forma deficit in net tangible book value of $269,880, or $4.37 per share of Common Stock based upon 61,745,130 pro forma shares of Common Stock outstanding. The deficit in pro forma net tangible book value per share is determined by dividing the pro forma deficit in net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of pro forma shares of Common Stock outstanding as of such date. After giving effect to the sale by the Company of the 6,666,667 shares of Common Stock offered hereby and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma as adjusted deficit in net tangible book value as of December 31, 1997 would have been $45,223 or $.68 per share of Common Stock. This represents an immediate decrease in the deficit in the pro forma net tangible book value of $3.69 per share to existing stockholders and immediate dilution of $23.18 per share to new investors purchasing shares of Common Stock in the Offerings. The following table illustrates dilution to new investors on a per share basis:



Assumed initial public offering price per share.............           $22.50
  Pro forma deficit in net tangible book value per share
     before the Offerings...................................  $4.37
  Decrease in deficit in pro forma net tangible book value
     per share attributable to new investors................  $3.69
                                                              -----
Pro forma as adjusted deficit in net tangible book value per
  share after the Offerings.................................           $  .68
                                                                       ------
Dilution per share to new investors.........................           $23.18
                                                                       ======



     The following table sets forth, as of the date of this Prospectus, a comparison of the number of shares of Common Stock owned by the existing stockholders and the new investors, the total consideration paid and the average price per share paid by the Company's existing stockholders and new investors purchasing shares of Common Stock from the Company in the Offerings.



                                            SHARES PURCHASED       TOTAL CONSIDERATION     AVERAGE
                                         ----------------------    -------------------      PRICE
                                           NUMBER       PERCENT     AMOUNT     PERCENT    PER SHARE
Existing stockholders(1)...............   60,200,040       90%     $273,676       65%      $ 4.55
New investors(1).......................    6,666,667       10       150,000       35        22.50
                                         -----------      ---      --------      ---
          Total........................   66,866,707      100%     $423,676      100%
                                         ===========      ===      ========      ===


------------------------------


(1) Sales of Common Stock by the Selling Stockholders in the Offerings will reduce the number of shares of Common Stock held by existing stockholders to 50,266,707, or approximately 75% of the total shares of Common Stock outstanding after the Offerings and will increase the number of shares held by new investors to 16,600,000, or approximately 25% of the total shares of Common Stock outstanding after the Offerings. See "Principal and Selling Stockholders."



     The foregoing tables exclude (i) an aggregate of 28,964,130 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Stock Option Plans and (ii) an aggregate of 2,598,105 shares reserved for issuance upon the exercise of outstanding options issued to certain of the Recapitalization Investors. See "Management -- Executive
Compensation -- Management Stock Option Plan" and "-- 1997 ICP."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following selected consolidated balance sheet data and consolidated statement of operations data as of and for the years 1993 through 1997 have been derived from the Company's audited annual consolidated financial statements, including the consolidated balance sheets at December 31, 1996 and 1997 and the related consolidated statements of operations and of cash flows for the three years ended December 31, 1997 and the notes thereto appearing elsewhere in this Prospectus. The selected consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the Consolidated Financial Statements and related notes thereto appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                     YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------------------------
                                                      1993       1994        1995         1996         1997
STATEMENT OF OPERATIONS DATA:

  Revenues........................................  $905,770   $959,275   $1,085,494   $1,222,139   $1,382,740
  Compensation expense, including employee
    benefits(1)...................................   583,723    594,322      672,026      730,261      836,150
  General and administrative expenses(1)..........   312,083    323,087      356,523      391,617      463,936
  Recapitalization-related charges(2).............        --         --           --      315,397           --
  Other operating (income) charges(2).............   (11,714)     4,507       31,465       17,166       11,925
                                                    --------   --------   ----------   ----------   ----------
    Operating expenses............................   884,092    921,916    1,060,014    1,454,441    1,312,011
                                                    --------   --------   ----------   ----------   ----------
  Income (loss) from operations...................    21,678     37,359       25,480     (232,302)      70,729
  Interest income.................................    10,646     12,100        9,866       10,269        8,454
  Interest expense................................   (17,958)   (23,027)     (27,441)     (28,584)     (42,879)
                                                    --------   --------   ----------   ----------   ----------
  Income (loss) before income taxes...............    14,366     26,432        7,905     (250,617)      36,304
  Income tax provision (benefit)..................     8,583     12,998        9,130      (20,611)      58,290
                                                    --------   --------   ----------   ----------   ----------
                                                       5,783     13,434       (1,225)    (230,006)     (21,986)
  Equity in net income (loss) of unconsolidated
    companies.....................................       102      4,740        5,197       (9,837)         342
  Minority interest in net (income) loss of
    consolidated subsidiaries.....................    (1,271)    (2,742)      (3,152)       1,532       (2,294)
                                                    --------   --------   ----------   ----------   ----------
  Income after taxes and before accounting
    changes.......................................     4,614     15,432          820     (238,311)     (23,938)
  Cumulative effect of accounting changes (net of
    tax benefit of $3,400)........................    (5,100)        --           --           --           --
                                                    --------   --------   ----------   ----------   ----------
  Net (loss) income...............................  $   (486)  $ 15,432   $      820   $ (238,311)  $  (23,938)
                                                    ========   ========   ==========   ==========   ==========
  Basic and diluted loss per common share(3)......                                                  $     (.51)
  Weighted average shares outstanding(3)..........                                                  46,949,355
  Supplemental loss per common share(4)...........                                                  $     (.37)
OTHER OPERATING DATA:
  EBITDA(1)(5)....................................  $ 59,282   $ 77,662   $   72,972   $  147,221   $  139,375
  Net cash provided by operating activities.......    15,426     43,314       79,809      178,064      224,511
  Net cash used in investing activities...........    34,226     49,941       45,821       76,094       67,142
  Net cash (provided by) used in financing
    activities....................................   (41,644)    30,705       50,025       12,614       98,667
  Capital expenditures............................    25,241     33,196       42,096       51,792       51,899
  International revenues as a % of total
    revenues(6)...................................     51.7%      53.6%        54.7%        53.3%        52.2%


                                                                 AS OF DECEMBER 31,
                                    ----------------------------------------------------------------------------
                                                                                         1997          1997
                                      1993        1994         1995         1996        ACTUAL     PRO FORMA(11)
BALANCE SHEET DATA:
  Working capital (deficit)(7)....  $100,519   $   72,651   $   27,827   $ (196,509)  $ (106,169)   $ (106,169)
  Total assets(8).................   998,808    1,118,846    1,226,581    1,598,812    1,528,019     1,528,019
  Total debt(9)...................   197,929      256,032      230,831      267,238      351,051       351,051
  Mandatorily Redeemable Equity
    Securities(10)................        --           --           --      363,264      508,471            --
  Total equity (deficit)..........   123,661       69,982      (55,485)    (480,033)    (661,714)     (153,243)

------------------------------
 (1) For a discussion of charges included in compensation expense, including employee benefits, and general and administrative expenses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."


 (2) For a discussion of Recapitalization-related and other operating charges, see Notes 4 and 6 to the Consolidated Financial Statements.



 (3) Basic net loss per common share for 1997 was computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding excludes 11,086,950 shares of Common Stock held by the Restricted Stock Trust, as such shares vest upon the consummation of an initial public offering, or the six-month anniversary thereof, a condition which was not satisfied at December 31, 1997. Diluted net loss per common share for 1997 was computed in the same manner as basic net loss per common share since the inclusion of potential common shares would be antidilutive.



     At December 31, 1997, the Company had outstanding options to purchase 31,013,205 shares of Common Stock with a weighted average exercise price of $6.84 that could potentially dilute basic earnings per share in the future. These options were excluded from the computation of diluted net loss per common share because the effect for 1997 would be antidilutive. In addition, at December 31, 1997, a maximum of 11,086,950 shares of Common Stock held by the Restricted Stock Trust would vest and be dilutive as a result of the consummation of the Offerings. See "Management -- Executive Compensation -- The Restricted Stock Plan and Trust Agreement" and Notes 3, 15 and 21 to the Consolidated Financial Statements.


     Earnings per share for 1995 and 1996 cannot be computed because the Company's capital structure prior to the Recapitalization consisted of both common shares and limited partnership units in predecessor entities. See
     Note 4 to the Consolidated Financial Statements.


 (4) The supplemental loss per common share was computed by dividing the supplemental loss of $19,587 by the supplemental shares of 53,616,022. The supplemental loss of $19,587 has been computed by adjusting the historical net loss for 1997 to reflect the following: (i) additional interest cost, net of the related tax benefit of $1,410 (computed utilizing an interest rate and statutory tax rate of 7.0% and 41.0% respectively), associated with the $161,700 of Recapitalization-related borrowings under the Company's Credit Facilities, which occurred on March 18, 1997, as if such borrowings had occurred as of January 1, 1997 and (ii) the reduction in interest cost, net of tax, of $5,761 (computed utilizing an interest rate and statutory tax rate of 7.0% and 41.0% respectively) associated with $139,500 of the net proceeds of the Offerings to the Company, which is expected to be utilized to repay a portion of the outstanding borrowings under the term loan portion of the Company's Credit Facilities, as if the debt repayment had occurred as of January 1, 1997.



     The supplemental shares of 53,616,022 were computed by adding the 6,666,667 shares of Common Stock offered by the Company to the 46,949,355 weighted average shares outstanding as of December 31, 1997. See "Capitalization."



     Based upon an assumed initial public offering price of $22.50, the consummation of the Offerings will give rise to a non-recurring, non-cash, pre-tax charge of $207,700 ($122,543 net of the related tax benefit assuming a statutory tax rate of 41.0%) arising from the vesting of the aggregate of 9,231,105 shares of Restricted Stock allocated to employees as of the date of the consummation of the Offerings. The determination of supplemental loss for 1997 does not give effect to this charge due to its non-recurring nature. See "Management -- Executive Compensation -- The Restricted Stock Plan and Trust Agreement" and Note 15 to the Consolidated Financial Statements.



 (5) EBITDA is defined as income (loss) from operations, before depreciation and amortization, other non-cash charges and Recapitalization-related charges. EBITDA is presented because it is a widely accepted financial indicator and is generally consistent with the definition used for covenant purposes contained in the Company's existing credit facilities; however, EBITDA may not be comparable to other registrants' calculation of EBITDA or similarly titled items. EBITDA should not be considered as an alternative to net income (loss) as a measure of operating results in accordance with generally accepted accounting principles or as an alternative to cash flows as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations." EBITDA for 1996 and 1997 are before $11,096 and $11,925, respectively, of non-cash charges primarily related to impairment write-downs which are included in other operating charges. See Notes 4 and 6 to the Consolidated Financial Statements.


 (6) International revenues include all revenues earned outside the United
     States.

 (7) Working capital deficit as of December 31, 1996 includes approximately $161,700 of accruals related to the Recapitalization which were paid in 1997 through long-term borrowings. Working capital deficit as of December 31, 1997 is the result of improved collection of accounts receivable and use of cash to repay short-term borrowings under the Company's Credit Facilities during 1997. See the Consolidated Statements of Cash Flows and
     Note 4 to the Consolidated Financial Statements.

 (8) Total assets as of December 31, 1997 (actual and pro forma) include net deferred tax assets of $157,024, $75,135 of which relate to NOL carryforwards of approximately $140,409 for U.S. tax purposes and approximately $69,231 for foreign tax purposes. See Note 9 to the Consolidated Financial Statements.

 (9) Total debt includes current and non-current loans and installment notes. See Notes 13 and 14 to the Consolidated Financial Statements.


(10) From the date of consummation of the Recapitalization and through the date of consummation of the Offerings, all outstanding shares of Common Stock, exclusive of shares of Common Stock held in the Restricted Stock Trust, are redeemable, subject to certain restrictions, at the option of the stockholder. Accordingly, all such shares of Common Stock have been recorded at their redemption values and classified as Mandatorily Redeemable Equity Securities in the Company's historical balance sheets at December 31, 1996 and 1997, respectively. See Notes 2, 15 and 16 to the Consolidated Financial Statements.


(11) The pro forma December 31, 1997 balance sheet reflects the termination of the redemption feature and subsequent reclassification of Mandatorily Redeemable Equity Securities, as discussed in Note (10) above, to stockholders' equity. See "Capitalization" and Notes 2, 15 and 16 to the Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements.

OVERVIEW

     Y&R is the fifth largest marketing and communications organization in the world, with integrated services in advertising, direct marketing and sales promotion, perception management and public relations, branding consultation and design services, and healthcare communications. Y&R's revenues were approximately $1.4 billion in 1997, having grown at a compound annual rate of 12.9% from 1995 to 1997.

     Y&R's revenues consist principally of commissions and fees received by the Company from its clients. Commissions are derived using a negotiated percentage of an advertiser's media and production spending through Y&R. Fees are based on hours spent and costs incurred by agency staff plus a negotiated mark-up. Commission revenue is recognized primarily when media placements appear on television, on radio or in print, and when labor and production costs are billed. Fee revenue is recognized when services are rendered.

     Y&R has also implemented certain incentive-oriented compensation arrangements with several clients to further strengthen client relationships and reward Y&R for superior performance. These incentive arrangements create a range of compensation which could result in either higher or lower revenues and operating margins than a more traditional commission or fee arrangement. Incentive levels are determined with reference to agreed upon operating, performance and other benchmarks, with respect to both clients' businesses as well as Y&R's performance. Although incentive arrangements did not materially impact Y&R's revenues in 1997, management believes that additional clients may request that Y&R institute incentive compensation arrangements in the future.


     Y&R's revenues are diversified across geographic regions, various sectors of the economy and among many clients. In 1997, approximately 47.8% of Y&R's revenues were derived from its U.S. operations, with approximately 34.2% coming from its European operations and the rest divided among its operations in Latin America, Australia/New Zealand, Asia, Canada and Africa. For the years 1995, 1996 and 1997, the Company's revenue from any one country, other than the United States, has not exceeded 10% of the Company's consolidated revenues. The United Kingdom, Germany, Brazil, France, Australia, the Netherlands, Italy, Canada and Switzerland represent the Company's largest sources of revenues by country (other than the United States).Y&R represents clients in various industries, including automotive, consumer packaged goods, financial services, food and beverage, government services and telecommunications. Y&R's revenues are diversified across its approximately 5,500 client accounts, with the largest client and the top 20 clients accounting for approximately 10.0% and 40.5%, respectively, of revenues in 1997.


     Y&R has two principal categories of operating expenses: compensation expense and general and administrative expenses. Y&R's largest expense is compensation, which includes the salaries, bonuses and benefits of all employees, as well as fees paid to freelance contractors. General and administrative expenses principally consist of facilities' costs, depreciation, amortization, new business costs, travel expenses and professional fees.


     From the time of its founding until 1996, Y&R was wholly owned by its employees. As further described in Note 4 to the Consolidated Financial Statements, in December 1996, Y&R consummated the Recapitalization, which resulted in the recording of a pre-tax charge of $315.4 million in 1996. In connection with the Recapitalization, the Company issued Restricted Stock. Based upon an assumed initial offering price of $22.50, the consummation of the Offerings will give rise to a non-recurring, non-cash, pre-tax charge of $207.7 million ($122.5 million net of the related tax benefit assuming a statutory tax rate of 41.0%) from the vesting of an aggregate of 9,231,105 shares of Restricted Stock allocated to employees as of the date of consummation of the Offerings.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items derived from the Company's consolidated statements of operations and the percentages of revenue represented by such items. Totals may not add due to rounding.


                                                                  YEARS ENDED DECEMBER 31,
                                          -------------------------------------------------------------------------
                                                       % OF                      % OF                      % OF
                                           1995      REVENUES        1996      REVENUES        1997      REVENUES
                                                                    (DOLLARS IN MILLIONS)
Revenues................................  $1,085.5       100.0%     $1,222.1       100.0%     $1,382.7       100.0%
Compensation expense, including employee
  benefits..............................    672.0         61.9%       730.3         59.8%       836.2         60.5%
General and administrative expenses.....    356.5         32.8%       391.6         32.0%       463.9         33.6%
Recapitalization-related charges........       --          0.0%       315.4         25.8%          --          0.0%
Other operating charges.................     31.5          2.9%        17.2          1.4%        11.9          0.9%
                                          -------    ---------      -------    ---------      -------    ---------
Income (loss) from operations...........     25.5          2.3%      (232.3)       (19.0%)       70.7          5.1%
Net income (loss).......................  $   0.8          0.1%     ($238.3)       (19.5%)    ($ 23.9)        (1.7%)
                                          =======    =========      =======    =========      =======    =========
EBITDA..................................  $  73.0          6.7%     $ 147.2         12.0%     $ 139.4         10.1%


  1997 COMPARED TO 1996

     Consolidated worldwide revenues for 1997 increased by 13.1% to $1,382.7 million from $1,222.1 million in 1996. Consolidated U.S. revenues for 1997 increased by 15.8% to $661.3 million from $571.1 million in 1996. Consolidated international revenues for 1997 increased by 10.8% to $721.4 million from $651.0 million in 1996. Of the worldwide revenue increase, 13.6% was due to organic growth (including net new business gains and higher net revenues from existing clients) and 3.0% was due to the acquisition of majority interests in investments previously accounted for under the equity method. Such increases were partially offset by a 3.5% decline related to a strengthening (on average) of the U.S. dollar against foreign currencies. New business was generated from new client accounts such as Campbell's Soup, Citibank, Merck and United Airlines.

     Compensation expense for 1997 increased by 14.5% to $836.2 million from $730.3 million in 1996. Compensation expense for 1997 increased as a percentage of revenues to 60.5% from 59.8% in 1996. The growth in compensation expense was generally in line with revenue growth and also included a $12.3 million charge primarily for deferred compensation awards granted to senior executives in 1997.


     General and administrative expenses for 1997 increased by 18.5% to $463.9 million from $391.6 million in 1996. General and administrative expenses increased as a percentage of revenues to 33.6% in 1997 from 32.0% in 1996. The higher rate of growth in general and administrative expenses compared to revenues was primarily attributable to a $25.5 million write-off of accounts receivable, costs billable to clients and other capitalized costs recorded in 1997 with respect to the operations of Burson-Marsteller in Europe and Asia. The write-offs in Europe were primarily related to Burson-Marsteller's implementation of a new management information system in 1997 which resulted in delayed and inaccurate billing of certain clients and necessitated the creation of additional reserves against accounts receivable and costs billable to clients. The write-offs in Asia were attributable to the Company's evaluation of Burson-Marsteller's recent operating performance in Asia and the determination that Burson-Marsteller was unlikely to collect certain accounts receivable and costs billable to clients. As a result of its analysis of the circumstances which led to these write-offs, the Company has made management changes at Burson-Marsteller in Europe and Asia and implemented additional financial control and reporting requirements for these operations, including strengthening controls and procedures regarding regional billing and collection practices.



     In 1997, the Company had income from operations of $70.7 million compared to a loss from operations of $232.3 million in 1996, primarily due to the Recapitalization-related charges of $315.4 million. Income from operations in 1997 included $47.6 million of depreciation expense, $9.1 million of goodwill amortization and $11.9 million of other operating charges for asset impairment write-downs principally related to certain operations in the United States, Africa, Latin America and Europe. As a result, EBITDA for 1997 was $139.4 million.

     Net interest expense (interest expense net of interest income) increased by $16.1 million in 1997 compared to 1996. The increase was primarily due to higher average borrowing levels in 1997 as a result of the Recapitalization in December 1996. The net proceeds to the Company from the Offerings are expected to be used to repay a portion of the borrowings under the term loan portion of the Credit Facilities. Therefore, the Company expects to have lower average borrowing levels in 1998.

     The effective income tax rate for 1997 was 160.6%. The primary difference between the U.S. statutory tax rate and Y&R's effective tax rate in 1997 resulted from incremental foreign taxes arising from losses outside the United States which provided little or no tax benefit. The effective income tax rate for 1996 was a benefit of 8.2%. This reflects the tax benefit from the Recapitalization-related charges partially offset by foreign income taxed at rates greater than the U.S. statutory rate. See Note 9 to the Consolidated Financial Statements.

     Net income of unconsolidated companies was $0.3 million in 1997 compared to a loss of $9.8 million in 1996. A $9.3 million charge to write down an Australian equity investment was recorded in 1996.

     Minority interest in net loss of consolidated subsidiaries increased $3.8 million in 1997 compared to 1996, primarily reflecting the minority interest share of charges for asset impairment write-downs relating to an Italian operation in 1996.

     Net loss for 1997 was $23.9 million compared to a net loss of $238.3 million in 1996, primarily as a result of charges recorded in connection with the Recapitalization.

  1996 COMPARED TO 1995

     Consolidated worldwide revenues for 1996 increased by 12.6% to $1,222.1 million from $1,085.5 million in 1995. Consolidated U.S. revenues for 1996 increased by 16.0% to $571.1 million from $492.3 million in 1995. Consolidated international revenues for 1996 increased by 9.7% to $651.0 million from $593.2 million in 1995. Of the worldwide revenue increase, 12.9% was attributable to organic growth (including net new business gains and higher net revenues from existing clients) and 0.7% was due to businesses acquired. Such increases were partially offset by a 1.0% decline related to a strengthening (on average) of the U.S. dollar against foreign currencies. New business was generated from new client accounts such as Blockbuster Video, Equal, Ericsson, H&R Block and Novell.

     Compensation expense for 1996 increased by 8.7% to $730.3 million from $672.0 million in 1995. Compensation expense decreased as a percentage of revenues to 59.8% in 1996 from 61.9% in 1995. Such decrease primarily reflects productivity improvements resulting from selected staff reductions in connection with a productivity improvement plan implemented by the Company at the end of 1995.

     General and administrative expenses for 1996 increased by 9.8% to $391.6 million from $356.5 million in 1995. General and administrative expenses decreased as a percentage of revenues to 32.0% in 1996 from 32.8% in 1995, primarily due to improved cost controls.

     Recapitalization-related expenses of $315.4 million were incurred in 1996, primarily related to the cancellation of the Company's former equity-based compensation and stock option plans. See Note 4 to the Consolidated Financial Statements.

     In 1996, the Company recorded a $17.2 million charge for asset impairment write-downs for certain European and Latin American operations. In 1995, the Company recorded a restructuring charge of $24.4 million in connection with a productivity improvement plan and charges of $7.1 million, primarily to dispose of certain non-strategic European agencies.

     In 1996, the Company had a loss from operations of $232.3 million compared to income from operations of $25.5 million in 1995. The loss from operations of $232.3 million in 1996 included $42.0 million of depreciation expense, $11.0 million of goodwill amortization, $315.4 million of Recapitalization-related charges and $11.1 million of non-cash, non-recurring operating charges principally for asset impairment write-downs for certain operations in Europe and Latin America. As a result, EBITDA for 1996 was $147.2 million.

     Net interest expense (interest expense net of interest income) increased by $0.7 million in 1996 compared to 1995. The increase was primarily due to $2.9 million in prepayment penalties relating to the repayment, in connection with the Recapitalization, of $100 million of 7.01% senior notes and $40 million of 8.75% senior notes. Excluding these prepayment penalties, net interest expense in 1996 decreased by $2.2 million versus 1995, resulting from lower average interest rates combined with lower average borrowing levels in 1996. See Note 4 to the Consolidated Financial Statements.

     The effective income tax rate for 1996 was a benefit of 8.2%. This reflects the tax benefit for the Recapitalization-related charges partially offset by foreign income taxed at rates greater than the U.S. statutory rate. The effective income tax rate for 1995 was 115.5%. The primary difference between the statutory tax rate and Y&R's effective tax rate in 1995 resulted from foreign income taxed at rates greater than the U.S. statutory rate. See Note 9 to the Consolidated Financial Statements.

     Net loss of unconsolidated companies was $9.8 million in 1996 compared to income of $5.2 million in 1995. A $9.3 million charge to write down an Australian equity investment as well as lower earnings reported by the Company's joint ventures with Dentsu, Inc. contributed to the net loss in 1996.

     Minority interest in net loss of consolidated subsidiaries decreased $4.7 million in 1996 compared to 1995, reflecting the minority interest share of charges for asset impairment write-downs relating to an Italian operation in 1996.

     Net loss for 1996 was $238.3 million compared to net income of $0.8 million in 1995, primarily as a result of charges recorded in connection with the Recapitalization.

LIQUIDITY AND CAPITAL RESOURCES

     The Company historically has financed its working capital, capital expenditures, acquisitions and equity repurchases from cash generated from operations and third party borrowings.


     Cash and cash equivalents at December 31, 1997 increased by 45.5% to $160.3 million from $110.2 million at December 31, 1996. For 1997, the Company generated operating cash flows of $224.5 million which represented a 26.1% increase in operating cash flows versus 1996. The Company achieved an improvement in net cash flow from operating activities due, in part, to increased focus on cash flow management, including improvements in the timing of billings and the relationship between the collection of accounts receivable and the payment of obligations to media and other suppliers. Operating cash flows and third-party borrowings were used for capital expenditures, acquisition requirements and equity repurchases.



     Investing activities in 1997 included $51.9 million for capital expenditures and $11.3 million for acquisitions. The majority of capital expenditures were for technology-related purchases, while the remaining expenditures were for leasehold improvements, furniture and equipment. The $11.3 million for acquisitions primarily consisted of increases in investments in equity affiliates in the United States, Europe, Latin America and Australia/New Zealand. Capital expenditures are estimated to be approximately $72.5 million for 1998 primarily for real estate and information technology, with the increase over 1997 primarily related to leasehold improvements in London, New York and Paris.



     In December 1996, Y&R consummated the Recapitalization. Pursuant to the Recapitalization, all of the Company's outstanding equity and equity-related units and options to purchase such units were either acquired for cash consideration or cancelled and exchanged for new equity interests or options to purchase new equity interests. The Recapitalization was financed by $242 million contributed by the Recapitalization Investors and by borrowings under the Credit Facilities. The Credit Facilities consist of a six and one-half year $400 million term loan and a six and one-half year $300 million revolving credit facility. As a result of the timing of Recapitalization-related payments, net cash used in financing activities increased from $12.6 million in 1996 to $98.7 million in 1997.

     At December 31, 1997, the Company had $330.6 million in outstanding indebtedness under the Credit Facilities. The Company expects to fund its payments of principal and interest under the Credit Facilities with internally generated funds and from various external sources including additional financings and the sale of Common Stock by the Company in the Offerings.


     At December 31, 1997, the Company recorded a net deferred tax asset of $157.0 million, $75.1 million of which related to net operating loss ("NOL") carryforwards of approximately $140.4 million for U.S. tax purposes which expire in the year 2012 and approximately $69.2 million of NOL carryforwards for foreign tax purposes with carryforward periods ranging from one year to an indefinite time. The available net deferred tax assets principally resulted from compensation payments made in connection with the Recapitalization. Based upon an assumed initial public offering price of $22.50, the consummation of the Offerings will give rise to a non-recurring, non-cash, pre-tax charge of $207.7 million, which will generate additional tax benefits to the Company estimated at $85.2 million.


     As required by the Credit Facilities, the Company has entered into interest rate exchange agreements with off-balance sheet risk in order to reduce its exposure to changes in interest rates on its variable rate long-term debt. As of December 31, 1997, the Company had obtained interest rate protection agreements with respect to $275.0 million of indebtedness, which effectively changed the Company's interest rate under the Credit Facilities to fixed rate borrowings. The interest rate protection agreements mature at various times through 2001.

     The Company's Consolidated Financial Statements are denominated in U.S. dollars. In 1997, Y&R derived approximately 52.2% of its revenues from operations outside of the United States. Currency fluctuations may give rise to translation gains or losses when financial statements of foreign operating units are translated into U.S. dollars. Significant strengthening of the U.S. dollar against other major foreign currencies could have a material adverse effect on Y&R's results of operations. Most of the Company's revenues are billed in the same currency as the costs incurred to support the revenues, thereby reducing exposure to currency fluctuations. The Company typically does not hedge foreign currency profits into U.S. dollars, believing that over time the costs of a hedging program would outweigh any benefit of greater predictability in the Company's U.S. dollar-denominated profits. However, the Company selectively hedges some positions where management believes it is economically beneficial to do so, and bases its foreign subsidiary capitalization, debt and dividend policies on minimizing currency risk. The Company also seeks, through pricing and other means, to anticipate and avoid economic currency losses.


     Management believes cash flows from operations coupled with availability under the New Facility are adequate to support its short-term cash requirements for capital expenditures, repayment of debt and maintenance of working capital. The Company anticipates that future cash flows from operations plus funds from various external sources including the New Facility and additional financings will be adequate to support the long-term cash requirements as presently contemplated.



     The Company expects to prepay certain non-negotiable subordinated payment obligations of approximately $15.2 million on June 30, 1998 using available cash or borrowings under the New Facility. The non-negotiable subordinated payment obligations were incurred by the Company in connection with the termination of employment of certain former employee stockholders. Such payment obligations are repayable at the Company's election in four annual installments and bear interest at a rate equal to the applicable United States federal rate in effect under Section 1274(d) of the Internal Revenue Code of 1986, as amended.



     The Company expects to commence the declaration and payment of a regular quarterly cash dividend in the last quarter of 1998. However, any determination to pay dividends will be at the discretion of the Company Board and will depend upon, among other factors, the Company's results of operations, financial condition, capital requirements and contractual restrictions pursuant to the Company's Credit Facilities. The covenants under the Company's existing Credit Facilities currently prohibit Y&R from declaring and paying cash dividends; any cash dividend is therefore contingent upon a renegotiation or refinancing of the existing Credit Facilities in order to remove such restriction. The Company has received a commitment letter in respect of the New Facility which would replace the Credit Facilities and the Company expects to enter into the New Facility effective upon the consummation of the Offerings. The New Facility is expected to contain certain financial and operating restrictions and covenant requirements, and is expected to permit the payment of cash dividends except in the event of a continuing default under the credit agreement. The New Facility is subject to execution of definitive documentation and a number of other closing conditions, and there can be no assurance that the Company will be successful in consummating the New Facility.


SEASONALITY

     The Company's revenues generally reflect the media buying patterns of advertisers and are concentrated in the second and fourth quarters of the year.

YEAR 2000 COMPLIANCE

     The Company is conducting a comprehensive review of its computer systems to identify all software applications that could be affected by the inability of many existing computer systems to process time-sensitive data accurately beyond the year 1999 (referred to as the "Year 2000" issue). The Company intends to modify or replace all affected systems for compliance with the Year 2000 issue. The Company is also monitoring the adequacy of the processes and progress of third-party vendors of systems that may be affected by the Year 2000 issue. Y&R is dependent on third-party computer systems and applications, particularly with respect to such critical tasks as accounting, billing and buying, planning and paying for media, as well as on its own computer systems. While Y&R believes its process is designed to be successful, because of the complexity of the Year 2000 issue and the interdependence of organizations using computer systems, it is possible that Y&R's efforts, or those of third parties with whom Y&R interacts, will not be satisfactorily completed in a timely fashion. Failure to satisfactorily address the Year 2000 issue could have a material adverse effect on Y&R's prospects, business, financial condition and results of operations.

     The costs of Y&R's Year 2000 project have not been determined but are not expected to have a material adverse effect on the Company. However, there can be no assurance that Y&R will not experience cost overruns or delays in connection with its plan for replacing or modifying systems, which could have a material adverse effect on Y&R's prospects, business, financial condition and results of operations.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS


     In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), were issued. In February 1998, Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" -- ("SFAS 132"), was issued. The Company anticipates that the adoption of SFAS 130, SFAS 131 and SFAS 132 will not have a significant effect on its 1998 financial statements. See Note 2 to the Consolidated Financial Statements.

                                    BUSINESS

GENERAL

     Young & Rubicam Inc. is the fifth largest consolidated marketing and communications organization in the world. Since its founding 75 years ago, Y&R has evolved from a single New York-based advertising agency to a diversified global marketing and communications company operating in 128 cities in 76 countries worldwide as of December 31, 1997. The Company operates through such internationally recognized market leaders as Young & Rubicam Advertising (full-service advertising), Wunderman Cato Johnson (direct marketing and sales promotion), Burson-Marsteller (perception management and public relations), Landor Associates (branding consultation and design services) and Sudler & Hennessey (healthcare communications), along with smaller complementary business units, including The Bravo Group (multi-cultural marketing and communications), Brand Dialogue (digital interactive branding and digital commerce), The Chapman Agency (direct marketing) and The Media Edge (media planning, buying and placement services). Y&R's revenues in 1997 were approximately $1.4 billion, having grown at a compound annual rate of 12.9% from 1995 to 1997.

     Through multi-disciplinary, client-focused teams, Y&R provides clients with global access to fully integrated marketing and communications solutions. Among Y&R's approximately 5,500 client accounts are a number of large multinational organizations, including AT&T, Citibank, Colgate-Palmolive, Ford and Philip Morris. Y&R has maintained long-standing relationships with many of its clients, with the average length of relationship for the top 20 clients exceeding 20 years.

     Y&R's mission is to be its clients' most valued business partner in building, leveraging, protecting and managing clients' brands for both short-term results and long-term growth. Consistent with its mission, Y&R has developed an organizational and management structure designed to meet the diverse needs of its large global clients as well as the more specialized needs of its other clients. The Company's strategy combines this organizational and management structure with the aggressive pursuit of new business opportunities and continued investment in Y&R's business, personnel and superior consumer knowledge. Y&R further seeks to fulfill its mission by providing clients with superior creative services and extensive research capabilities, including access to Y&R's proprietary research tool, BrandAsset Valuator.

     In late 1992, Y&R created the Key Corporate Account ("KCA") program to enhance the coordination of services sought by clients from both a global coverage as well as an integrated solutions perspective. KCAs are large global client accounts that, as a group, contribute the greatest share of Y&R's revenues and profits, and are served on a multinational basis by two or more of Y&R's businesses. Y&R currently designates 42 of its client accounts as KCAs. Revenues from the KCAs, as a group, increased by 14.6% in 1997, and accounted for approximately 45.5% and 46.1% of consolidated revenues in 1996 and 1997, respectively. In order to further strengthen client relationships and reward Y&R for meeting or exceeding certain performance targets, Y&R is working with KCAs to adopt incentive compensation arrangements that align Y&R's compensation with its performance and its clients' business performance.

     As part of Y&R's client focus, Peter A. Georgescu, Chairman and Chief Executive Officer of Y&R, John P. McGarry, Jr., President of Y&R, Edward H. Vick, Chief Operating Officer of Y&R and Chairman and Chief Executive Officer of Young & Rubicam Advertising, and Thomas D. Bell, Jr., Executive Vice President of Y&R and President and Chief Executive Officer of Burson-Marsteller, all retain ongoing responsibilities for individual KCAs in addition to their managerial roles.

INDUSTRY OVERVIEW

     The marketing and communications industry encompasses a wide range of services used to develop and deliver messages to both broad and targeted audiences through multiple communication channels. The industry includes traditional advertising services as well as other marketing and communications services such as direct marketing and sales promotion, public relations, branding consultation and design services, new media marketing and other specialized services.

     Traditional advertising services include the development and planning of marketing and branding campaigns; the creative design and production of advertisements; the planning and buying of time and/or space in a variety of media, including broadcast and cable television, radio, newspapers, general interest/ specialty magazines, billboards and the internet; and the provision of consumer, product and other market research to clients on an ongoing basis. According to industry sources, growth in advertising expenditures has accelerated in recent years following the economic recession in the early 1990s, and worldwide advertising expenditures totaled approximately $387 billion in 1996. Industry sources have predicted that worldwide advertising spending will grow approximately 6% in 1998.

     Direct marketing and sales promotion incorporate a broad range of services, including direct mail and direct response television advertising (using toll-free 800 numbers), inbound and outbound telemarketing and database marketing. Sales promotion includes the planning, design and implementation of merchandising and sales promotions as well as design and implementation of targeted interactive campaigns. Industry sources have estimated a growth rate in 1998 of approximately 10% for both direct marketing and sales promotion.

     Perception management and public relations address clients' external corporate or brand positioning, public image and relations with key external constituencies. Functions provided by public relations firms include corporate communications, public affairs, lobbying, crisis management, issue advertising and internal, consumer grassroots communications.

     Branding consultation and design services encompass a range of services to create, build and revitalize clients' brands. Among these services are corporate identity, package design, retail design and branded environments, verbal branding and nomenclature systems, corporate literature and interactive branding.

     New media marketing services include interactive marketing campaigns and strategic consulting services, the design of internet websites, banners and home pages, the development of corporate intranets and digital commerce applications.

INDUSTRY TRENDS

     Several significant trends are changing the dynamics of the marketing and communications industries, including the following:

     GROWTH IN UNITED STATES MARKETING AND COMMUNICATIONS MARKETS. According to industry sources, advertising expenditures in the United States have continued to grow, increasing from approximately $140 billion in 1993 to approximately $175 billion in 1996. In industries such as telecommunications, where regulatory developments have encouraged increased competition among industry participants, a growing number of companies have sought to establish and enhance their brand images through comprehensive marketing and communications programs. In the healthcare industry, recent regulatory changes that eased restrictions on direct-to-consumer communications by pharmaceutical companies have also resulted in significant additional marketing and communications expenditures.

     GROWTH OF INTERNATIONAL MARKETING AND COMMUNICATIONS MARKETS. The globalization of markets and the deregulation of certain sectors of international markets have led to growth in demand for marketing and communications services by large corporate clients. An increasing number of companies are expanding globally and, where appropriate, are seeking consistent brand images and market positions for their products throughout the world. At the same time, however, companies continue to rely on their marketing and communications advisors to tailor their regional and local marketing approach to the demands, tastes and desires of the local marketplace. As international markets have expanded, particularly the markets in the Asia/Pacific and Latin American regions, non-U.S. advertising expenditures have grown more rapidly than U.S. expenditures. According to industry sources, non-U.S. advertising expenditures have increased from approximately 44% of worldwide expenditures in 1986 to approximately 55% in 1996.

     INVESTMENT IN BRAND DEVELOPMENT. In the 1980s, many advertisers focused their marketing campaigns on promotional advertising that emphasized price competition, often reducing brand loyalty. Over the last several years, however, advertisers have focused on the image or brand identity of their organizations, products and services in an effort to differentiate themselves from competitors and increase brand loyalty. This emphasis on brand development has increased the demand for delivery of consistent messages and, as a result, companies are seeking marketing and communications organizations which are able to coordinate resources across multiple disciplines, geographies and media.

     DEMAND FOR INTEGRATED SERVICE OFFERINGS. Increasingly, certain clients are turning to large marketing and communications organizations to provide integrated services across multiple disciplines. Such clients are seeking integrated services to ensure a consistent brand presence and maximize the effectiveness of their messages around the world, better coordinate their marketing activities and simplify and strengthen their relationships with their marketing partners. The demand for globally-integrated services has led to the creation of a small number of global marketing and communications companies, including Y&R, which strive to provide their clients with a full range of services in each of the local markets in which their clients operate. In addition, a substantial number of clients continue to require access to specialized service providers. Y&R has over 20 years of experience in organizing its companies to address this client need.

     INCREASED EMPHASIS ON TARGETED MARKETING. The desire of companies to reach their target audiences and quantify the effectiveness of their communications has resulted in greater demand for customized direct marketing methods, such as database marketing, infomercials, in-store promotions and interactive programs. These techniques enable companies to quantify the success of their campaigns and monitor the return on investment of their marketing expenditures through such mechanisms as response rate tracking. The desire to create more targeted marketing has been enhanced by the emergence of new media which permits more interactive methods of customizing and delivering messages. In certain developing economies, the technology infrastructure is improving, indicating increased potential for database marketing and communications.

STRATEGY

     Y&R's strategy consists of the following key components:

     INCREASE PENETRATION OF KEY CORPORATE ACCOUNTS. Y&R believes that significant opportunities exist to increase its share of KCA marketing and communications expenditures by leveraging its global network to provide integrated services to KCAs. Y&R has successfully increased its share of the marketing and communications expenditures of certain KCAs over the past few years. For example, Y&R has significantly expanded its relationship with Ford, winning new assignments in Brazil, Germany, Canada and the United States for Young & Rubicam Advertising, Wunderman Cato Johnson, Landor Associates and Brand Dialogue. KCAs also have increased their use of multiple services offered by Y&R over the same period. During 1997, Y&R's 20 largest clients used the capabilities of an average of five of the Company's marketing and communications services.

     Y&R has implemented a team concept for certain KCAs which utilize advertising, direct marketing and other marketing and communications services offered by Y&R. Each client team aligns Y&R employees from separate disciplines within the Company around KCAs and offers incentives to these employees to provide the highest quality service to the client without regard to Y&R's own internal corporate structure. In addition, Y&R seeks to improve KCA satisfaction by retaining independent consultants to conduct third-party audits with clients which measure Y&R's performance on a variety of criteria. Y&R intends to use this objective information to identify strengths, weaknesses and opportunities within KCA relationships.

     DEVELOP NEW CLIENT RELATIONSHIPS. The Company believes that there are significant opportunities for future revenue and profit growth by providing services to new clients in targeted industry sectors and to those clients seeking to build and maintain global, regional and local brands. Y&R has successfully used its integrated and global approach as an effective tool in winning new business. Y&R's win of the global Citibank account in August 1997 exemplifies the success of this strategy. Management believes that the acquisition of this new business was due, in part, to Y&R's ability to coordinate advertising and direct marketing activities for Citibank around the world. The Company believes that Citibank consolidated its advertising and direct marketing accounts with Y&R in order to establish a consistent brand identity around the world. In addition to Citibank, during the last 18 months, Y&R has won new business from clients including United Airlines and Campbell's Soup, both of whom were designated as KCAs.

     LEVERAGE EXISTING GLOBAL NETWORK. With a worldwide presence in 76 countries (including 14 countries where Y&R is represented by non-equity affiliations with local partners), the Company believes that it is well positioned to continue to benefit from the trend towards the globalization of client marketing and communications needs and the consolidation of such needs with a single international service provider. For example, in late 1995, Colgate-Palmolive consolidated its global advertising with Y&R, enabling Colgate-Palmolive to replace multiple campaigns created by various local agencies with a single campaign coordinated by Y&R's global network, while providing substantial cost savings to Colgate-Palmolive.


     CAPITALIZE ON EXISTING CAPABILITIES. Y&R intends to continue the development of its existing capabilities into more visible and accessible client services. For example, in 1997, Y&R launched a new unit, Brand Dialogue, to serve its clients in the areas of digital interactive branding and digital commerce and in the development and implementation of various interactive strategies, including website design, creation and production. To create this integrated unit, Y&R combined the existing interactive capabilities of Young & Rubicam Advertising and Wunderman Cato Johnson in the United States, Latin America, Europe and Asia/ Pacific. Management believes that Brand Dialogue represents a growth opportunity for Y&R, and the Company intends to make significant investments in new and emerging technologies to capitalize on these opportunities.


     In addition, in July 1997, the Company consolidated the United States media planning, buying and placement capabilities of Young & Rubicam Advertising, Wunderman Cato Johnson and The Media Edge (a media company acquired by Y&R in
1996) under The Media Edge name. With this consolidation, Y&R created a major United States media agency with approximately $3 billion in media billings, thereby enhancing its ability to negotiate effectively and secure discounts for media purchases on behalf of its clients. The Company believes that The Media Edge will provide a variety of media alternatives in various markets to existing and future clients. Y&R plans to continue to identify and leverage strengths and capabilities that can provide further differentiation for the Company and that can evolve into businesses that generate incremental revenues and profits.

     UTILIZE SUPERIOR CONSUMER KNOWLEDGE AND BRAND INSIGHTS. To assist its clients in building, leveraging, protecting and managing their brands, Y&R has developed and is maintaining extensive knowledge of consumer brand perceptions. In 1994, Y&R launched BrandAsset Valuator ("BAV"), a proprietary database of consumer perceptions for building and managing brands. In its first two phases, in 1994 and the second half of 1997, the BAV project involved the gathering of information on approximately 10,000 brands, including over 9,000 local and regional brands and 550 global brands. BAV provides an understanding of how consumers evaluate brands, how brands evolve over time and how brands are managed successfully. The Company believes that BAV, in which the Company has made significant investments over the past five years, is the first global consumer study that provides an empirically derived model for how brands gain and lose their strength. The Company further believes that BAV, which reflects the perceptions of over 95,000 consumers in 32 countries in the Americas, Europe, Asia, Australia and Africa, is the most extensive database of information concerning consumer perceptions of brands. Management believes that Y&R's comprehensive research capabilities, including BAV, have become a significant factor in attracting new clients and winning new assignments from existing clients. The Company plans to continue to invest in BAV, and believes that knowledge of consumers' changing perceptions of brands will continue to provide Y&R with a significant competitive advantage.

     CULTIVATE CREATIVE EXCELLENCE. Y&R intends to continue emphasizing the importance of creative marketing and communications. The creative leadership of Y&R has been recognized over the years through the receipt of various industry awards, including Cannes Lions and Clio Awards for excellence in television and print advertising, EFFIES (awards for effective advertising) and a number of other awards for direct marketing and design services. Y&R also has created numerous memorable marketing and communications programs for clients, including "The Softer Side of Sears," "Everybody Needs a Little KFC," "It's All Within Your Reach" for AT&T, "The Document Company" for Xerox, and "Be All That You Can Be" for the United States Army, as well as identity and design assignments, including the creation of corporate identities, for Lucent Technologies, Netscape and the 2002 Salt Lake City Olympics.

     IMPROVE OPERATING EFFICIENCIES. The Company believes that opportunities exist to further improve operating efficiencies in order to expand margins and increase future profitability. For example, Y&R has implemented initiatives which have both improved productivity and reduced compensation expense as a percentage of consolidated revenues.

     EXPAND CAPABILITIES THROUGH ACQUISITIONS. In order to add new capabilities, enhance its existing capabilities and expand the geographic scope of its operations, Y&R regularly evaluates and intends to pursue appropriate acquisition opportunities. Management believes that significant opportunities exist to expand its businesses. Historically, in order to expand capabilities beyond traditional advertising, Y&R has acquired well-established leaders in other marketing and communications disciplines. More recently, the Company has acquired smaller niche agencies or companies to enhance existing capabilities or expand geographic coverage.

OPERATIONS

     The Company's operations are aligned under two senior executives. Young & Rubicam Advertising and Wunderman Cato Johnson, along with the smaller complementary business units, Brand Dialogue, The Bravo Group, The Chapman Agency and The Media Edge, report to Edward H. Vick, Chief Operating Officer of the Company, as well as Chairman and Chief Executive Officer of Young & Rubicam Advertising. As appropriate, Young & Rubicam Advertising and Wunderman Cato Johnson work in partnership to service those clients who demand integrated advertising and direct marketing capabilities. Burson-Marsteller, Landor Associates, Sudler & Hennessey and Cohn & Wolfe report to Thomas D. Bell, Jr., Executive Vice President of the Company, as well as President and Chief Executive Officer of Burson-Marsteller.

     YOUNG & RUBICAM ADVERTISING. Young & Rubicam Advertising is one of the world's leading full-service consumer advertising agencies, offering expertise in creative development, consumer research and marketing, and media buying and planning. In 1996, Young & Rubicam Advertising was ranked by industry sources as the ninth largest advertising agency based in the United States.

     Young & Rubicam Advertising has had a number of recent new business wins. In August 1997, Citibank consolidated its worldwide advertising and direct marketing business with Y&R. In addition, since 1995, Young & Rubicam Advertising has won substantial new business from Colgate-Palmolive, United Airlines and Campbell's Soup. In June 1997, Young & Rubicam Advertising extended its long-term relationship with the United States Army, an account which is subject to a government-mandated review every five years. In October 1997, Young & Rubicam Advertising won the assignment to develop a campaign for Census 2000, the first unified, paid advertising campaign undertaken by the United States Bureau of the Census. Young & Rubicam Advertising also continues to expand relationships with existing clients, including creating AT&T's corporate branding campaign, and together with Wunderman Cato Johnson, developing the campaign for the launches of Sears' Home Services Division, the Navigator sport-utility vehicle for Ford's Lincoln-Mercury division in the United States and the Puma, Ka and Galaxy automobiles for Ford in selected international markets.

     Young & Rubicam Advertising has long been involved in various public interest and public service efforts. Young & Rubicam Advertising handles public service accounts for The National Urban League, The United Negro College Fund and, through its work with the Ad Council, is launching a series of programs to benefit children throughout the United States and, separately, to assist battered women.

     Young & Rubicam Advertising operates in 91 cities in 61 countries worldwide, in the Americas, Europe and Africa. Young & Rubicam Advertising services clients through the Dentsu, Young & Rubicam Partnerships across Asia/Pacific.

     DENTSU, YOUNG & RUBICAM PARTNERSHIPS. The Dentsu, Young & Rubicam Partnerships ("DY&R") are a network of full-service advertising agencies that provide Young & Rubicam Advertising with access to major markets across the Asia/Pacific region. DY&R was created as a joint venture between Y&R and Dentsu, Inc. ("Dentsu") in 1991. In 1996, Dentsu ranked as the fourth largest marketing and communications organization in the world and the largest marketing and communications organization based in Asia/Pacific. DY&R is a series of local ventures in which Y&R typically has a 50% interest, and is jointly managed and operated by

Y&R and Dentsu. To maximize local brand equity and minimize conflicts, DY&R operates under different brand names and management in each of its three regions -- Asia, Australia/New Zealand and the United States. DY&R primarily services major clients of Dentsu and Y&R in Asia, including Y&R's KCAs, but also has its own local clients in each region. In Asia/Pacific, DY&R has recently won regional business from Fuji and Citibank and has been awarded additional work from Ford, Sony, Ericsson and Cadbury-Schweppes in specific markets. DY&R operates in 27 cities in 16 countries across Asia/Pacific and the United States, where it operates as The Lord Group.


     WUNDERMAN CATO JOHNSON. Wunderman Cato Johnson ("WCJ") is one of the world's leading behavior-driven marketing and communications companies. Behavior-driven marketing and communications are designed to assist clients in producing immediate sales and building brand and customer equity. WCJ addresses its clients' marketing objectives through direct marketing, sales promotion, television commercials and infomercials, customer loyalty programs, relationship marketing programs, database development and management, merchandising, entertainment and sports marketing, lead generation and new product launches.

     WCJ focuses on converting "consumers" to "customers" and mass markets to individual relationships. WCJ seeks to motivate behavior by focusing on identifying and acquiring the most valuable customer prospects for clients, building loyalty among its clients' most profitable customers and managing the customer's interactions with the brand, the trade and the sales force.

     WCJ provides services to KCAs such as AT&T, DuPont, Ford, Taco Bell and the United States Postal Service. Recent new business projects include the creation of a global promotion for Ericsson, and, together with Young & Rubicam Advertising, the launches of the Sears Home Services Division and the Navigator for Ford's Lincoln-Mercury division.

     WCJ was created by the 1992 merger of Wunderman Worldwide, a direct marketing company acquired by Y&R in 1973, and Cato Johnson Associates, a sales promotion company acquired by Y&R in 1976. Headquartered in New York, WCJ operates in 49 cities in 32 countries worldwide. WCJ also has major database facilities in Europe and Latin America.

     OTHER CAPABILITIES. Brand Dialogue specializes in digital interactive branding and digital commerce. Brand Dialogue's primary offerings consist of:
(i) web advertising, including the design, creation and production of worldwide websites, banners, home pages and comprehensive interactive campaigns; (ii) digital commerce applications; (iii) the development of corporate intranets to improve communications and productivity within and among a defined set of users; and (iv) interactive marketing consulting services. Brand Dialogue has obtained new business from both existing Y&R KCAs and other clients, as well as new clients. During 1997, Brand Dialogue won notable and varied assignments from clients such as AT&T, Citibank, Ford, United Airlines, the United States Postal Service and Xerox.

     The Bravo Group ("Bravo") creates multi-cultural marketing and communications programs targeted to the fast-growing U.S. Hispanic community. Bravo's multi-disciplinary services include advertising, promotion and event marketing, public relations, research and direct marketing. Bravo provides services for selected KCAs including American Home Products-Whitehall, AT&T, Campbell's Soup, Clorox, Kraft and the United States Postal Service.

     The Chapman Agency ("Chapman") is a specialized direct marketing agency which provides a range of services in the United States primarily to the telecommunications, financial services, technology and healthcare industries. Chapman focuses on communications designed to build individual relationships with individual customers, and works with its clients to maximize customer profitability and build enduring brands over time. Chapman is also involved in both the development and application of database marketing and communications techniques. Chapman provides services to Bristol-Myers Squibb, Dow Jones, DuPont and SmithKline Beecham.

     The Media Edge provides integrated media planning, buying and placement services for both Young & Rubicam Advertising and WCJ. In addition, The Media Edge provides planning and buying of both traditional and direct response media. Management believes that The Media Edge is positioned to act as an independent full-service media provider, offering a range of media-related services to clients other than those of Young & Rubicam Advertising and WCJ, as well as to smaller independent advertising and communica-tions agencies. The Company believes that these capabilities will enable The Media Edge to take advantage of opportunities presented by the trend of clients separating media responsibility assignments from other advertising services. During 1997, The Media Edge won significant new business, including a number of agency of record assignments (a preferred media provider designation) and media research and modeling assignments, from clients such as International Distillers and Vintners (Grand Metropolitan), Monsanto, Ore-Ida (Heinz), and Revlon. In addition, The Media Edge recently expanded its relationship with Sears and retained its long-term relationship with the Irish Tourist Board.

     BURSON-MARSTELLER. Burson-Marsteller is one of the world's leading international perception management, public relations and public affairs companies. It provides a comprehensive range of perception management capabilities to its clients, including issues analysis, crisis management, consumer and business marketing and research, corporate communications, investor relations and public affairs advocacy. The perception management process begins with a statement of the desired business results and then identifies current and targeted perceptions, as well as different approaches to create the desired mindset with key audiences.

     Burson-Marsteller believes a shift is occurring in the perception management and public relations field, away from a focus on executional delivery based upon a client's specific instructions and towards a more consultative and interactive relationship. To that end, in 1996 and 1997, Burson-Marsteller implemented a client-focused practice structure in the United States. This client-focused practice structure has replaced the traditional geographic organizational model in the United States and helps ensure the firm's professional client teams have the experience and insight required to provide clients with the in-depth capabilities and knowledge to meet their needs. In Europe and Asia, Burson-Marsteller intends to maintain a primarily geographic organizational model and to implement, where feasible, elements of a client-focused practice structure. Burson-Marsteller's functional and industry practice areas currently include corporate, healthcare, marketing, advertising, media, public affairs, strategic consulting and technology. Burson-Marsteller's resources include three kinds of specialists: (i) industry specialists who are experienced in specific fields; (ii) practice specialists who are experienced in specific perception management, public relations and public affairs disciplines; and (iii) creative and media specialists who are skilled in using a variety of techniques and different technologies to deliver messages with impact.

     Burson-Marsteller serves as counselor to a diverse body of clients ranging from major corporations, business associations and professional organizations to governmental bodies and non-profit institutions. During the last 18 months, Burson-Marsteller has undertaken significant assignments for Qualcomm, Sun Microsystems and Unilever. In addition, Burson-Marsteller has expanded and strengthened relationships with existing clients such as Andersen Consulting, Johnson & Johnson and Philip Morris.

     Burson-Marsteller was founded in 1953 and was acquired by Y&R in 1979. Burson-Marsteller is head-quartered in New York and operates in 46 cities in 36 countries around the world. The Burson-Marsteller network also includes Black, Kelly, Scruggs & Healey Inc., a lobbying and public affairs firm based in Washington D.C., Marsteller Advertising, which specializes in corporate, business-to-business and issues advertising campaigns, with offices in New York, Chicago, Pittsburgh and London, and The Mead Point Group, a small, strategic consulting firm located in Greenwich, Connecticut.

     LANDOR ASSOCIATES. Landor Associates ("Landor") is one of the world's leading branding consultancies and strategic design firms. Landor creates, builds and revitalizes clients' brands and helps position these brands for continued success. Landor's branding and identity consultants, designers and researchers work with clients on a full range of branding and identity projects, including corporate identity, packaging and brand identity systems, retail design and branded environments, interactive branding and design, verbal branding and nomenclature systems, corporate literature, brand extensions and new brand development.

     Landor has broad international experience across various industries, and clients include automobile manufacturers, banks and financial institutions, commercial airlines, communications and information companies, consumer products, entertainment industry concerns, hotels, major industrials, packaged goods companies and petroleum retailers.

     Landor has gained substantial new business momentum during the last 18 months, and has been awarded corporate identity assignments for the 2002 Salt Lake City Olympics, Lucent Technologies and Delta Airlines; package design assignments for Frito-Lay and Kellogg's; and branded environment assignments for Taco Bell, Pizza Hut and Sears. In addition, Landor has expanded relationships with existing clients. During 1996, Landor was retained by Coors Beer (as sole supplier) to design packaging, and more recently this assignment expanded to include verbal branding. In addition, during 1997, Landor worked to develop the name and corporate identity for Visteon, a Ford subsidiary that supplies component parts to the automotive industry.

     Landor was founded in 1941 and was acquired by Y&R in 1989. Landor is headquartered in San Francisco and operates in 15 cities in 11 countries worldwide, including multidisciplinary consulting and design studios in New York, Seattle, Mexico City, Hamburg, London, Paris, Hong Kong and Tokyo.

     SUDLER & HENNESSEY. Sudler & Hennessey ("S&H") is one of the world's leading healthcare communications firms, developing strategic promotional and educational programs for a wide spectrum of healthcare brands. S&H creates advertising, direct marketing and sales promotion programs for prescription drugs and over-the-counter medications. In addition, S&H provides strategic consultancy and communications support in the areas of managed care, medical devices and equipment, nutrition, veterinary medicine and general healthcare. Communications programs produced by S&H on behalf of its largely pharmaceutical industry client base are directed to a wide range of healthcare professionals as well as patients and their support networks.

     S&H's medical education division, IntraMed, develops continuing educational programming on behalf of its pharmaceutical and consumer care clients. These educational efforts bring credible third-party support to healthcare professionals as well as patient educational communications.

     The healthcare communications industry experienced significant growth during 1997, due both to a dramatic increase in direct-to-consumer healthcare communications and numerous new product introductions. S&H has capitalized on this growth, winning significant new business around the world, including product launch assignments from Abbott Laboratories, Merck, Roche and Zeneca.

     S&H was founded in 1941 and was acquired by Y&R in 1973. S&H is headquartered in New York and operates in 16 cities in 11 countries in North America, Europe and Asia/Pacific.

     COHN & WOLFE. Cohn & Wolfe is a full-service public relations firm that provides creative, results-driven services to its clients. Cohn & Wolfe helps its clients establish and communicate corporate and brand identity, launch new products and expand sales. Areas of expertise include consumer marketing, sports publicity and issues management, as well as healthcare, information technology and business-to-business communications. Current clients include Eli Lilly, Reebok, Deloitte & Touche, SmithKline Beecham, Phillip Morris, Sony, NEC and the United States Postal Service.

     Cohn & Wolfe was founded in 1970 and was acquired by Burson-Marsteller in 1984. Cohn & Wolfe operates in 12 cities in 11 countries in North America, Europe and Australia.

COMPETITION

     The marketing and communications industry is highly competitive. Y&R's principal competitors in the advertising, direct marketing and perception management and public relations businesses are large multinational marketing and communications companies, as well as numerous smaller agencies that operate only in the United States or in one or more countries or local markets. Y&R must compete with such other companies and agencies to maintain existing client relationships and to obtain new clients and assignments. Some clients, such as U.S. governmental agencies, require agencies to compete for business at mandatory intervals. Principal competitive factors include an agency's creative reputation, knowledge of media, financial controls, geographical coverage and diversity, relationships with clients and quality and breadth of services. Recently, traditional advertising agencies have also been competing with major consulting firms which have developed practices in marketing and communications, and with smaller companies such as systems integrators, database marketing and modeling companies and telemarketers, which offer technological solutions to marketing and communications issues faced by clients. In addition, the trend towards consolidation of global accounts requires companies seeking to compete effectively in the international marketing and communications industry to make significant investments in additional offices and personnel around the world and in new and improved technology for linking such offices and people.

     United States clients typically may cancel contracts with agencies upon 90 days' notice, and non-U.S. clients typically also may cancel contracts with agencies on 90 to 180 days' notice. However, Y&R believes that clients may find it increasingly difficult to terminate relationships with agencies which represent their brands on a global basis because of the complexity of coordinating creative, media and non-media services. In addition, clients generally remain able to move from one agency to another with relative ease. As is typical in the marketing and communications industry, Y&R has lost or resigned client accounts and assignments for a variety of reasons, including due to conflicts with newly acquired clients. Although Y&R typically has replaced such losses with new clients and assignments, there can be no assurance that Y&R will continue to be successful in replacing clients that may leave Y&R or in replacing revenues when a client significantly reduces the amount of work given to Y&R.

     Representation of a client does not necessarily mean that all advertising or public relations for that client are handled by one agency. Many large multinational companies are served by a number of agencies within the marketing and communications industry. In many cases, clients' conflicts policies or desire to be served by multiple agencies result in one or more global agency networks representing a client only for a portion of its marketing and communications needs or only in particular geographic areas. In addition, the ability of agencies within marketing and communications organizations to acquire new clients or additional assignments from existing clients may be limited by the conflicts policy followed by many clients not to permit agencies to perform similar services for competing products or companies. Y&R's principal international competitors are holding companies for more than one global advertising agency network, which, in some situations, may permit separate agency networks within such holding companies to perform services for competing products or for products of competing companies. The Company has one global advertising agency network, and accordingly, Y&R's ability to compete for new advertising assignments and, to a lesser extent, other marketing and communications assignments may be limited by these conflicts policies. Industry practices in other areas of the marketing and communications business reflect similar concerns with respect to client relationships.

REGULATION

     The regulation of advertising takes several forms. The primary source of governmental regulation in the United States is the Federal Trade Commission ("FTC") which is charged with administering the Federal Trade Commission Act (the "FTC Act"). The FTC Act covers a wide range of practices involving false, misleading and unfair advertising. In the event of violations of federal laws and regulations, the FTC may seek cease and desist orders, may impose monetary penalties and may require other remedies. The Federal Food and Drug Administration, the Federal Communications Commission and other agencies also have regulatory authority that affects the advertising business. In addition, many state and local governments have adopted statutes and regulations similar in scope to the FTC Act and the regulations thereunder.

     Self-regulatory activities have become significant in the advertising business. The Council of Better Business Bureaus has created the National Advertising Division and the National Advertising Review Board which review and process possible violations of proper business conduct through advertising. The national television networks and various other media have also adopted strict and extensive regulations governing the advertising that they will accept for broadcast or publication. Trade associations in certain industries publish advertising guidelines for their members and, in addition, various consumer groups have been and continue to be powerful advocates of increased regulation of advertising.

     Advertising is also subject to regulation in countries other than the United States in which Y&R and its affiliates do business. Y&R has developed internal review procedures to help ensure that its work product, as well as that of its affiliates, is in compliance with standards of accuracy, fair disclosure and ethical proprieties, including those established by federal, state and local laws and regulations and the pre-clearance procedures of the broadcast media.

     In addition, as an international organization Y&R is subject to the Foreign Corrupt Practices Act (the "FCPA"). The FCPA imposes civil and criminal fines and penalties on companies and individuals which violate its anti-bribery and other provisions.

EMPLOYEES

     Y&R has approximately 13,000 employees (including part-time employees) worldwide. None of Y&R's U.S. employees are covered by collective bargaining agreements. Management believes that the Company's relations with employees are good.

PRINCIPAL PROPERTIES

     Y&R owns its headquarters office building at 285 Madison Avenue, New York, New York. Y&R has granted a mortgage on such property to the lenders under the Credit Facilities. Y&R leases other offices and space for its facilities in New York City and elsewhere throughout the world. The following table sets forth certain information relating to Y&R's principal properties:


                                                                     APPROXIMATE
                                                                       SQUARE         LEASE
         LOCATION                             USE                      FOOTAGE     EXPIRATION
285 Madison Avenue,          Young & Rubicam Advertising, Brand        370,000     N/A (owned)
  New York, New York         Dialogue and corporate headquarters
230 Park Avenue South,       Burson-Marsteller, Chapman, Bravo and     340,500         1/22/06
  New York, New York         Landor
Gallus Park,                 Young & Rubicam Advertising, WCJ,         154,000         4/26/04
  Frankfurt, Germany         Burson-Marsteller and Sudler &
                             Hennessey
Greater London House,        Young & Rubicam Advertising, WCJ and       80,000         5/31/13
  London, U.K.               Sudler & Hennessey
200 Renaissance Center,      Young & Rubicam Advertising and WCJ        96,000        11/30/99
  Detroit, Michigan
675 Avenue of the Americas,  WCJ                                        92,500         6/30/03
  New York, New York
49-59 Avenue Andre Morizet,  Young & Rubicam Advertising and WCJ        65,000        12/31/98
  Paris, France
One South Wacker Drive,      Young & Rubicam Advertising, WCJ and       63,000        11/30/99
  Chicago, Illinois          Landor
100 First Plaza,             Young & Rubicam Advertising, WCJ,          63,000         5/11/03
  San Francisco, California  Burson-Marsteller and Bravo
1801 K Street N.W.,          Burson-Marsteller and Cohn & Wolfe         60,000        10/31/06
  Washington, D.C.
295 Madison Avenue,          Young & Rubicam Advertising                51,500        12/31/03
  New York, New York



     Y&R's planned capital expenditures for 1998 include expenditures for leasehold improvements of facilities which, when completed, are expected to result in a configuration of owned and leased facilities which Y&R believes will be adequate for its current and anticipated purposes. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."


LEGAL PROCEEDINGS

     Y&R is involved from time to time in various claims and legal actions incident to its operations, both as plaintiff and defendant. In the opinion of management, none of these existing claims is expected to have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and Directors of the Company:


         NAME            AGE                              POSITION
Peter A. Georgescu.....   58    Chief Executive Officer of the Company and Chairman of the
                                Board
Alan J. Sheldon........   56    Vice Chairman and Managing Director of the Company
John P. McGarry, Jr....   58    President of the Company
Edward H. Vick.........   53    Chief Operating Officer of the Company, Chairman and Chief
                                Executive Officer of Young & Rubicam Advertising and
                                Director
Thomas D. Bell, Jr. ...   48    Executive Vice President of the Company, President and Chief
                                Executive Officer of Burson-Marsteller and Director
Stephanie W.                    Executive Vice President and General Counsel of the Company
  Abramson.............   53
Michael J. Dolan.......   51    Vice Chairman and Chief Financial Officer of the Company and
                                Director
F. Warren Hellman......   63    Director
Philip U.                       Director
  Hammarskjold.........   33
Richard S. Bodman......   60    Director
Alan D. Schwartz.......   47    Director
John F. McGillicuddy...   67    Director



     The business address of each of the Company's executive officers and Directors is 285 Madison Avenue, New York, New York 10017.


     PETER A. GEORGESCU Mr. Georgescu has been Chairman and Chief Executive Officer of Young & Rubicam Inc. since 1994. He has been a Director of the Company since 1980. Mr. Georgescu's career at Y&R spans 34 years with top management experience both in the United States and Europe. Prior to becoming Chairman, Mr. Georgescu was President of the Company for four years. Mr. Georgescu joined Young & Rubicam New York in 1963 as a trainee and has held various positions in research, account management and marketing in New York, Chicago and Amsterdam. Mr. Georgescu is a member of the Board of Directors of Briggs and Stratton Company.

     ALAN J. SHELDON Mr. Sheldon has been Vice Chairman and Managing Director of Young & Rubicam Inc. since July 1996. Mr. Sheldon was a Director of the Company from 1988 to February 1998. From 1994 to 1996, he was Chief Operating Officer of Young & Rubicam Advertising. Mr. Sheldon was also Chief Financial Officer of Young & Rubicam Europe from 1993 to 1994, after serving as Executive Vice President and General Manager of Young & Rubicam Inc. since 1990. Mr. Sheldon joined Y&R in 1968 in Corporate Finance and subsequently served in several senior positions at Y&R and Young & Rubicam Advertising.

     JOHN P. MCGARRY, JR. Mr. McGarry has been President of the Company since April 1996. Prior to assuming his present post, he held several positions at Y&R including Chairman and Chief Executive Officer of Young & Rubicam Advertising, President and Chief Executive Officer of Young & Rubicam Advertising North America, President and Chief Executive Officer of Young & Rubicam USA, and President of Young & Rubicam New York. Mr. McGarry joined Y&R in 1965.

     EDWARD H. VICK Mr. Vick has been Chief Operating Officer of the Company since November 1997 and Chairman and Chief Executive Officer of Young & Rubicam Advertising since April 1996. He has been a Director of the Company since February 1998. Mr. Vick joined Young & Rubicam New York as its President and Chief Executive Officer in February 1994. He began his career with Benton & Bowles and was a Senior Vice President of Ogilvy & Mather. From 1985 to 1991, he was President of Ammirati & Puris and, in 1991, was President and Chief Executive Officer of Levine, Huntley, Vick and Beaver. In 1992, Mr. Vick came to Y&R as President and Chief Executive Officer of Landor.

     THOMAS D. BELL, JR. Mr. Bell has been Executive Vice President of the Company since 1995 and President and Chief Executive Officer of Burson-Marsteller since 1995. He has been a Director of the Company since February 1998. From 1994 to 1995, Mr. Bell served as Vice Chairman of Gulfstream Aerospace Corporation. Prior thereto, Mr. Bell was Vice Chairman and Chief Operating Officer of Burson-Marsteller from 1991 to 1994. Before initially joining Burson-Marsteller in 1989, Mr. Bell held senior positions in business and government. Mr. Bell is a member of the Board of Directors of Gulfstream Aerospace Corporation, Lincoln National Corporation and Lincoln Life & Annuity of New York.

     STEPHANIE W. ABRAMSON Ms. Abramson has been Executive Vice President and General Counsel of the Company since 1995. Ms. Abramson was a Director of the Company from 1995 until February 1998. From 1980 until joining Y&R in 1995, she was a partner with Morgan, Lewis & Bockius LLP.

     MICHAEL J. DOLAN Mr. Dolan has been Vice Chairman and Chief Financial Officer and a Director of the Company since July 1996. Prior thereto, from 1991 to 1996, he was President and Chief Executive Officer of the joint venture, Snack Ventures Europe, between PepsiCo Foods International ("PFI") and General Mills. Mr. Dolan also served PFI as Senior Vice President, Operations. From 1987 to 1991, Mr. Dolan was with Peter Kiewet Sons, Inc. ("PKS"), a construction and mining conglomerate. While at PKS, he served as Corporate Executive Vice President for Continental Can Company when it was acquired and restructured by PKS.

     F. WARREN HELLMAN Mr. Hellman has been a Director of the Company since December 1996. Mr. Hellman is Chairman of Hellman & Friedman L.L.C. ("Hellman & Friedman"), a private investment company he founded in 1984. Prior thereto, Mr. Hellman was President and a Director of Lehman Brothers, as well as head of its Investment Banking Division, and Chairman of Lehman Corporation (a closed-end investment company). Mr. Hellman serves on the Company Board as a representative of Hellman & Friedman. Mr. Hellman is a member of the Board of Directors of Levi Strauss & Co., Franklin Resources, Inc., Il Fornaio (America) Corp., MobileMedia Corporation and PowerBar Inc., as well as a number of private and venture-backed companies.

     PHILIP U. HAMMARSKJOLD Mr. Hammarskjold has been a Director of the Company since December 1996. Mr. Hammarskjold is a Managing Director of Hellman & Friedman. Prior to joining Hellman & Friedman in 1992, Mr. Hammarskjold was employed by Dominquez Barry Samuel Montagu in Australia and by Morgan Stanley & Co. in New York. Mr. Hammarskjold serves on the Company Board as a representative of Hellman & Friedman. Mr. Hammarskjold is a member of the Board of Directors of The Covenant Group, Inc.


     RICHARD S. BODMAN Mr. Bodman has been a Director of the Company since April 1998. Mr. Bodman has been Managing General Partner of AT&T Ventures, LLC ("AT&T Ventures"), a company which manages a venture capital pool investing in early stage businesses related to telecommunications and information technology since May 1996. Prior to joining AT&T Ventures, from 1990 until May 1996, Mr. Bodman was Senior Vice President for Corporate Strategy & Development and a member of the Management Executive Committee of AT&T. Mr. Bodman is a member of the Board of Directors of Reed Elsevier plc, Tyco International, Inc. and ISS Group.


     ALAN D. SCHWARTZ Mr. Schwartz has been a Director of the Company since December 1996. Mr. Schwartz is Executive Vice President and Head of the Investment Banking Department at Bear, Stearns & Co. Inc. He is also a member of the Executive Committee of the parent company, The Bear Stearns Companies Inc. Mr. Schwartz joined Bear Stearns in 1976. Mr. Schwartz is a member of the Board of Directors of Unique Casual Restaurants, Inc.

     JOHN F. MCGILLICUDDY Mr. McGillicuddy has been a Director of the Company since May 1997. Mr. McGillicuddy was the Chairman and Chief Executive Officer of Chemical Banking Corporation from 1992 to 1993 and Chairman and Chief Executive Officer of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company from 1979 to 1991. Mr. McGillicuddy is a member of the Board of Directors of UAL Corporation, USX Corporation and Southern Peru Copper Corporation.

     The Company intends that the Board will continue to be comprised of a majority of Directors who are independent of management.



     Upon the completion of the Offerings, the Board will be divided into three classes, as nearly equal in number as is possible, serving staggered three-year terms so that the Directors' initial terms will expire at the annual meetings of the Company's stockholders held in 1999, 2000 and 2001, respectively. At each annual meeting of the Company's stockholders, successors to the class of Directors whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified. Messrs. Hellman, Schwartz and Vick will be Class I Directors, with terms expiring in 1999. Messrs. Dolan, Georgescu and Hammarskjold will be Class II Directors, with terms expiring in 2000. Messrs. Bell, Bodman and McGillicuddy will be Class III Directors, with terms expiring in 2001.


     The H&F Investors will have the right to nominate and elect two members of the Board for so long as they continue to hold in the aggregate at least 10% of the Outstanding Shares (as defined in the Stockholders' Agreement) and one member of the Board for so long as they continue to hold in the aggregate at least 5% of the Outstanding Shares. See "Description of Capital Stock -- The Stockholders' Agreement."

COMMITTEES

     The Compensation Committee of Y&R consists of Messrs. Georgescu, Hammarskjold and Schwartz, Chairman. The Compensation Committee reviews the compensation of officers of Y&R and makes recommendations to the Board regarding such compensation and reviews and administers the Restricted Stock Plan and the Stock Option Plans. Following the consummation of the Offerings, the Compensation Committee will be comprised entirely of Directors who are independent of management.

     The Audit Committee of Y&R consists of Messrs. Georgescu, McGillicuddy and Hellman, Chairman. The Audit Committee is responsible for reviewing any transactions (other than compensation arrangements) between Y&R and its executive officers and Directors, the plans for and results of audits of Y&R, and the results of any internal audits, compliance with any written policies and procedures and the adequacy of Y&R's systems of internal accounting controls. The Audit Committee also considers annually the qualifications of Y&R's independent auditors. Following the consummation of the Offerings, the Audit Committee will be comprised entirely of Directors who are independent of management.

     The Board may create such other committees as it may determine from time to time.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Y&R's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions indemnifying the Directors and executive officers of Y&R to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law provides that Delaware corporations may include in their certificates of incorporation a provision eliminating or limiting the personal liability of Directors to the corporation or its stockholders for monetary damages for breach of their fiduciary duty including acts constituting gross negligence, except under certain circumstances, including breach of the Director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the Director derived improper personal benefit. The Company's Amended and Restated Certificate of Incorporation provides that Y&R's Directors are not liable to it or its stockholders for monetary damages for breach of their fiduciary duties, subject to the exceptions specified by Delaware law.

COMPENSATION OF DIRECTORS


     The Company compensates only those members of the Board who are not employees of the Company for their attendance and participation as Directors. During 1997, Alan D. Schwartz and John C. McGillicuddy each received $50,000 as an annual stipend for serving as a member of the Board and each, along with

Richard S. Bodman, will receive $50,000 in 1998. Messrs. Hellman and Hammarskjold each waived such fee in 1997 and have indicated that they intend to waive it in the future. Out-of-pocket expenses for attendance at meetings of the Board are reimbursed for all members.


EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers on December 31, 1997 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                                                      COMPENSATION
                                       ANNUAL COMPENSATION               AWARDS
                                    --------------------------   -----------------------
                                                                 RESTRICTED   SECURITIES         ALL
             NAME AND                                              STOCK      UNDERLYING        OTHER
        PRINCIPAL POSITION          YEAR    SALARY    BONUS(1)   AWARDS(2)     OPTIONS     COMPENSATION(3)
Peter A. Georgescu................  1997   $950,000   $598,500      --           --            $ 8,000
  Chairman and Chief Executive
  Officer, Young & Rubicam Inc.
Edward H. Vick....................  1997   $700,000   $272,250    $740,000     172,500         $ 8,199
  Chairman and Chief Executive
  Officer, Young & Rubicam
  Advertising
John P. McGarry, Jr. .............  1997   $730,000   $297,000      --           --            $ 8,000
  President, Young & Rubicam Inc.
Thomas D. Bell, Jr. ..............  1997   $575,000   $168,750      --         176,550         $ 8,000
  President and Chief Executive
  Officer, Burson-Marsteller
Michael J. Dolan..................  1997   $550,000   $198,000    $555,000     150,000         $10,190
  Vice Chairman and Chief
  Financial Officer, Young &
  Rubicam Inc.


------------------------------

(1) The named executive officers were awarded annual cash bonuses under the Key Corporation Managers Bonus Plan, which bonuses were generally based on the Company's achievement of target levels of operating profit and EBITA (earnings before interest, taxes and amortization), each as defined in such plan, as well as the achievement of individual objectives. The Company intends to grant future annual cash bonuses under the 1997 ICP based on substantially similar Company and individual performance criteria.


(2) The total number and value of shares of Restricted Stock held by the named executive officers under the Restricted Stock Plan at December 31, 1997 (based on the value of the Common Stock as of December 31, 1997 as determined by the Company Board, based upon the valuation opinion of an independent investment bank, taking into account that prior to the Offerings, the Company was privately held and that the shares were subject to contractual transfer restrictions) are as follows: Mr.
    Georgescu -- 430,440 shares ($5,308,760); Mr. Vick -- 339,405 shares
    ($4,185,995); Mr. McGarry -- 155,850 shares ($1,922,150); Mr.
    Bell -- 284,790 shares ($3,512,410); and Mr. Dolan -- 305,865 shares
    ($3,772,335). The Company Board has elected to accelerate the vesting of the Restricted Stock to the date on which the Offerings are consummated, provided there is sufficient market demand for the sale by the Management Investors of a sufficient number of shares of Restricted Stock to fund their personal tax liabilities associated with the vesting of the Restricted Stock. Accordingly, assuming sufficient demand for such shares exists, all Restricted Stock awarded to the named executive officers will vest and be distributed to the recipients or a deferral trust, as the case may be, upon the consummation of the Offerings. If the Restricted Stock does not vest upon the consumma-tion of the Offerings, then it will vest upon the earlier of (i) the six-month anniversary of the consummation of the Offerings; (ii) if occurring during the six-month period following the Offerings, termination of employment without cause, voluntary termination of employment with the Company's written approval, death, permanent disability or, in certain cases, retirement from the Company; (iii) a change of control of the Company; or (iv) the occurrence of any other event determined by the Compensation Committee with the written consent of the Management Voting Trust. Dividends on Restricted Stock are paid on the same basis as ordinary dividends on the Common Stock and may be distributed to the holders of such Restricted Stock. 60,000 shares and 45,000 shares of Restricted Stock, respectively, of Messrs. Vick and Dolan's Restricted Stock awards were granted to them in December 1997 and are required to be placed in a deferral trust upon vesting thereof pursuant to the Deferred Compensation Plan. Such deferral trust will hold the shares prior to their distribution to Messrs. Vick and Dolan which will occur with respect to 33 1/3% of the shares on January 15, 2001, with respect to an additional 33 1/3% of the shares on January 15, 2002, and with respect to the remaining 33 1/3% of the shares on January 15, 2003. Certain of the named executive officers have voluntarily elected under the Deferred Compensation Plan to have their Restricted Stock placed in a deferral trust upon vesting thereof, and to have such shares distributed to them from such deferral trust at specified times in the future.



(3) "All other compensation" for 1997 consisted of the Company's contribution of: (i) $8,000 on behalf of each of the named executive officers as matching contributions under the Young & Rubicam Employees' Savings Plan ("Savings Plan") and (ii) an additional $199 and $2,190 on behalf of Mr. Vick and Mr. Dolan, respectively, as matching contributions under the Company's Education Incentive Plan (pursuant to which U.S. employees may elect to have limited amounts of compensation, together with a Company match, invested in a group annuity insurance contract for purposes of meeting their children's future education costs). See "-- Savings Plan."



     During 1997, stock option grants covering 11,469,150 shares in the aggregate were awarded to 442 employees under the Company's Stock Option Plans. The option grants in 1997 for the named executive officers are shown in the following table.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL
                                                                                             RATES OF STOCK
                                                                                         PRICE APPRECIATION FOR
                                                INDIVIDUAL GRANTS                             OPTION TERM
                              -----------------------------------------------------    --------------------------
                              NUMBER OF      PERCENT OF
                              SECURITIES    TOTAL OPTIONS
                              UNDERLYING     GRANTED TO
                               OPTIONS      EMPLOYEES IN     EXERCISE    EXPIRATION
            NAME               GRANTED       FISCAL YEAR      PRICE         DATE           5%             10%
Peter A. Georgescu..........        --            --              --            --             --             --
Edward H. Vick..............   172,500(1)        1.5%         $12.33      12/17/07     $1,337,973     $3,390,687
John P. McGarry, Jr.........        --            --              --            --             --             --
Thomas D. Bell, Jr..........   176,550(2)        1.5%         $12.33      12/17/07     $1,369,387     $3,470,295
Michael J. Dolan............   150,000(1)        1.3%         $12.33      12/17/07     $1,163,455     $2,948,424


------------------------------


(1) These represent non-qualified options granted under the 1997 ICP. Such options have a ten-year term and will become exercisable with respect to 33 1/3% of the shares subject to any such option on December 31, 2000, with respect to an additional 33 1/3% of such shares on December 31, 2001 and with respect to the remaining 33 1/3% of such shares on December 31, 2002. These options will become fully exercisable with respect to 100% of the shares subject thereto upon a change in control of the Company (as defined in the 1997 ICP) or termination of employment due to death or disability. Upon termination of employment for any other reason, the portion of any such option that was not exercisable at such time will expire.

(2) This represents a non-qualified option granted under the 1997 ICP. Such option has a ten-year term and will become exercisable nine years and nine months from the date of grant, unless Burson-Marsteller, Landor Associates, Sudler & Hennessey and Cohn & Wolfe achieve a targeted operating profit budget commitment for the year ending December 31, 1998, in which case it will become exercisable with respect to 33 1/3% of the shares subject to such option on December 31, 2000, with respect to an additional 33 1/3% of such shares on December 31, 2001 and with respect to the remaining 33 1/3% of such shares on December 31, 2002. This option will become fully exercisable with respect to 100% of the shares subject thereto upon a change in control of the Company (as defined in the 1997 ICP) or termination of employment due to death or disability. Upon termination of employment for any other reason, the portion of such option that was not exercisable at such time will expire.


     The exercise of options during 1997, number of options held and their value at year-end for the named executive officers are shown in the following table:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                       AND FISCAL YEAR END OPTION VALUES



                                                             NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT
                               SHARES                     OPTIONS AT FISCAL YEAR END         FISCAL YEAR END
                             ACQUIRED ON      VALUE       --------------------------    -------------------------
           NAME               EXERCISE       REALIZED     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
Peter A. Georgescu.........         --              --             --/--                         --/--
Edward H. Vick.............         --              --     895,245(1)/172,500(2)             $9,325,469/--
John P. McGarry, Jr........    241,110      $1,386,383             --/--                         --/--
Thomas D. Bell, Jr. .......         --              --    1,165,215(1)/176,550(3)            $12,137,656/--
Michael J. Dolan...........         --              --     104,340(4)/306,525(5)           $486,948/$730,422


------------------------------

(1) This represents a Rollover Option granted under the Management Stock Option Plan (see "-- Management Stock Option Plan").



(2) See footnote (1) to the option grant table on the preceding page.



(3) See footnote (2) to the option grant table on the preceding page.



(4) This represents a Closing Option granted under the Management Stock Option Plan (see "-- Management Stock Option Plan").



(5) This represents (i) with respect to 150,000 shares, a non-qualified option granted under the 1997 ICP with the terms set forth in footnote (1) to the option grant table on the preceding page and (ii) with respect to 156,525 shares, a Closing Option granted under the Management Stock Option Plan (see "-- Management Stock Option Plan").



     MANAGEMENT STOCK OPTION PLAN. At the time of the Recapitalization, the Compensation Committee granted an aggregate of 16,823,565 Rollover Options to certain members of management of Y&R in consideration of their surrender for cancellation of all or a portion of their outstanding options to purchase equity units of predecessor companies of Y&R, as well as an aggregate of 5,200,590 Closing Options pursuant to the Management Stock Option Plan. The Rollover Options were immediately vested and exercisable upon grant. Each Rollover Option has an exercise price of $1.92 per share of Common Stock subject to such Rollover Option, with certain limited exceptions outside the United States, and has a term of five years with respect to 50% of the shares subject thereto and a term of seven years with respect to the other 50%. Each Closing Option became exercisable immediately with respect to 40% of the shares subject thereto and will become exercisable (i) on the third anniversary of its grant date with respect to 30% of such shares and (ii) on the fifth anniversary of its grant date with respect to the remaining 30% of such shares. The exercise price for the Closing Options is $7.67 per share of Common Stock. Since the time of the Recapitalization, the Compensation Committee granted an aggregate of 1,891,200 additional options with the same terms and conditions as the Closing Options (such options, together with the Closing Options, the "Executive Options"). Through March 31, 1998, an aggregate of 653,505 Rollover Options were exercised and the underlying shares repurchased by the Company and an aggregate of 413,400 Executive Options were forfeited, all in connection with the termination of the employment of the option holder. In addition, through March 31, 1998, an aggregate of 4,238,250 shares of Common Stock were issued upon exercise of Rollover Options and an aggregate of 323,295 shares of Common Stock were issued upon exercise of Executive Options through March 31, 1998.


     Executive Options will not be exercisable after the expiration of ten years from the date of grant of such Executive Option. Upon termination of employment for any reason, all Rollover Options and all Executive Options that are then exercisable will remain exercisable for 30 days and will then be canceled if not exercised. All Executive Options that have not yet become exercisable will be canceled immediately on termination of employment.

     Among other powers, the Compensation Committee has the authority to accelerate the right to exercise any or all of the Executive Options, provided that with respect to the period during which the Recapitalization Investors own at least 20% of the Outstanding Shares (the "Extended Consent Period"), such action shall only be effective with the written consent of the Recapitalization Investors unless such acceleration involves only the waiver of any terms or conditions not expressly provided for by the Management Stock Option Plan.

     No employee may be granted a Rollover Option or Executive Option under the Management Stock Option Plan unless he or she is or becomes a party to the Stockholders' Agreement and the Management Voting Trust Agreement, so long as those agreements are in effect. The Rollover Options and Executive Options are transferable only by will or intestate succession and upon such a transfer the transferee must agree to be bound by the Management Stock Option Plan and to execute any other agreement which the Compensation Committee may prescribe, including any supplements to the Stockholders' Agreement and Management Voting Trust Agreement

     The Compensation Committee, with the written consent of the Recapitalization Investors during the Extended Consent Period, and the Management Voting Trust may at any time terminate the Management Stock Option Plan or any Rollover Options or Executive Options then outstanding. Upon the termination of an outstanding Rollover Option or Executive Option, Y&R would pay cash consideration for each share underlying such Rollover Option or Executive Option equal to the value of a share of Common Stock less the exercise price per share and any applicable withholding taxes or other similar charges. The Compensation Committee may amend the Management Stock Option Plan and the terms and conditions of the Rollover Options and the Executive Options with the written consent of the Recapitalization Investors (during the Extended Consent Period with respect to any amendment accelerating the right to exercise any or all of the Executive Options or any other amendment improving the terms of the Rollover Options or Executive Options unless such acceleration or amendment involves the waiver or amendment of any terms or conditions not expressly provided for by the Management Stock Option Plan) and the Management Voting Trust, provided that no amendment may impair the rights of a holder of a Rollover Option or Executive Option without such holder's consent and that no amendment may increase the aggregate number of shares of Common Stock which may be issued pursuant to Rollover Options and Executive Options granted under the Management Stock Option Plan or change the definition of employees eligible for grants without the approval of the stockholders of Y&R. However, the Compensation Committee is authorized to make certain adjustments to the Management Stock Option Plan and any outstanding Rollover Options or Executive Options in the event of a change in the capitalization of Y&R due to certain corporate events specified in the Management Stock Option Plan.

     Under U.S. tax law, the exercise of any Rollover Option or Executive Option will be a taxable event for U.S. taxpayers, and Y&R will have withholding obligations. For purposes of U.S. federal income tax, upon exercise, a holder will be deemed to have received ordinary income in an amount equal to the difference between the exercise price of the Rollover Option or Executive Option, as the case may be, and the fair market value of the shares of Common Stock received on exercise, and, generally, the Company will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the holder. In order to exercise either a Rollover Option or Executive Option, the employee will also need to pay the exercise price. Under the Management Stock Option Plan, upon exercise of a Rollover Option or Executive Option, the employee may pay the exercise price either in cash or, subject to the approval of the Compensation

Committee, by (i) delivering a number of shares of Common Stock already owned by such employee with the appropriate value or (ii) a recourse note to Y&R with such terms and conditions as the Compensation Committee may require, including a pledge of the related shares. Further, upon such exercise of a Rollover or Executive Option, the employee may pay the withholding taxes or other similar charges which are incurred in connection with such exercise by the same methods and subject to the same approvals as for the payment of the exercise price or, in addition, subject to the approval of the Compensation Committee, by having Y&R withhold a number of shares of Common Stock of the appropriate value from those to be distributed upon such exercise. Moreover, if the Compensation Committee consents, the employee may have a number of shares of Common Stock either withheld from those to be distributed upon exercise or delivered to Y&R with the appropriate value to satisfy the estimated total taxes and charges that would be incurred by the employee as a result of such exercise.

     The Company has adopted a new incentive compensation plan that has superseded the Management Stock Option Plan with respect to all future grants of options. See "-- 1997 ICP" below.


     THE RESTRICTED STOCK PLAN AND TRUST AGREEMENT. Pursuant to the Restricted Stock Plan, upon consummation of the Recapitalization, Y&R issued a total of 11,086,950 shares of Common Stock to the Restricted Stock Trust. Common Stock held in the Restricted Stock Trust may be granted as Restricted Stock by the Compensation Committee pursuant to the Restricted Stock Plan. Immediately after closing of the Recapitalization, the Compensation Committee allocated an aggregate of 6,172,440 shares of Restricted Stock to certain key employees. Since the time of the Recapitalization, the Compensation Committee has further allocated an aggregate of 2,528,865 shares of Restricted Stock through December 31, 1997, including 1,832,235 shares of Restricted Stock in December 1997. An aggregate of 254,385 shares of Restricted Stock has been forfeited since the Recapitalization as a result of the termination of the employment of the Restricted Stock grantee. In January 1998, the Compensation Committee allocated an aggregate of 368,595 shares of Restricted Stock to members of senior management, including to each of the named executive officers. Such allocations were made to the recipients in lieu of target bonus increases and/or salary increases in 1997 and 1998. In 1998, the Compensation Committee also allocated an additional 415,590 shares of Restricted Stock under the Restricted Stock Plan. Upon any such award, an account is established in the Restricted Stock Trust for such employee and the appropriate number of shares of Restricted Stock is allocated to such account.



     The Company has elected to accelerate the vesting of the Restricted Stock to the date on which the Offerings are consummated and the amounts held in each such employee's account in the Restricted Stock Trust will be distributed to such employees on such date, provided there is sufficient market demand for the sale by the Management Investors of a sufficient number of shares of Restricted Stock to fund their personal tax liabilities associated with the vesting of the Restricted Stock. If the Restricted Stock does not vest upon the consummation of the Offerings, then it will vest upon the earlier of (i) the six-month anniversary of the consummation of the Offerings; (ii) if occurring during the six-month period following the Offerings, termination of employment without cause, voluntary termination of employment with the Company's written approval, death, permanent disability or, in certain cases, retirement from the Company;
(iii) a change of control of the Company; or (iv) the occurrence of any other event determined by the Compensation Committee with the written consent of the Management Voting Trust. With respect to any award granted within six months of a vesting event outlined above, the Compensation Committee may provide that such award will not vest upon such vesting event. Restricted Stock awards may also be subject to other conditions as may be prescribed by the Compensation Committee in the agreement evidencing such awards.



     Shares of Restricted Stock granted in December 1997 will vest as described above, and recipients of such 1,832,235 shares of Restricted Stock, as a condition to such grant, will be required to place such shares in a deferral trust upon vesting (subject to the claims of the creditors of the Company in the event of its insolvency) pursuant to the Deferred Compensation Plan. Such deferral trust will hold the shares prior to their distribution to such recipients which will occur with respect to 33 1/3% of the shares on January 15, 2001, with respect to an additional 33 1/3% of the shares on January 15, 2002 and with respect to the remaining 33 1/3% of the shares on January 15, 2003.

     Upon termination of employment for any reason an employee will forfeit all unvested Restricted Stock granted to him or her without consideration on the date of such termination.

     Dividends payable in cash with respect to Restricted Stock awarded to an employee may be remitted to such employee (less any applicable withholding tax or other similar changes) as the Compensation Committee, in its sole discretion, may determine. Any non-cash dividend with respect to Restricted Stock shall remain in the Restricted Stock Trust and shall be credited to the account of the employee to whom any such Restricted Stock has been awarded. While the Management Voting Trust Agreement is in effect, all Restricted Stock shall be delivered to the Management Voting Trust and voted in accordance with the provisions of the Management Voting Trust Agreement. After the Management Voting Trust Agreement is no longer in effect, each employee who has been awarded Restricted Stock shall be entitled to instruct the trustee of the Restricted Stock Trust as to the voting of such Restricted Stock held in his account. Restricted Stock as to which no voting instructions are received by the trustee or which have not been granted to any employee shall be voted by the trustee pro rata in accordance with the vote of the Restricted Stock which has been granted as to which voting instructions have been given.

     Among other powers, the Compensation Committee shall have the authority to accelerate the vesting of all awards and the release of the related Restricted Stock.

     No employee may be granted an award of Restricted Stock under the Restricted Stock Plan unless he or she is or becomes a party to the Stockholders' Agreement and the Management Voting Trust Agreement, so long as those agreements are in effect. Subject to the following sentence, Restricted Stock granted to an employee and held in the Restricted Stock Trust is not transferable and any attempt to transfer such Restricted Stock may lead to its forfeiture without consideration. Restricted Stock which vests as a result of the death of the employee during the six-month period after an initial public offering may be transferred by will or intestate succession and upon such a transfer the transferee must agree to be bound by the Restricted Stock Plan and to execute any other agreement which the Compensation Committee may prescribe, including any supplements to the Stockholders' Agreement and Management Voting Trust Agreement.

     The Compensation Committee, with the written consent of the Management Voting Trust, may at any time terminate the Restricted Stock Plan or any awards of Restricted Stock then outstanding. Upon the termination of the Restricted Stock Plan or of an outstanding award of Restricted Stock, the Compensation Committee may, with the written consent of the Management Voting Trust, either declare that a vesting event has occurred and release Restricted Stock to employees or cause Y&R to pay an amount in cash equal to the value of the Restricted Stock subject to such terminated award minus any applicable withholding taxes or other similar charges. Within two years of any such termination of the Restricted Stock Plan, the Compensation Committee shall distribute any unawarded Restricted Stock remaining in the Restricted Stock Trust to such employees as it may designate. In no event shall any Restricted Stock revert to Y&R as a result of the termination of the Restricted Stock Plan or any award of Restricted Stock. The Compensation Committee may amend the Restricted Stock Plan and the terms and conditions of any awards of Restricted Stock with the written consent of the Management Voting Trust, provided that no amendment may impair the rights of a holder of any such award without such holder's consent. However, the Compensation Committee is authorized to make certain adjustments to the Restricted Stock Plan and any outstanding awards of Restricted Stock in the event of a change in the capitalization of Y&R due to certain corporate events specified in the Restricted Stock Plan.

     Under U.S. tax law, the vesting and distribution of the Restricted Stock will be a taxable event for U.S. taxpayers, and Y&R will have withholding obligations. For purposes of U.S. federal income tax, an award holder will be deemed to have received ordinary income in an amount equal to the fair market value of the shares of Common Stock received and, generally, the Company will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the award holder. Under the Restricted Stock Plan, upon the vesting and receipt of Restricted Stock, the employee may pay the withholding taxes or other similar charges either in cash or, subject to the approval of the Compensation Committee, by (i) delivering a number of shares of Common Stock already owned by such employee with the appropriate value, (ii) a recourse note to Y&R with such terms and conditions as the Compensation Committee may require, including a pledge of the related shares or (iii) having a number of shares of Restricted Stock of the appropriate value withheld from those to be distributed. Moreover, if the Compensation Committee consents, the employee may have a number of shares of Common Stock either withheld from those to be distributed or delivered to Y&R with the appropriate value to satisfy the estimated total taxes and charges that would be incurred by the employee as a result of such vesting and distribution.


     The Company has adopted a new incentive compensation plan that has amended and restated the Restricted Stock Plan with respect to all grants made subsequent to March 31, 1998. See "-- 1997 ICP" below. In order to assist the Company and its affiliates in meeting various cash compensation obligations of the Company and its affiliates, the Company has amended the agreement governing the Restricted Stock Trust to provide for cash distributions to be made from the Restricted Stock Trust to pay salaries and for the benefit of participants in various annual bonus programs as the Compensation Committee may direct, and to permit the trustee of the Restricted Stock Trust to require the Company to purchase unallocated shares of Common Stock held therein such that proceeds from the sale are sufficient to make such salary and bonus payments. Pursuant to such amendment, the Company will repurchase the remaining 1,855,845 unallocated shares of Common Stock in the Restricted Stock Trust upon the consummation of the Offerings.


     1997 ICP. In December 1997, the Company adopted the 1997 Incentive Compensation Plan (the "1997 ICP"). The 1997 ICP has superseded the Management Stock Option Plan and has amended and restated the Restricted Stock Plan (the Management Stock Option Plan and the Restricted Stock Plan (prior to such amendment and restatement), the "Preexisting Plans"), although all awards granted prior to the adoption of the 1997 ICP, and any grants of Restricted Stock made after such adoption but on or prior to March 31, 1998, will remain outstanding in accordance with their terms and be subject to the terms of the Preexisting Plans.

     The Board believes that attracting and retaining key employees is essential to the Company's growth and success. In addition, the Board believes that the long-term success of the Company is enhanced by a competitive and comprehensive compensation program, which may include tailored types of incentives designed to motivate and reward such persons for outstanding service, including awards that link compensation to applicable measures of the Company's performance and the creation of stockholder value. Such awards should enable the Company to attract and retain key employees and enable such persons to acquire and/or increase their proprietary interest in the Company and thereby align their interests with the interests of the Company's stockholders. In addition, the Board believes that the Compensation Committee should be given as much flexibility as possible to provide for annual and long-term incentive awards contingent on performance.


     The Company granted non-qualified options to employees to purchase an aggregate of 9,577,950 shares of Common Stock in December 1997 under the 1997 ICP. Such options have an exercise price equal to $12.33 per share, which represents the fair market value of the Common Stock as of the date of grant (which takes into account that prior to the Offerings, the Company was privately held and that the shares were subject to contractual transfer restrictions, but does not give effect to the applicable put and call provisions of the Stockholders' Agreement). These options will expire if not exercised ten years after the date of grant and will be fully exercisable with respect to 33 1/3% of the shares subject to such option on December 31, 2000, with respect to an additional 33 1/3% of such shares on December 31, 2001, and with respect to the remaining 33 1/3% of such shares on December 31, 2002. Out of the options granted in December 1997, options to purchase 975,600 and 176,550 shares of Common Stock, respectively, granted to employees of Burson-Marsteller will not become exercisable until nine years and nine months from the date of their grant, unless Burson-Marsteller or the group of Burson-Marsteller, Landor Associates, Sudler & Hennessey and Cohn & Wolfe, as the case may be, achieves a targeted operating profit budget commitment for the year ending December 31, 1998, in which case the vesting schedule set forth in the previous sentence will apply to such options. All of these options will become fully exercisable with respect to 100% of the shares subject thereto upon a change in control of the Company (as defined in the 1997 ICP) or termination of employment due to death or disability. Upon termination of employment for any other reason, the portion of any such option that was not exercisable at such time will expire.

     The following is a description of the material features of the 1997 ICP.

     Types of Awards. The terms of the 1997 ICP provide for grants of stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock or other property ("Awards").


     Shares Subject to the 1997 ICP; Annual Per-Person Limitations. Under the 1997 ICP, the total number of shares of the Common Stock reserved and available for delivery to participants in connection with Awards is (i) 19,125,000, plus
(ii) the number of shares of Common Stock subject to awards under Preexisting Plans that become available (generally due to cancellation or forfeiture) after the effective date of the 1997 ICP; provided, however, that the total number of shares of Common Stock with respect to which incentive stock options ("ISOs") may be granted shall not exceed one million. Any shares of Common Stock delivered under the 1997 ICP may consist of authorized and unissued shares or treasury shares.



     The 1997 ICP imposes individual limitations on the amount of certain Awards in order to comply with Section 162(m) of the Internal Revenue Code (the "Code"). Under these limitations, during any fiscal year the number of options, SARs, shares of restricted stock, shares of deferred stock, shares of Common Stock issued as a bonus or in lieu of other obligations, and other stock-based Awards granted to any one participant must not exceed 200,000 shares for each type of such Award, subject to adjustment in certain circumstances. In addition, the maximum cash amount that may be earned as a final annual incentive award or other annual cash Award in respect of any fiscal year by any one participant and the maximum cash amount that may be earned as a final performance award or other cash Award in respect of a performance period other than an annual period by any one participant may not exceed $10 million. The Company intends for Awards granted to "covered employees (as defined in Section 162(m)) under the 1997 ICP to qualify as "performance-based compensation" (as defined in Section 162(m) and regulations thereunder) for purposes of Section 162(m) to the extent such Awards may otherwise be subject thereto.


     The Compensation Committee is authorized to adjust the number and kind of shares subject to the aggregate share limitations and annual limitations under the 1997 ICP and subject to outstanding Awards (including adjustments to exercise prices and number of shares of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the Common Stock so that an adjustment is determined by the Compensation Committee to be appropriate. The Compensation Committee is also authorized to adjust performance conditions and other terms and conditions of Awards in response to these kinds of events or in response to changes in applicable laws, regulations, or accounting principles or in view of any other circumstances deemed relevant by the Compensation Committee; provided that no such adjustment may be made if and to the extent if would cause Awards to "covered employees" intended to so qualify to fail to qualify as "performance-based compensation" for purposes of
Section 162(m) of the Code.

     Eligibility. Executive officers and other officers and employees of the Company or any affiliate, including any such person who may also be a director of the Company, and each other person who provides services to the Company or any affiliate shall be eligible to be granted Awards under the 1997 ICP. An affiliate of the Company for this purpose includes any entity required to be aggregated with the Company under Section 414 of the Code and any 10% owned joint venture or partnership of the Company or an affiliate.

     Administration. The 1997 ICP is administered by the Compensation Committee except to the extent the Board elects to administer the 1997 ICP. Subject to the terms and conditions of the 1997 ICP, the Compensation Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of shares of Common Stock to which Awards will relate, specify times at which Awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 1997 ICP, and make all other determinations that may be necessary or advisable for the administration of the 1997 ICP. The 1997 ICP provides that Compensation Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 1997 ICP.

     Stock Options and SARs. The Compensation Committee is authorized to grant stock options, including both ISOs that can result in potentially favorable tax treatment to the participant and non-qualified stock options (i.e., options not qualifying as ISOs), and SARs entitling the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR is determined by the Compensation Committee, but must not be less than the fair market value of a share of Common Stock on the date of grant (except to the extent of in-the-money awards or cash obligations surrendered by the participant at the time of grant). The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally is fixed by the Compensation Committee, except no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, Common Stock, outstanding Awards, or other property (possibly including notes or obligations to make payment on a deferred basis) having a fair market value equal to the exercise price, as the Compensation Committee may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Compensation Committee.

     Restricted and Deferred Stock. The Compensation Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of Common Stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a restricted period as specified by the Compensation Committee. A participant granted restricted stock generally has all of the rights of a shareholder of the Company, including the right to vote the shares and to receive dividends thereon, unless otherwise determined by the Compensation Committee. An Award of deferred stock confers upon a participant the right to receive shares or cash (or a combination) at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a specified period (which period need not extend for the entire duration of the deferral period). Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

     Dividend Equivalents. The Compensation Committee is authorized to grant dividend equivalents conferring on participants the right to receive cash, shares, other Awards, or other property equal in value to dividends paid on a specific number of shares, or other periodic payments. Dividend equivalents may be granted on a free-standing basis or in connection with another Award, may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional shares, Awards, or other investment vehicles specified by the Compensation Committee.

     Bonus Stock and Awards in Lieu of Cash Obligations. The Compensation Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of obligations to pay cash or deliver other property under the 1997 ICP or other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.

     Other Stock-Based Awards. The 1997 ICP authorizes the Compensation Committee to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Compensation Committee, and Awards valued by reference to the book value of shares or the value of securities of or the performance of specified affiliates. The Compensation Committee determines the terms and conditions of such Awards, including consideration to be paid to exercise Awards in the nature of purchase rights, the period during which Awards will be outstanding, and forfeiture conditions and restrictions on Awards.

     Performance Awards, Including Annual Incentive Awards. The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Compensation Committee (measurable over performance periods of up to 10 years). In addition, the 1997 ICP authorizes specific annual incentive awards, which represent a conditional right to receive cash, shares or other Awards upon achievement of preestablished performance goals during a specified one-year period. Performance awards and annual incentive awards granted to persons the Compensation Committee expects will, for the year in which a deduction arises, be among the Chief Executive Officer and four other most highly compensated executive officers, will, if so intended by the Compensation Committee, be subject to provisions that should qualify such Awards as "performance-based compensation" not subject to the limitation on tax deductibility by the Company under Code Section 162(m).

     The performance goals to be achieved as a condition of payment or settlement of a performance award or annual incentive award will consist of (i) one or more business criteria and (ii) a targeted level or levels of performance with respect to each such business criteria as specified by the Committee. In the case of performance awards intended to meet the requirements of Code Section 162(m), the business criteria used must be one of those specified in the 1997 ICP, although for other participants the Compensation Committee may specify any other criteria. The business criteria specified in the 1997 ICP are: (1) earnings per share; (2) increase in revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin; (8) net income, net income before taxes, operating profits, earnings before interest, taxes and amortization, earnings before interest, taxes, depreciation and amortization; (9) total shareholder return; (10) ratio of staff cost to revenues or gross margin; and (11) any of the above goals as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparator companies.

     In granting annual incentive or performance awards, the Compensation Committee shall establish a performance goal or goals and may establish unfunded award "pools," the amounts of which will be based upon the achievement of such performance goal or goals using one or more of the business criteria described in the preceding paragraph. During the first 90 days of a fiscal year or performance period, the Compensation Committee will determine who will potentially receive annual incentive or performance awards for that fiscal year or performance period, either out of the pool or otherwise, and the amounts potentially payable with respect thereto. After the end of each fiscal year or performance period, the Compensation Committee will determine the amount, if any, of the pool and the maximum amount of potential annual incentive or performance awards payable to each participant in the pool, or the amount of any potential annual incentive or performance award otherwise payable to a participant. The Compensation Committee may, in its discretion, determine that the amount payable as a final annual incentive or performance award will be increased or reduced from the amount of any potential Award, but may not exercise discretion to increase any such amount in the case of an Award intended to qualify under Code Section 162(m).

     Subject to the requirements of the 1997 ICP, the Compensation Committee will determine other performance award and annual incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement.

     Other Terms of Awards. Awards may be settled in the form of cash, Common Stock, other Awards, or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Compensation Committee is authorized to place cash, shares, or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the 1997 ICP. The Compensation Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld (or previously acquired shares or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 1997 ICP generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Compensation Committee may, in its discretion, permit transfers for estate planning or other purposes.

     Awards under the 1997 ICP are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Compensation Committee may, however, grant Awards in exchange for other Awards under the 1997 ICP, awards under other plans of the Company, or other rights to payment from the Company, and may grant Awards in addition to and in tandem with such other Awards, awards, or rights as well.

     The Compensation Committee may cancel or rescind Awards, or require repayment of any profits resulting from Awards, if the participant fails to comply with certain restrictive or other covenants set forth in the 1997 ICP and/or an Award agreement.

     Acceleration of Vesting. The Compensation Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a "change in control" of the Company except to the extent otherwise provided in the Award agreement. In addition, the Compensation Committee may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change in control. "Change in control" is defined in the 1997 ICP to include (i)(x) any person (other than the Company, certain companies owned by the stockholders of the Company or any employee benefit plans of the Company) becoming the beneficial owner of securities representing 40% or more of the combined voting power of the Company's then outstanding securities and (y) so long as the Management Voting Trust is still in existence, representing a greater percentage of the combined voting power of the Company's then outstanding securities than is represented by securities held by the Management Voting Trust, provided, that all shares of Common Stock subject to vested options under the 1997 ICP and the Management Stock Option Plan (not including options which would vest on such change in control) are counted as outstanding securities of the Company; (ii) during a two-year period, individuals who constitute the Board at the start of such period, and any new director whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the directors then in office who either were directors at the start of such period or whose election or nomination was previously so approved (excluding directors whose elections were as a result of certain proxy contests or who were designated by any entity who had entered into a change in control agreement with the Company), ceasing to constitute a majority of the Board; (iii) the consummation of a merger or consolidation of the Company with another entity which would result in either
(A) the voting securities of the Company outstanding immediately prior to such merger or consolidation failing to represent (either by remaining outstanding or being converted into voting securities of the surviving or resulting entity) 40% or more of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation or (B)(I) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent at least 40% but less than 60% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation and (II) as a result of such merger or consolidation, there is an acceleration of the vesting or exercisability of any material amount of, or material percentage of, outstanding stock options or other stock awards granted by the entity with which such merger or consolidation is taking place or any of its affiliates; (iv) the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company immediately prior thereto) in which case the Board shall determine the effective date of the change in control; or (v) any other event which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership. A change in control will also be deemed to have occurred immediately prior to the consummation of (i) a tender offer for securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities in which there is not disclosed an intention to follow the consummation of the tender offer with a merger, reorganization, consolidation, share exchange or similar transaction or (ii) a tender offer for securities of the Company representing any percentage of the combined voting power of the Company's then outstanding securities in which there is disclosed an intention to follow the consummation of the tender offer with a merger, reorganization, consolidation, share exchange or similar transaction in which the value of the consideration to be offered for such securities is lower than the value of the consideration offered for such securities in the tender offer (as determined by the Board at the time) in order to allow holders of previously unexercisable Options the opportunity to participate therein with respect to shares underlying such Options.

     Amendment and Termination of the 1997 ICP. The Board may amend, alter, suspend, discontinue, or terminate the 1997 ICP or the Compensation Committee's authority to grant Awards without the consent of shareholders or participants, except shareholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the shares are then listed or quoted and participant consent must be obtained if such action would materially and adversely affect the rights of a participant under an outstanding Award. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Thus, shareholder approval will not necessarily be required for amendments that might increase the cost of the 1997 ICP or broaden eligibility. The Committee may amend, alter, suspend, discontinue or terminate any outstanding Award or Award agreement, except as otherwise provided in the 1997 ICP. Participant consent must be obtained if such action would materially and adversely affect the rights of a participant under such Award. Notwithstanding the foregoing, the Compensation Committee may terminate any outstanding Award in whole or in part, provided that upon such termination the Company pays to such Participant (i) with respect to an option (whether or not exercisable) or portion thereof, an amount in cash for each share of Common Stock subject to such option or portion thereof being terminated equal to the excess, if any, of
(a) the value at which a share of Common Stock received pursuant to the exercise of such option would have been valued by the Company at that time for purposes of determining applicable withholding taxes or other similar charges, over
(b) the sum of the exercise price per share of such option and applicable withholding taxes and other similar charges, and (ii) with respect to any other type of Award, an amount in Common Stock or cash (as determined by the Compensation Committee in its sole discretion) equal to the value of such Award or portion thereof being terminated as of the date of termination (assuming the acceleration of the exercisability of such Award or portion thereof, the lapsing of any restrictions on such Award or portion thereof or the expiration of any deferral or vesting period of such Award or portion thereof) as determined by the Compensation Committee in its sole discretion.

     Federal Income Tax Implications. The following is a summary description of the federal income tax consequences generally arising with respect to Awards under the 1997 ICP.

     The grant of an option or SAR will create no tax consequences for the participant or the Company. A participant will not generally recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable shares received.

     Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price, or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option or SAR).

     The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or SAR. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding periods prior to disposition of the shares.

     With respect to Awards granted under the 1997 ICP that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

     With respect to Awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of the receipt of the shares or other property. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.


     Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to "excess parachute payments" within the meaning of Section 280G of the Code and, to such extent, will be non-deductible by the Company and subject to a 20% excise tax by the participant.



     DEFERRED COMPENSATION PLAN. In December 1997, the Company also adopted the Deferred Compensation Plan in order to permit certain members of a select group of management or highly compensated employees of the Company and its affiliates to defer receipt of specified portions of compensation (either cash, stock or stock-based compensation) and to have such deferred amounts treated as if invested in specified investment vehicles, all in accordance with the terms of the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan will be distributed to a participant as soon as practicable after the date or dates (including upon the occurrence of specified events), and in such number of installments, as may be elected by the participant or earlier in the case of Retirement, Disability or a Change in Control (as defined in the 1997 ICP). The Deferred Compensation Plan will be "unfunded". However, the Compensation Committee has authorized the creation of a trust to aid in meeting the Company's obligations thereunder. Such trust will be subject to the claims of the creditors of the Company in the event of the Company's insolvency.



     CAREER CASH BALANCE PLAN (THE "CCB PLAN"). The CCB Plan is a defined benefit plan available to all employees of the Company and its participating affiliates. Subject to certain limitations, most vested retirement benefits available under the CCB Plan are insured by the Pension Benefit Guaranty Corporation. The Company pays the full cost of the benefit provided under the CCB Plan. Eligible retired employees may begin receiving full CCB Plan benefits at or after age 60 if he or she had at least five years of service. Alternatively a reduced benefit is payable at age 55 at the election of the participant. Under the CCB Plan, effective July 1, 1996, the Company annually credits to each participant's account 3.2% of the participant's salary. Salary is defined to include base salary or wages and excludes bonus, overtime, commissions and other special compensation. The Company will credit to each account interest equal to the average 1-year U.S. Treasury Bill interest rate for the month of November for the previous calendar year, rounded up to the nearest tenth of a percent, up to a maximum average of $150,000, multiplied by the number of benefit years (equal to twelve months of service or 2,280 hours). If the present value of the earned benefit at the time of termination is less than $3,500, the participant receives a lump sum distribution from the Company. If the earned benefit is greater than $3,500, the cash balance account is payable as a lump sum in cash or as an annuity (under certain circumstances) to the participant for reinvestment in other qualified plans prior to retirement at the participant's election, or for distribution upon retirement. CCB Plan benefits are not reduced by Social Security benefits. Loans cannot be taken from the CCB Plan.

     The estimated annual benefits payable upon retirement at normal retirement age for the named executive officers are as follows: Mr. Georgescu -- $18,756, Mr. Vick -- $3,384, Mr. McGarry -- $18,756, Mr. Bell -- $4,632, and Mr.
Dolan -- $1,152.

     SAVINGS PLAN. The Savings Plan is a defined contribution plan to which employees may make contributions after one hour of service with the Company and to which the Company will make matching contributions on behalf of employees who have completed at least 1,000 hours of service with the Company. Eligible employees may choose to save up to 15% of their base pay and up to 10% of their additional pay (e.g., overtime, bonus, etc.) in any calendar year. Eligible employees can elect the amount of base pay they want to contribute to the Savings Plan through payroll deductions and can elect to save with before-tax and/or after-tax dollars. The Company matches employee contributions dollar-for-dollar at year-end up to the first 5% of annual base pay, provided the eligible participant is employed at year-end. Savings Plan accounts (consisting of employee contributions, Company contributions and earnings) grow on a tax-deferred basis. Such accounts can be invested by the participant in any of the investment options made available by the Company from time to time.

     SELECTED EXECUTIVE RETIREMENT INCOME PLAN ("SERIP"). The SERIP is a supplemental executive retirement arrangement for selected members of senior management under separate contracts with the Company. Subject to certain non-competition and non-solicitation provisions, cash payments in a fixed annual amount varying as to each individual will be made to a participant whose rights have vested in accordance with his agreement when such participant's employment terminates or when he reaches a specified age (typically 60), whichever occurs later. Payments are made for the balance of the participant's life and, if fewer than ten annual payments are made during the participant's life, his beneficiary will receive the balance of the payments until ten annual payments are made. The Company's obligations to participants under the SERIP are subordinate in right of payment to its obligations to senior lenders and certain other creditors.

     The estimated annual benefits payable upon retirement at normal retirement age for the named executive officers are as follows: Mr.
Georgescu -- $1,050,000, Mr. Vick -- $300,000, Mr. McGarry -- $200,000, Mr.
Bell -- none, and Mr. Dolan -- none.

     THE YOUNG & RUBICAM PROFIT SHARING PLAN (INACTIVE) (THE "PROFIT SHARING PLAN"). The Profit Sharing Plan is a defined contribution plan which has been inactive since 1975 and is being continued only for the benefit of current and former employees (and their beneficiaries) who still have Profit Sharing Plan account balances. Participants can direct the investment of their Profit Sharing Plan account balances in any of the investment options made available by the Company from time to time. Certain named executive officers have accrued benefits under the Profit Sharing Plan but no additional accruals have been made for their accounts since 1975. The Company recently merged the Profit Sharing Plan into the Savings Plan.

     EMPLOYMENT AND TERMINATION OF EMPLOYMENT ARRANGEMENTS. The Company and Michael Dolan entered into a letter agreement, as amended, regarding Mr. Dolan's principal terms of employment with the Company as Vice Chairman and Chief Financial Officer. This letter agreement entitles Mr. Dolan to an annual base salary and eligibility for a bonus under the Key Corporation Managers Bonus Plan as well as to the same perquisites and benefits under Company policies as other employees of the same rank. This letter agreement also provides that if Mr. Dolan should die while in the employ of the Company prior to the consummation of an initial public offering, the Company will treat as vested all shares of Restricted Stock and options to purchase Common Stock to the extent necessary to realize a value of $1,500,000 to Mr. Dolan.

     Under the Management Voting Trust Agreement, Y&R has agreed to give each Management Investor, including each named executive officer, six months severance pay upon termination of employment for any reason other than for cause, but each Management Investor is required to waive any possible right to more than six months severance pay (and any claims for damages under any employment agreement). Upon termination of the Management Voting Trust, in the event of termination of employment, the named executive officers may be eligible to receive severance pay of up to 13 weeks base salary (based upon length of service) pursuant to a severance plan previously established for U.S. employees of the Company.

     The Management Voting Trust has the unqualified right and power to vote and to execute consents with respect to all shares of Common Stock held by the Management Voting Trust. The voting rights of the Management Voting Trust will be exercised by certain members of senior management of Y&R, as Voting Trustees. The Voting Trustees are Peter A. Georgescu, Stephanie W. Abramson, Thomas D. Bell, Jr., Michael J. Dolan, Mitchell Kurz, John P. McGarry, Jr., Alan J. Sheldon and Edward H. Vick. So long as Peter A. Georgescu (or a successor Chief Executive Officer elected with the approval of the Management Voting Trust) is a Voting Trustee, his (or such successor's) decision will be binding unless he is outvoted by a super majority of the other Voting Trustees. If at any time there is no Chief Executive Officer, or if the Chief Executive Officer was not approved in advance by the Management Voting Trust, a majority vote of the Voting Trustees will constitute the action of the Management Voting Trust. The foregoing voting procedures will also apply to the election of Voting Trustees.

     Executive officers are appointed by, and serve at the discretion of, the Company Board.

                              CERTAIN TRANSACTIONS

     Upon consummation of the Recapitalization, certain of the Recapitalization Investors were granted an approval right over a number of specified fundamental corporate actions, and were granted the right to nominate and have elected three members of the Company Board. After the Offerings, such approval right will terminate, and the H&F Investors will retain the right to nominate and have elected (i) two members of the Board for so long as such investors continue to hold, in the aggregate, at least 10% of the Outstanding Shares and (ii) one member of the Board for so long as the H&F Investors continue to hold, in the aggregate, at least 5% of the Outstanding Shares.

     In addition, certain of the Recapitalization Investors have demand and piggyback registration rights with respect to the Common Stock they hold. Such Recapitalization Investors have the right to have shares they hold included in any public offering of Common Stock made by the Company, and after the Offerings, such Recapitalization Investors will have certain demand registration rights to require the Company to register for resale shares of Common Stock held by the Recapitalization Investors. See "Shares Eligible for Future Sale."

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Common Stock and options to purchase Common Stock as of March 31, 1998 and as adjusted to reflect the sale of 16,600,000 shares of Common Stock in the Offerings, including beneficial ownership by (i) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of any class of the Common Stock, (ii) each of the Company's Directors and named executive officers, (iii) all Directors and executive officers as a group and
(iv) the Selling Stockholders. Amounts shown under the headings "Shares" include the numbers of shares of Common Stock subject to vested options, which are also shown under the heading "Vested Options." The information in the table assumes that all shares of Restricted Stock vest within 60 days. The information in the table below has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. The address of each of the Selling Stockholders other than the H&F Investors is c/o the Company at 285 Madison Avenue, New York, New York 10017. The address of the H&F Investors is c/o Hellman & Friedman L.L.C., One Maritime Plaza, San Francisco, California 94111.



                                      BENEFICIAL OWNERSHIP                                     BENEFICIAL OWNERSHIP
                                       PRIOR TO OFFERINGS                                        AFTER OFFERINGS
                              -------------------------------------   SHARES BEING   ----------------------------------------
            NAME                SHARES     VESTED OPTIONS   PERCENT     OFFERED        SHARES     VESTED OPTIONS      PERCENT
Management Voting
  Trust(1)..................  46,088,355    14,260,665       60.4%     2,101,860     43,986,495     14,260,665         54.2%
Hellman & Friedman Capital
  Partners III, L.P.........  28,961,100     2,311,590       45.0      7,004,684     21,956,416      2,311,590         31.7%
H&F Orchard Partners III,
  L.P.......................   2,109,060       168,270        3.4        510,481      1,598,579        168,270          2.4%
H&F International Partners
  III, L.P..................     631,770        50,400        1.0        150,925        480,845         50,400            *
BearTel Corp. ..............     260,865            --          *         63,160        197,705             --            *
Peter A. Georgescu(2).......   1,783,560            --        2.9             --      1,783,560             --          2.7%
Edward H. Vick (2)..........   1,495,290       895,245        2.4        156,465      1,338,825        895,245          2.0%
Thomas D. Bell, Jr.(2)......   1,463,655     1,165,215        2.3        167,130      1,296,525      1,165,215          1.9%
John P. McGarry, Jr.(2).....   1,155,450            --        1.9        141,810      1,013,640              0          1.5%
Michael J. Dolan(2).........     419,631       104,346          *             --        419,631        104,346            *
Richard S. Bodman...........          --            --          *             --             --             --            *
Philip U. Hammarskjold(3)...          --            --          *                            --             --            *
F. Warren Hellman(4)........          --            --          *                            --             --            *
John F. McGillicuddy........         869            --          *             --            869             --            *
Alan D. Schwartz(5).........          --            --          *                            --             --            *
All directors and executive
  officers as a group.......   7,708,509     2,190,894         12%       517,665      7,190,844      2,190,894         10.4%
Stephanie W. Abramson(2)....     475,353        26,088          *          7,260        468,093         26,088            *
American Media Management,
  Inc. .....................     130,440            --          *         35,556         94,884         50,400            *
Frank Anfield...............     368,520        21,465          *         40,005        328,515         21,465            *
Matt Asinari................     156,525        26,085          *         73,050         83,475         26,085            *
Jean-Marc Bara..............     304,080            --          *         73,455        230,625              0            *
Stephen Baum................      21,600            --          *         12,090          9,510              0            *
Ted Bell....................     827,820       334,065        1.3%        79,635        748,185        334,065          1.1%
Bill Borrelle...............      17,025            --          *          7,305          9,720              0            *
Roger Chiocchi..............      79,140        25,875          *          2,160         76,980         25,875            *
Michael Claes...............      47,550        24,360          *          7,305         40,245         24,360            *
Neil Clark..................      91,305        52,170          *         21,915         69,390         52,170            *
Don Cogman..................     423,030       191,775          *         16,665        406,365        191,775            *
Janet Coombs................     178,770       104,355          *         31,590        147,180        104,355            *
Cindy Giller................       9,780            --          *          5,475          4,305             --            *
H. Irving Grousbeck.........     260,865            --          *         66,667        194,198             --            *
Barbara Jack................     600,750       395,565        1.0%         3,960        596,790        395,565            *
Paul Jandreau-Smith.........     153,525        85,725          *         15,915        137,610         85,725            *
William Johnston............      82,605        60,000          *          1,875         80,730         60,000            *
Christopher Komisarjevsky...     153,420       109,575          *          2,640        150,780        109,575            *
Philippe Krakowsky..........      64,560        26,085          *         18,270         46,290         26,085            *

                                      BENEFICIAL OWNERSHIP                                     BENEFICIAL OWNERSHIP
                                       PRIOR TO OFFERINGS                                        AFTER OFFERINGS
                              -------------------------------------   SHARES BEING   ----------------------------------------
            NAME                SHARES     VESTED OPTIONS   PERCENT     OFFERED        SHARES     VESTED OPTIONS      PERCENT
Kurt Krauss.................      21,600            --          *         12,090          9,510             --            *
Stephanie Kugelman..........     473,355        88,485          *         25,530        447,825         88,485            *
Mitchell Kurz(2)............   1,397,745       589,455        2.2%       210,825      1,186,920        589,455          1.7%
Jay Kushner.................     100,500        42,000          *         25,200         75,300         42,000            *
Anthony Manson..............      21,030            --          *          9,135         11,895             --            *
Thomas McQueeney............     195,660            --          *         36,525        159,137             --            *
William Melzer..............     532,605       434,790          *         47,220        485,385        434,790            *
Craig Middleton.............     242,310        26,085          *         77,010        165,300         26,085            *
Fernan Montero..............     980,535            --        1.6%        64,065        916,470             --          1.4%
James O'Malley..............      26,610        13,560          *          7,305         19,305         13,560            *
Steve Oroho.................     217,590       112,605          *            825        216,765        112,605            *
Stewart Owen................     268,365       119,265          *         67,335        201,030        119,265            *
Graham Phillips.............      52,170            --          *         29,220         22,950             --            *
Dan Plouffe.................       7,500            --          *          4,200          3,300             --            *
Tim Pollak..................     955,080            --        1.5%        91,305        863,775             --          1.3%
Hans-Henrik Rasmussen.......     118,110            --          *         52,230         65,880             --            *
Ken Rietz...................     135,150       117,390          *          9,945        125,205        117,390            *
Ilene Rosenthal.............      21,360        17,385          *          2,130         19,230         17,385            *
Michael Samet...............     328,740        14,625          *        101,145        227,595         14,625            *
Carol Schautz...............     117,315            --          *         15,450        101,865             --            *
Matthew Schetlick...........     118,485        60,870          *         32,265         86,220         60,870            *
Nico Schou..................      22,965            --          *          9,210         13,755             --            *
Alan Sheldon(2).............     902,535            --        1.5%        45,000        857,535             --          1.2%
Barbara Smith...............      62,625        10,440          *          7,305         55,320         10,440            *
Stanley Stefanski...........     675,285       111,675        1.1%       150,690        524,595        111,675            *
Clay Timon..................     603,735       521,745        1.0%        40,875        562,861        521,745            *
Joanne Zaiac................     179,010            --          *         41,854        137,156             --            *


------------------------------

  *  Less than one percent.


 (1) "Beneficial Ownership Prior to Offerings" includes 11,086,950 shares held in the Restricted Stock Trust and "Beneficial Ownership After Offerings" includes 9,231,105 shares held in the Restricted Stock Trust, which shares are also subject to the Management Voting Trust. Beneficial ownership by the Management Voting Trust includes an aggregate of 2,101,860 shares offered hereby by Management Investors who are Selling Stockholders, which shares are held by the Management Voting Trust. Other than the shares offered by the H&F Investors, BearTel Corp., H. Irving Grousbeck and American Media Management, Inc., all shares offered by Selling Stockholders are held by the Management Voting Trust. Such shares will be delivered out of the Management Voting Trust upon consummation of the Offerings.



 (2) This amount does not include any of the 46,088,355 shares held in the Management Voting Trust in excess of the amount reported above, which the stockholder may be deemed to beneficially own as a result of such stockholder's position as a Voting Trustee of the Management Voting Trust. The stockholder disclaims beneficial ownership of any such shares in excess of the amount reported above.



 (3) Excludes 31,701,930 shares beneficially owned by the H&F Investors. The stockholder is a Managing Director of Hellman & Friedman.



 (4) Excludes 31,701,930 shares beneficially owned by the H&F Investors. The stockholder is Chairman of Hellman & Friedman, the ultimate general partner of the H&F Investors.



 (5) Excludes 260,865 shares held by BearTel Corp., a company affiliated with Bear, Stearns & Co. Inc., of which Mr. Schwartz is an executive officer.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company is authorized to issue 250,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, without par value (the "Preferred Stock"). As of March 31, 1998, and after giving effect to the Stock Split, the Company's issued and outstanding capital stock consisted of 60,200,040 shares of issued and outstanding Common Stock and 87 shares of issued and outstanding Money Market Preferred Stock. Based upon shares outstanding as of March 31, 1998, the Company estimates that immediately after the closing of the Offerings there will be an aggregate of 66,866,707 shares of Common Stock issued and outstanding, 30,702,450 shares of Common Stock will be issuable upon exercise of outstanding options, 87 shares of Money Market Preferred Stock will be issued and outstanding and no other shares of Preferred Stock will be issued and outstanding. All of the Company's issued and outstanding capital stock has been fully paid.


     The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Charter and By-Laws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable Delaware law.

     The Company's Charter and By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

COMMON STOCK


     The holders of Common Stock will be entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares, together with the holders of shares of Money Market Preferred Stock (as described herein), will possess all voting power, except as otherwise required by law or as provided in the Company's Charter. Holders of Common Stock who are employees of Y&R or its affiliates are subject to the provisions of the Management Voting Trust and the Stockholders' Agreement. See "-- The Management Voting Trust Agreement" and "The Stockholders' Agreement." The holders of Common Stock will not have cumulative voting rights. Holders of Common Stock will not have any preemptive right to subscribe for or purchase any kind or class of securities of the Company. Holders of Common Stock will have no subscription, conversion or redemption rights, and will not be subject to further calls or assessments. Subject to any preferential or other rights of any outstanding series of Preferred Stock that may be designated by the Company Board, the holders of Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Company Board. The Company's Credit Facilities contain restrictive covenants that limit the Company's ability to pay cash dividends or make certain stock repurchases above certain permitted limits without the prior written consent of the lenders. The New Facility, which the Company expects to enter into effective upon the consummation of the Offerings, is expected to permit the payment of cash dividends except in the event of a continuing default under the credit agreement. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to receive on a pro rata basis any assets of the Company remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Preferred Stock.


PREFERRED STOCK


     The Company is authorized to issue 10,000,000 shares of Preferred Stock. The Board has the authority to establish and designate series of the Preferred Stock and, except with respect to the Money Market Preferred Stock, to fix the number of shares constituting each such series, to fix the designations and the relative rights, preferences and limitations of the shares of each such series and the variations in the relative rights, preferences and limitations as between such series, and to increase and decrease the number of shares constituting each such series. See "-- Authorized But Unissued Capital Stock" and "-- Anti-Takeover Effects of Certain Provisions of the Charter, the By-Laws, the Rights Plan and Delaware Law -- Preferred Stock."



     The Company's Charter designates an initial series of Preferred Stock, consisting of 50,000 shares, as the Money Market Preferred Stock. Holders of Money Market Preferred Stock are entitled to receive, subject to declaration by the Board, certain cumulative cash dividends which are payable quarterly and calculated with reference to the interest rate for the three-month London interbank deposit market. On or after December 12, 2001, any Money Market Preferred Stock issued and outstanding for five years may, at the option of the Board and subject to providing holders with notice of redemption, be redeemed by the Company at a redemption price per share of $115.00 (together with all accrued and unpaid dividends thereon). Redeemed Money Market Preferred Stock may be reissued by the Board as shares of such series or as shares of any other series of Preferred Stock. Money Market Preferred Stock are not convertible, have a liquidation preference of $115.00 per share (together with all accrued and unpaid dividends thereon) and have voting rights equal to one-tenth of one vote for each share of Money Market Preferred Stock.



     Effective upon the closing of the Offerings, in connection with the Rights Plan, the Company's Charter will authorize a series of Preferred Stock designated Cumulative Participating Junior Preferred Stock (the "Junior Preferred Stock"), consisting of 2,500,000 shares. For a description of the Rights Plan and the Junior Preferred Stock, see "-- Rights Plan" and
"-- Anti-Takeover Effects of Certain Provisions of the Charter, the By-Laws, the Rights Plan and Delaware Law."


AUTHORIZED BUT UNISSUED CAPITAL STOCK


     Based on the calculations set forth above, the Company estimates that, following the completion of the Offerings, it will have approximately 183,133,293 shares of authorized but unissued Common Stock (including an aggregate of 28,964,130 shares reserved for issuance upon the exercise of options under the Stock Option Plans and 2,598,105 shares reserved for issuance upon the exercise of options issued to certain of the Recapitalization Investors and 9,999,913 shares of authorized but unissued Preferred Stock (including the 2,500,000 shares designated as Junior Preferred Stock and 49,913 shares designated as Money Market Preferred Stock). Delaware law does not require stockholder approval for the issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which apply so long as the Common Stock remains listed on such exchange, require prior stockholder approval of certain issuances, including issuances of shares bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares of Common Stock. These additional shares could be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. The Company currently does not have any plans to issue additional shares of Common Stock or Preferred Stock other than in connection with employee compensation plans. See "Management -- Executive Compensation." One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of the Company to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of the opportunity to sell their shares of Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company pursuant to the operation of the Rights Plan, which is discussed below. See "-- Anti-Takeover Effects of Certain Provisions of the Charter, the By-Laws, the Rights Plan and Delaware Law."


THE MANAGEMENT VOTING TRUST AGREEMENT


     Pursuant to the Management Voting Trust Agreement, the Management Investors and the Restricted Stock Trust are required to deposit with the Management Voting Trust all shares of Common Stock and all shares of Money Market Preferred Stock acquired by them prior to the termination of the Management Voting Trust (including Common Stock acquired upon the exercise of options, distributions from the

Restricted Stock Trust or otherwise). Common Stock sold in the public market by Management Investors and the Restricted Stock Trust will be withdrawn from, and delivered free of, the Management Voting Trust.


     The Management Voting Trust will have the unqualified right and power to vote and to execute consents with respect to all shares of Common Stock and all shares of Money Market Preferred Stock held by the Management Voting Trust. The voting rights of the Management Voting Trust are exercised by certain members of senior management of Y&R, in their capacities as voting trustees (the "Voting Trustees"). The current Voting Trustees are Peter A. Georgescu, Stephanie W. Abramson, Thomas D. Bell, Jr., Michael J. Dolan, Mitchell Kurz, John P. McGarry, Jr., Alan J. Sheldon and Edward H. Vick (each of whom is currently a member of the senior management of Y&R). So long as Peter A. Georgescu (or a successor Chief Executive Officer elected with the approval of the Management Voting Trust) is a Voting Trustee, any action (i) approved in writing or at a meeting by Peter A. Georgescu (or such successor) and any two other Voting Trustees and
(ii) any action approved over the objection of Peter A. Georgescu (or such successor) at a meeting of the Voting Trustees by an aggregate vote of Voting Trustees equal to not less than the total number of Voting Trustees then in office minus two, shall constitute the action of, and shall be binding upon, the Management Voting Trust (unless there shall be fewer than seven Voting Trustees then in office, in which event any action under clause (ii) shall require the vote of all the Voting Trustees other than Peter A. Georgescu (or such successor)). The foregoing voting procedures will also apply to the election and removal of Voting Trustees, to proposals to increase or decrease the number of Voting Trustees and to proposals to amend the foregoing voting procedures.



     The Management Voting Trust will terminate at such time that (i) no person (including the Recapitalization Investors and the Management Voting Trust) is the owner of more than 20% of the Outstanding Shares, (ii) the number of shares of Common Stock held by the Management Voting Trust is less than 10% of the Outstanding Shares or (iii) the Voting Trustees determine to terminate the Management Voting Trust. Pursuant to an irrevocable unanimous written consent of the Voting Trustees, the Management Voting Trust will terminate 24 months after the consummation of the Offerings, assuming no earlier termination in accordance with its terms.



     The Management Voting Trust has issued and will issue voting trust certificates ("Voting Trust Certificates") representing the shares of Common Stock and Money Market Preferred Stock deposited with it. The Voting Trust Certificates will be subject to the transfer restrictions set forth in the Amended Stockholders' Agreement. See "-- The Stockholders' Agreement."



     Y&R has agreed to assume all liability and indemnify and defend all Voting Trustees and their successors, assigns, agents and servants from any and all losses incurred or asserted against any Voting Trustees relating to their administration of the Management Voting Trust, unless there is clear and convincing evidence that such losses were proximately caused by an act or omission that was not taken in good faith or not reasonably believed to be in the best interest of Y&R and the Management Investors as a group. See "Management -- Limitation of Liability and Indemnification."


     Under the Management Voting Trust Agreement and certain stock option and restricted stock agreements, each of the Management Investors is subject to certain non-competition, non-solicitation, confidentiality and notice requirements in connection with the termination of such person's employment. They include the following: (i) for one year after termination of employment, a Management Investor may not work for any competitor of Y&R on the account of any client of Y&R or any of its affiliates with whom such Management Investor had a direct relationship or as to which such Management Investor had a significant supervisory responsibility or otherwise was significantly involved at any time during the two years prior to termination; (ii) for six months after termination of employment, (a) a Management Investor with principally corporate type job responsibilities that do not principally involve client service related functions may not work for a principal competitor of Y&R or any of its affiliates in any substantially similar role as that held with Y&R or any of its affiliates during the two years prior to termination, and (b) a Management Investor with principally client service related responsibilities may not work for a competitor of Y&R or its affiliates on the account of any substantial competitor (or directly for such competitor) of any client of Y&R or any of its affiliates for whom such Management Investor had substantial responsibility during the two years prior to termination; (iii) for one year after termination of employment, a Management Investor may not (a) directly or indirectly solicit or hire, or assist in the soliciting or hiring of, any person employed by Y&R or any of its affiliates as of the date of termination or any person who was then being recruited by Y&R or any of its subsidiaries or (b) induce any such employee to terminate his or her employment with Y&R or any of its affiliates; (iv) a Management Investor shall keep confidential information of Y&R, its affiliates and their clients learned during his or her employment and (v) a Management Investor shall give six weeks written notice prior to voluntary termination unless a shorter period is approved by the Company.



     Y&R has agreed, under the Management Voting Trust Agreement, to give each Management Investor six months severance pay upon termination of employment for any reason other than for cause (as defined), and each Management Investor is required to waive any possible right to more than six months' severance pay (or similar compensation) (and any claims for damages under any employment agreement). Y&R has the right under the Stockholders' Agreement to offset against any payments to be made in connection with the purchase of securities from a Management Investor in connection with his or her termination of employment (i) any severance or similar obligations to be paid to such Management Investor in excess of or in addition to six months severance pay required to be made under applicable law despite such Management Investor's waiver of entitlement thereto, as provided in the Management Voting Trust Agreement) and (ii) any damages or expenses incurred as a result of any malfeasance by such Management Investor or a breach by such Management Investor of the covenants described in the preceding paragraph.


THE STOCKHOLDERS' AGREEMENT


     In connection with the Recapitalization, the Recapitalization Investors, the Management Investors, the Restricted Stock Trust, the Management Voting Trust and Y&R entered into a stockholders' agreement (the "Stockholders' Agreement") with respect to the restrictions on transferability of shares of Common Stock and related Voting Trust Certificates, and with respect to the management of Y&R.



     Upon consummation of the Offerings, the Stockholders' Agreement will be terminated as to certain parties and the H&F Investors, the Management Investors, the Restricted Stock Trust, the Management Voting Trust and Y&R will enter into an amended and restated stockholders' agreement (the "Amended Stockholders' Agreement").


     RIGHT TO NOMINATE DIRECTORS. Under the Amended Stockholders' Agreement, the H&F Investors will have the right to nominate and have elected two members of the Company Board for so long as they continue to hold, in the aggregate, at least 10% of the Outstanding Shares, and one member of the Board for so long as they continue to hold, in the aggregate, at least 5% of the Outstanding Shares. Outstanding Shares is defined in the Stockholders' Agreement to include all shares of Common Stock subject to vested options (not including options which would vest on a change in control).

     TRANSFER RESTRICTIONS. Under the Amended Stockholders' Agreement, the transfer restrictions described below will apply. Purported transfers in violation of these restrictions will be null and void.


     H&F Investors may not transfer shares of Common Stock, options to purchase Common Stock or other voting capital stock, (i) prior to termination of the Management Voting Trust (which will occur no later than the second anniversary of the consummation of the Offerings), if at least 20% of the Outstanding Shares are then subject to the Management Voting Trust, to any party who as a result thereof would (together with its affiliates) own a percentage of the Outstanding Shares which is greater than the percentage then subject to the Management Voting Trust, or (ii) after such termination of the Management Voting Trust and
(A) prior to the first anniversary of such termination, to any party who as a result thereof would (together with its affiliates) own a percentage of the Outstanding Shares which is greater than the greater of (1) 20% and (2) the percentage of the Outstanding Shares subject to the Management Voting Trust upon termination thereof (the "Termination Percentage") less 5% and (B) from and after the first anniversary of such termination until December 12, 2002, to any party who as a result thereof would (together with its affiliates) own a percentage of the Outstanding Shares which is greater than the greater of (1) 20% and (2) the Termination Percentage less 10%, unless, in any such case (A) Y&R fails to arrange for the sale of such shares to a third party for the benefit of the H&F Investors at a price to the H&F Investors not less than the price proposed to be paid by the proposed transferee and (B) the Management Voting Trust (or, following its termination, the Company) consents to the proposed transfer, which consent may not be unreasonably withheld.


     Prior to termination of the Management Voting Trust, proposed transfers of shares of Common Stock, options to purchase Common Stock or other voting capital stock by Management Investors (other than transfers by will or intestate succession) to any party who as a result thereof (together with its affiliates) would own more than 20% of the Outstanding Shares are subject to a right of first refusal by each of Y&R and the H&F Investors, exercisable in that order.



CERTAIN TRANSFER RESTRICTIONS



     The following transfer restrictions apply to shares of Common Stock issued to Management Investors pursuant to Regulation S under the Securities Act, but will not apply to shares of Common Stock sold in the Offerings. Under the Company's By-Laws, any direct or indirect sale, transfer, assignment, pledge, hypothecation or other encumbrance or disposition (a "Transfer") of legal or beneficial ownership of any stock heretofore or hereafter issued and sold by the Company pursuant to Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), may be made only (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to a transaction that is exempt from, or not subject to, the registration requirements of the Securities Act. Neither the Company nor any employee or agent of the Company shall record any Transfer prohibited by the preceding sentence, and the purported transferee of such a prohibited Transfer (the "Purported Transferee") shall not be recognized as a securityholder of the Company for any purpose whatsoever in respect of the security or securities that are the subject of the prohibited Transfer. The Purported Transferee shall not be entitled, with respect to such securities, to any rights of a securityholder of the Company, including without limitation, in the case of securities that are Common Stock, the right to vote such Common Stock or to receive dividends or distributions in respect thereof, if any. All certificates representing securities subject to the transfer restrictions set forth in this Article V shall bear a legend to the effect that the securities represented by such certificates are subject to such restrictions, unless and until the Company determines in its sole discretion that such legend may be removed consistent with applicable law.


NO PREEMPTIVE RIGHTS

     No holder of any class of stock of the Company has any preemptive right to subscribe for or purchase any kind or class of securities of the Company.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock is The Bank of New York.


RIGHTS PLAN


     The Company has adopted the Rights Plan and has entered into a Rights
Agreement (the "Rights Agreement"), dated as of             , 1998, between the
Company and The Bank of New York, as Rights Agent (the "Rights Agent"). In connection with the Rights Plan, the Board has declared a dividend distribution of one Right for each share of Common Stock outstanding immediately prior to consummation of the Offerings and after the Stock Split. The dividend is payable immediately prior to consummation of the Offerings. The Company will distribute one associated Right with each share of Common Stock distributed in the Offerings. The terms of the Rights are set forth in the Rights Agreement. The Company's Charter authorizes the Board to adopt a stockholder rights plan such as the Rights Plan.



     Each Right entitles the registered holder under certain circumstances to purchase from the Company one one-hundredth of a share of Junior Preferred Stock
at a purchase price of $          , subject to adjustment (the "Purchase
Price"). The Purchase Price shall be payable in cash or by certified check or bank draft.

     Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of shares of Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. Each share of Junior Preferred Stock will have 100 votes, voting together with the Common Stock and the Money Market Preferred Stock and, in the event of certain dividend arrearages, will also have the right to elect one director voting as a class. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of their dividend, liquidation and voting rights, the value of the one-one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.


     Until the close of business on the earlier of (i) the tenth business day after the Stock Acquisition Date (as defined below) and (ii) the tenth business day (or such later day as may be determined by action of the Company Board prior to such time as any person becomes an Acquiring Person (as defined below)) after the date of the commencement by any person (other than any Company Entity (as defined below)) of, or the first public announcement of the intent of any person (other than any Company Entity) to commence (which intention to commence remains in effect for five business days after such announcement), a tender or exchange offer the consummation of which would result in any person becoming an Acquiring Person (the earlier of the dates referred to in clauses (i) and (ii) above being herein referred to as the "Distribution Date"), the Rights will be evidenced by the certificates representing shares of Common Stock and no separate Right Certificates (as defined below) will be issued or distributed. All shares of Common Stock outstanding as of the Record Date or issued prior to the earlier of the Distribution Date or the Expiration Date will be issued with Rights.


     The term "Stock Acquisition Date" means the time and day of the first public announcement (which includes, without limitation, the filing of a report pursuant to the Exchange Act) by the Company or an Acquiring Person indicating that an Acquiring Person has become such.


     The term "Acquiring Person" means (i) any person (other than the H&F Investors and other than any Permitted H&F 15% Transferee (as defined below)) who or which, together with all affiliates and associates of such person, acquires beneficial ownership (as defined in the Rights Agreement) of 15% or more of the then outstanding shares of Common Stock (other than as a result of an Approved Offer (as defined below)), or (ii) the H&F Investors if, after the Offerings, the H&F Investors, together with all of their affiliates and associates, acquire beneficial ownership of any additional shares of Common Stock such that following such acquisition (A) the H&F Investors beneficially own in excess of 15% of the then outstanding shares of Common Stock and (B) if the Management Voting Trust is then in existence, following such acquisition the H&F Investors beneficially own a greater percentage of the Diluted Shares Outstanding than the percentage of the Diluted Shares Outstanding subject to the Management Voting Trust at the time of such acquisition (it being understood that neither sales by, nor termination of, the Management Voting Trust will trigger this provision absent a subsequent acquisition of beneficial ownership of additional shares by the H&F Investors or any of their affiliates or associates) or (iii) any Permitted H&F 15% Transferee if contemporaneously with or subsequent to the transfer from the H&F Investors that resulted in such person becoming a Permitted H&F 15% Transferee, such Permitted H&F 15% Transferee, together with all affiliates and associates of such Permitted 15% H&F Transferee, acquires beneficial ownership of any additional shares; provided, however, that (1) a person shall not become an Acquiring Person if such person, together with all of its affiliates and associates, becomes the beneficial owner of 15% or more (in the case of clause (i) above) of the then outstanding shares of Common Stock as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless and until such time as such person purchases or otherwise becomes (as a result of actions taken by such person or any of its affiliates or associates) the beneficial owner of any additional shares of Common Stock; (2) the term "Acquiring

Person" shall not include any Company Entity; and (3) the term "Acquiring Person" shall not include any person who or which, together with all affiliates and associates of such person, becomes the beneficial owner of 15% or more of the then outstanding shares of Common Stock (in the case of clause (i) above) or any additional shares of Common Stock (in the case of clauses (ii) and (iii) above) but who acquired beneficial ownership of shares of Common Stock inadvertently, and such person promptly (and in any event within 10 business days after being so requested by the Company) enters into an irrevocable commitment satisfactory to the Company Board promptly (and in any event within 20 business days or such shorter period as shall be determined by the Company Board) to divest, and thereafter promptly divests as required by such commitment, sufficient shares of Common Stock so that such person, together with all of its affiliates and associates, ceases to be a beneficial owner of 15% or more of the then outstanding shares of Common Stock (in the case of clause (i) above) or any additional shares of Common Stock (in the case of clauses (ii) and
(iii) above).



     The term "Company Entity" means any of the Company, any wholly owned subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any wholly owned subsidiary of the Company, any person or entity holding shares of Common Stock which was organized, appointed or established by the Company or any such wholly owned subsidiary for or pursuant to the terms of any such plan, the Management Voting Trust, the Restricted Stock Trust, the trustees under the Management Voting Trust or the Restricted Stock Trust, any affiliate or associate of the Management Voting Trust or the Restricted Stock Trust or any trustee under either such trust and any group that includes the Management Voting Trust, the Restricted Stock Trust, any trustee under either such trust or any affiliate or associate thereof.



     The term "Permitted H&F 15% Transferee" means any person who is a Permitted H&F Transferee (as defined below) who or which, immediately after the transfer from the H&F Investors that resulted in such person becoming a Permitted H&F Transferee, together with all affiliates and associates of such person, is the beneficial owner of 15% or more of the then outstanding shares of Common Stock.



     The term "Permitted H&F Transferee" means any person that acquires beneficial ownership of shares of Common Stock from the H&F Investors pursuant to a transfer that is either not restricted under, or occurs in compliance with, the transfer restrictions applicable to the H&F Investors set forth in the Amended Stockholders' Agreement.


     The term "Approved Offer" means a tender offer or exchange offer for all the outstanding shares of Common Stock which is at a price and on terms approved, prior to the acceptance for payment of shares under such tender or exchange offer, by the Company Board.


     The term "Diluted Shares Outstanding" as of any given time means the sum of
(a) the number of shares of Common Stock then issued and outstanding (including all shares of Common Stock held in the Restricted Stock Trust) and (b) the number of shares of Common Stock issuable upon exercise of the (1) HFCP Options (as defined in the Amended Stockholders' Agreement) and the Rollover Options and
(2) all other options, warrants and rights to acquire, and the conversion of any securities convertible into, shares of Common Stock, to the extent such rights to acquire shares of Common Stock are then exercisable. For purposes of clause
(ii)(B) of the definition of "Acquiring Person" above, when calculating the percentage of the Diluted Shares Outstanding owned by the H&F Investors or the Management Voting Trust, as the case may be, the H&F Investors or the Management Voting Trust, as the case may be, shall be deemed to own all shares of Common Stock beneficially owned by them assuming the exercise of all of their options, warrants and rights to acquire, and the conversion by them of any securities convertible into, shares of Common Stock to the extent, but only to the extent, such rights to acquire shares of Common Stock are then exercisable by them. For purposes of calculating the percentage of Diluted Shares Outstanding owned by the Management Voting Trust, the Management Voting Trust shall be deemed to own all shares of Common Stock (including all shares of Common Stock required to be deposited thereunder upon exercise of vested options) then subject to the Management Voting Trust.



     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Certificates representing shares of Common Stock issued after the Record Date and prior to the earlier of the Distribution Date and the Expiration Date will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date, the surrender for transfer of any of the certificates representing shares of Common Stock outstanding as of the Record Date or issued prior to the Distribution Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate and the number of Rights associated with each share of Common Stock will be proportionately adjusted in the event of any dividend in Common Stock on the Common Stock or subdivision, combination or reclassification of the Common Stock. In the event that the Company purchases or acquires any shares of Common Stock after the Record Date but prior to the Distribution Date, any Rights associated with such shares of Common Stock shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the shares of Common Stock which are no longer outstanding. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights. The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on May 31, 2008, unless they have previously expired in connection with an Approved Offer (as described in the Rights Agreement) or they are exchanged for shares of Common Stock or have been previously redeemed by the Company as described below.



     Immediately upon the Stock Acquisition Date, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a preexisting market value (as of shortly before the Stock Acquisition Date), equal to two times the then current Purchase Price of the Right. Notwithstanding any of the foregoing, following the occurrence of the Stock Acquisition Date, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person and certain related parties will become null and void.



     To illustrate the rights described in the preceding paragraph, at a
Purchase Price of $      per Right, each Right not owned by an Acquiring Person
(or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase Common Stock (or other
consideration, as noted above) with a preexisting market value of $          for
$      . Assuming that the Common Stock has a preexisting market value of
$      at such time, the holder of each Right would be entitled to purchase six
shares of Common Stock for $      .



     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business consolidation transaction,
(ii) the Company is the surviving corporation in a merger or other business consolidation with any person and the Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property (other than, in the case of any transaction described in (i) or (ii), a merger or consolidation which would result in all of the voting securities of the Company outstanding immediately prior thereto continuing to represent all of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and holders of such securities not having changed as a result of such merger or consolidation) or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the then current Purchase Price of the Right.


     The Purchase Price payable, and the fraction of a share of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock (prior to the Distribution Date) or the Common Stock,
(ii) if holders of the Junior Preferred Stock are granted certain rights or warrants to subscribe for Junior Preferred Stock or convertible securities at less than the current market price of the Junior Preferred Stock, or (iii) upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends below certain levels or dividends payable in shares of Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. In addition, to the extent that the Company does not have sufficient shares of Common Stock issuable upon exercise of the Rights following the Stock Acquisition Date, the Company may, under certain circumstances, reduce the Purchase Price. No fractional shares of Junior Preferred Stock (other than fractions which are integral multiples of one one-hundredth) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Stock or the Common Stock on the last trading date prior to the date of exercise.

     At any time until the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (payable in cash, shares of Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the $0.01 redemption price. In addition, at any time after the Stock Acquisition Date, the Board may elect to exchange all or part of the then-outstanding and exercisable Rights (other than Rights that have become null and void as described above) for one share of Company Common Stock. Both the redemption price and the exchange rate are subject to adjustment.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) or for common stock of an acquiring company as set forth above.


     Any of the provisions of the Rights Agreement may be amended by the Board prior to the Stock Acquisition Date. After the Stock Acquisition Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to correct any defects or inconsistencies, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption or to modify the ability (or inability) of the Board to redeem the Rights shall be made at such time when the Rights are not redeemable.



     As long as the Rights are attached to the Common Stock, the Company will issue one Right for each share of Common Stock issued prior to the Distribution Date so that all such shares will have attached Rights. Two million five hundred thousand shares of Junior Preferred Stock will initially be reserved for issuance upon exercise of the Rights.


     The Rights have certain anti-takeover effects. See "-- Anti-Takeover Effects of Certain Provisions of the Charter, the By-Laws, the Rights Plan and Delaware Law."

     The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, which is filed as an exhibit to the Registration Statement and is incorporated herein by reference.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW


     The Company's Charter, the Company's By-Laws, the Rights Plan and the DGCL contain certain provisions that could make more difficult the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of such provisions in the Company's Charter, the Company's By-Laws, the Rights Plan and the DGCL. The following description is intended as a summary only and is qualified in its entirety by reference to the Company's Charter, the Company's By-Laws and the Rights Agreement, the forms of which are included as exhibits to the Registration Statement of which this Information Statement forms a part, and to the DGCL. Upon consummation of the Offerings, the Management Voting Trust will hold approximately 54.2% of the outstanding shares of Common Stock (assuming the exercise of all currently vested options), which could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. See "Description of Capital Stock -- The Management Voting Trust Agreement."



     CLASSIFIED BOARD OF DIRECTORS; REMOVAL OF DIRECTORS. The Company's Charter provides that the number of Directors shall be not less than five nor more than fifteen, with the exact number of Directors to be determined from time to time by a majority of the entire Board. The Directors shall be divided into three classes, as nearly equal in number as is possible, serving staggered three-year terms so that Directors' initial terms will expire at the annual meeting of the Company's stockholders held in 1999, 2000 and 2001, respectively. Starting with the 1999 annual meeting of the Company's stockholders, one class of Directors will be elected each year for a three-year term. See "Management."

     The Company believes that a classified Board will help to assure the continuity and stability of the Board and the Company's business strategies and policies, since a majority of the Directors at any given time will have had prior experience as Directors of the Company. The Company believes that this in turn will permit the Board to represent more effectively the interests of stockholders.

     With a classified Board, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the members of the Board. As a result, the classification of the Board of the Company may discourage proxy contests for the election of Directors, unsolicited tender offers or purchases of a substantial block of the Common Stock because it could prevent an acquirer from obtaining control of the Board in a relatively short period of time. In addition, pursuant to the DGCL and the Company's Charter, a Director may be removed only for cause and only by the affirmative vote of holders of not less than 80% of the outstanding shares of Common Stock entitled to vote thereon. As a result, a classified Board delays stockholders who do not agree with the policies of the Board from replacing Directors, unless they can demonstrate that the Directors should be removed for cause and obtain the requisite vote. Such a delay may help ensure that the Company Board, if confronted with a proxy contest or an unsolicited proposal for an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes is the best interest of the Company's stockholders.

     FILLING VACANCIES ON THE BOARD. The Company's Charter provides that, subject to the rights of holders of any shares of Preferred Stock, any vacancy in the Board that results from an increase in the number of Directors may be filled only by a majority of the Directors then in office, provided that a quorum is present, and any other vacancy may be filled by a majority of the Directors then in office, even if less than a quorum, or by the sole remaining Director. Accordingly, these provisions could temporarily prevent any stockholder from obtaining majority representation on the Board by enlarging the Board and filling the new Directorships with its own nominees.


     WRITTEN CONSENTS AND SPECIAL MEETINGS. The Company's Charter provides that no action required or permitted to be taken at any annual or special meeting of stockholders may be taken by stockholders of the Company except at such a meeting of stockholders. The Company's By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board or the Company Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purpose or purposes specified in the written notice of such meeting. The provisions of the Company's Charter prohibiting action by written consent without a meeting and the provisions of the Company's By-Laws governing the calling of and matters considered at special meetings may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of Directors from using the written consent procedure to take stockholder action and from taking action by written consent without giving all the stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action at a meeting.


     ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS. The Company's By-Laws establish an advance notice provision with regard to the nomination, other than by or at the direction of the Board, of candidates for election as Directors, or the bringing before any annual meeting of any stockholder proposal (the "Notice of Meeting Provision").


     The Notice of Meeting Provision provides that, subject to any rights of holders of any Preferred Stock, business other than that proposed by the Board may be transacted and candidates for Director other than those selected by the Board may be nominated at the annual meeting only if the Secretary of the Company has received a written notice identifying such business or candidates and providing specified additional information not less than ninety nor more than one hundred twenty days before the first Tuesday in June (or, if the Board has set a different date for the annual meeting, not less than ninety nor more than one hundred twenty days before such other date or, if such other date has not been publicly disclosed or announced at least one hundred five days in advance, then not less than fifteen days after such public disclosure or announcement). In addition, not more than ten days after receipt by the sponsoring stockholder of the Secretary's written request, the sponsoring stockholder must provide the Secretary with such additional information as the Secretary may reasonably require.


     By requiring advance notice of nominations by stockholders, the Notice of Meeting Provision will afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform the stockholders about such qualifications. By requiring advance notice of proposed business, the Notice of Meeting Proposal Provision will provide the Board with a meaningful opportunity to inform stockholders, prior to such meeting, of any business proposed to be conducted at such meeting, together with any recommendation or statement of the Board's position as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such a meeting or to grant a proxy to the Board as to the disposition of any such business. Although the Company's By-Laws do not give the Board any power to approve or disapprove stockholder nominations for the election of Directors or proposals for action, they may have the effect of precluding a contest for the election of Directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of Directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.


     RESTRICTIONS ON AMENDMENT. The Company's Charter provides that the approval of holders of at least 80% of the voting power entitled to vote generally in the election of Directors, voting together as a single class, is required to adopt any charter provision inconsistent with or to alter, amend or repeal the provisions of the Company's Charter classifying the Board; governing the removal of directors; establishing the minimum and maximum number of members of the Board; eliminating the ability of stockholders to act by written consent; authorizing the Board to consider the interests of clients and other customers, creditors, employees and other constituencies of the Corporation and its subsidiaries and the effect upon communities in which the Corporation and its subsidiaries do business, in evaluating proposed corporate transactions; establishing the Board's authority to issue, without a vote or any other action of the stockholders, any or all authorized shares of stock of the Corporation, securities convertible into or exchangeable for any authorized shares of stock of the Corporation and warrants, options or rights to purchase, subscribe for or otherwise acquire shares of stock of the Corporation for any such consideration and on such terms as the Board in its discretion lawfully may determine; and authorizing that the By-Laws of the Corporation may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation. In addition, the Company's Charter provides that the approval of the Board or the affirmative vote of the holders of 80% of the voting power entitled to vote generally in the election of Directors, voting together as a single class, is required to alter, amend or repeal the above provisions of the Company's Charter or to adopt any provision of the Charter inconsistent with such provisions or to alter, amend or repeal certain provisions of the Company's By-Laws or to adopt any provision of the By-Laws inconsistent with such provisions.



     PREFERRED STOCK. Subject to the Company's Charter and applicable law, the authority of the Company Board with respect to each series of Preferred Stock, excluding the Money Market Preferred Stock, includes but is not limited to the authority to generally determine the following: the designation of such series, the number of shares initially constituting such series and whether to increase or decrease such number of shares, dividend rights and rates, terms of redemption and redemption prices, liquidation preferences, voting rights, conversion rights, whether a sinking fund will be provided for the redemption of the shares of such series (and, if so, the terms and conditions thereof) and whether a purchase fund shall be provided for the shares of such series (and, if so, the terms and conditions thereof).


     The Company believes that the availability of the Preferred Stock will provide increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow the Company to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed. Although the Board has no current intention to do so, it would have the power (subject to applicable law) to issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board, in so acting, could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price of such stock. See "-- Rights Plan."

     OTHER CONSIDERATIONS. Article XII of the Company's Charter generally provides that, in determining whether to take or refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Company, the Company Board may, but shall not be obligated to, take into account the interests of clients and other customers, creditors, employees and other constituencies of the Company and its subsidiaries and the effect upon communities in which the Company and its subsidiaries do business.

     CERTAIN EFFECTS OF THE RIGHTS PLAN. The Rights Plan is designed to protect stockholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Board, could impair its ability to represent stockholder interests. The provisions of the Rights Agreement may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer the Company's stockholders the opportunity to sell their stock at a price above the then prevailing market rate and may be favored by a majority of the Company's stockholders. See "-- Rights Plan." The Company's Charter authorizes the Board to adopt a stockholder rights plan.


     DELAWARE BUSINESS COMBINATION STATUTE. The terms of Section 203 of the DGCL apply to the Company. With certain exceptions, Section 203 generally prohibits an "interested stockholder" from engaging in a broad range of "business combination" transactions, including mergers, consolidations and sales of 10% or more of a corporation's assets, with a Delaware corporation for three years following the date on which such person became an interested stockholder unless (i) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans, or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is generally defined as any person (and the affiliates and associates of any such person), other than the corporation and any direct or indirect majority-owned subsidiary, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. The restrictions contained in
Section 203 do not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding voting shares, but such stockholder action generally does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. The Company's Charter and Company's By-Laws do not exclude the Company from the restrictions imposed under Section 203, but the Company's Charter provides that in no case shall the H&F Investors or any person who is a Permitted H&F Transferee, regardless of the total percentage of the Company's Common Stock or other voting stock owned by the H&F Investors or such person, be deemed an interested stockholder for any purpose under Section 203 whatsoever.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board, because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offerings, there has been no market for the Common Stock and there is no assurance that a significant public market for the Common Stock will develop or be sustained after the Offerings. Sales of substantial amounts of Common Stock in the public market following the Offerings could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.


     Upon the closing of the Offerings, the Company will have outstanding 66,866,707 shares of Common Stock. Of these shares, approximately (i) 20,481,355 shares will be freely tradeable by persons, other than "affiliates" of the Company, without restriction under the Securities Act of 1933, as amended (the "Securities Act"); (ii) 45,480,927 shares will be "restricted" securities, within the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144; and
(iii) 904,425 shares will be subject to transfer restrictions pursuant to Regulation S under the Securities Act.



     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated), including any affiliate of the Company, who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate of the Company) would be entitled to sell within any three-month period, a number of shares that does not exceed the greater of: (i) one percent of the number of Common Stock then outstanding (approximately 668,667 shares immediately after the Offerings); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities for at least two years (including the holding period of any prior owner except an affiliate of the Company), is entitled to sell such shares without complying with the manner of sale, public information requirements, volume limitations or notice requirements of Rule 144. Sale of shares by affiliates of the Company will continue to be subject to such volume limitations, and manner of sale, notice and public information requirements.



     Each of the Company, all of the Management Investors, the Directors, and the Recapitalization Investors, including the Selling Stockholders, who collectively are the beneficial owners of an aggregate of 50,266,707 shares of Common Stock and hold vested options to acquire an aggregate of 16,858,770 shares of Common Stock have agreed, subject to certain exceptions not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise), without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation and Bear, Stearns & Co. Inc. (and, in the case of Management Investors, the Company), for a period of 180 days after the date of this Prospectus. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and the Company's executive officers and Directors, and certain other stockholders, including the Selling Stockholders, have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation and Bear, Stearns & Co. Inc. See "Underwriting."


REGISTRATION RIGHTS AGREEMENT

     In connection with the Recapitalization, Y&R, the Recapitalization Investors and the Management Voting Trust entered into a Registration Rights Agreement in favor of the Recapitalization Investors and, to the extent necessary to permit a Management Investor to pay taxes when such sales would not otherwise be permitted, the Management Investors, under which registration rights are available after the consummation of the Offerings. Pursuant to the Registration Rights Agreement, effective upon consummation of the Offerings, the Company has granted (i) the Recapitalization Investors the right to require, subject to the terms and conditions set forth therein, the Company to register shares of Common Stock held by them for sale in accordance with their intended method of disposition thereof and (ii) the Management Voting Trust the right to require, subject to the terms and conditions set forth therein, the Company to register such number of shares of Common Stock as is necessary to permit Management Investors to pay taxes as a result of the exercise by such Management Investors of Rollover Options or Closing Options or the vesting of Restricted Stock awarded to such Management Investors (each a "demand registration"), provided that in the case of the Management Voting Trust no such request may be made without the consent of the Company. Subject to certain limitations, the Recapitalization Investors may request up to four demand registrations and the Management Voting Trust may request up to two demand registrations. The Company will not be required to effect any demand registration if (i) the aggregate market value of the shares of Common Stock proposed to be registered is less than $100 million or (ii) such demand registration is requested by the Recapitalization Investors or the Management Voting Trust within six months of the effective date of a prior demand registration requested by the Recapitalization Investors or the Management Voting Trust, respectively. The Company may postpone the filing of a demand registration for up to 60 days in certain circumstances.


     In addition, the Company has granted the Recapitalization Investors and the Management Voting Trust (to the extent of such number of shares of Common Stock as is necessary to permit Management Investors to pay taxes as a result of the exercise by such Management Investors of Rollover Options or Closing Options or the vesting of Restricted Stock awarded to such Management Investors) the right, subject to certain exceptions, to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of any other stockholder (a "piggy-back registration"). The Recapitalization Investors and the Management Voting Trust (on behalf of those Management Investors that are Selling Stockholders) have exercised these piggy-back registration rights in connection with the Offerings.


     The Registration Rights Agreement provides that if requested by the managing underwriter(s) of any underwritten offering of shares of Common Stock, the Recapitalization Investors and the Management Voting Trust will agree, on the same terms applicable to officers and directors of the Company, not to effect any public sale or distribution of any shares of Common Stock for a period of up to 180 days following and 15 days prior to the date of the final prospectus contained in the registration statement filed in connection with such offering. See "Underwriting."

     The Company is required to pay expenses incurred by it and the reasonable fees and disbursements of one counsel to the selling stockholders under the Registration Rights Agreement in connection with the demand and piggy-back registrations under the Registration Rights Agreement. In connection with any registration under the Registration Rights Agreement, the Company has agreed to indemnify the Recapitalization Investors against certain liabilities, including liabilities under the Securities Act, and to contribute to certain payments they may be required to make. The Registration Rights Agreement will terminate on December 12, 2011.

           CERTAIN U.S. TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a person that, for U.S. federal income tax purposes, is not a U.S. Person (a "non-U.S. holder"). For purposes of this Section a "U.S. Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions, and the term "United States" means the U.S. of America (including the States and the District of Columbia). The discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position. Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the U.S. tax consequences of the ownership and disposition of Common Stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

DIVIDENDS

     Dividends paid to a non-U.S. holder of Common Stock ordinarily will be subject to withholding of U.S. federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. However, if the dividends are effectively connected with the conduct by the holder of a trade or business within the United States, then the dividends will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain realized on a disposition of Common Stock, provided that (a) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and (b) in the case of a non-U.S. holder who is an individual and who holds the Common Stock as a capital asset, such holder is present in the United States for less than 183 days in the taxable year of the sale and other conditions are met.

FEDERAL ESTATE TAXES

     Common Stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on Common Stock to a non-U.S. holder address outside the United States, except that with regard to payments made after December 31, 1998, a Non-U.S. Holder will be entitled to such an exemption only if it provides a Form W-8 (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person) or otherwise establishes an exemption. As a general matter, information reporting and backup withholding also will not apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) is a "controlled foreign corporation" as to the United States, or (iv) with respect to payments made after December 31, 1998, is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Common Stock will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

                                  UNDERWRITING


     Subject to the terms and conditions of an Underwriting Agreement, dated
              , 1998 (the "Underwriting Agreement"), the U.S. Underwriters named below (the "U.S. Underwriters"), who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Bear, Stearns & Co. Inc. ("Bear Stearns"), Furman Selz LLC, Goldman, Sachs & Co. and Smith Barney Inc. (the "U.S. Representatives"), and the International Managers named below (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), who are represented by Donaldson, Lufkin & Jenrette International ("DLJ International"), Bear, Stearns International Limited, Furman Selz LLC, Goldman Sachs International and Smith Barney Inc. are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock set forth opposite their names below.



                                                                NUMBER
                     U.S. UNDERWRITERS                        OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
Bear, Stearns & Co. Inc. ...................................
Furman Selz LLC.............................................
Goldman, Sachs & Co. .......................................
Smith Barney Inc............................................
                                                              ----------
     Subtotal...............................................  13,280,000
                                                              ==========



                                                              NUMBER OF
                   INTERNATIONAL MANAGERS                      SHARES
Donaldson, Lufkin & Jenrette International..................
Bear, Stearns International Limited.........................
Furman Selz LLC.............................................
Goldman Sachs International.................................
Smith Barney Inc............................................
                                                              ---------
     Subtotal...............................................
                                                              =========
          Total.............................................  3,320,000
                                                              =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $          per
share. The Underwriters may allow, and such dealers may re-allow, to certain
other dealers a concession not in excess of $          per share. After the
initial offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     The H&F Investors, H. Irving Grousbeck and America Media Management, Inc. have granted to the U.S. Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 2,490,000 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the Offerings. To the extent that the U.S. Underwriters exercise such option, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such U.S. Underwriter's percentage underwriting commitment in the U.S. portion of the Offerings as indicated in the preceding table.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.


     Each of the Company, all of the Management Investors, the directors and the Recapitalization Investors (including the Selling Stockholders) has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ and Bear Stearns (and, in the case of Management Investors, the Company). In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company (including the Selling Stockholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without the prior written consent of DLJ and Bear Stearns.


     Prior to the Offerings, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation between the Company and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offerings.


     Application has been made to list the Common Stock on the New York Stock Exchange (the "NYSE"). In order to meet the requirements for listing the Common Stock on the NYSE, the U.S. Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.


     Pursuant to an Agreement Between U.S. Underwriters and International Managers (the "Intersyndicate Agreement"), each U.S. Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any shares of Common Stock offered hereby for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock offered hereby or distribute any prospectus relating to such shares of Common Stock outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Intersyndicate Agreement, each International Manager has represented and agreed that, with certain exceptions,
(i) it is not purchasing any shares of Common Stock offered hereby for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common stock offered hereby or distribute any prospectus relating to such shares of Common Stock in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is both a U.S. Underwriter and an International Manager, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Manager apply only to it in its capacity as an International Manager. The foregoing limitations do not apply to stabilization transactions and to certain other transactions specified in the Intersyndicate Agreement. As used herein, "United States or Canadian Person" means any individual who is resident in the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or of any political subdivision thereof (other than the foreign branch of any United States or

Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

     Pursuant to the Intersyndicate Agreement, sales may be made between the syndicates of U.S. Underwriters and International Managers of such number of shares of Common Stock offered hereby as may be mutually agreed. Unless otherwise determined by the Representatives, the per share price of any shares of Common Stock so sold shall be the initial public offering price set forth on cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth above.

     Pursuant to the Intersyndicate Agreement, each U.S. Underwriter has represented and agreed that (i) it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Stock offered hereby in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and (ii) without limiting the generality of the foregoing, any offer or sale of such shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock offered hereby a notice stating in substance that by purchasing such shares of Common Stock such dealer represents and agrees that (i) it has not offered or sold and will not offer or sell, directly or indirectly, any of such shares of Common Stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of securities laws thereof, (ii) any offer or sale of such shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made and (iii) it will send to any other dealer to whom it sells any of such shares of Common Stock a notice containing substantially the same statement as is contained in this sentence.

     Pursuant to the Intersyndicate Agreement, each International Manager has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of shares of Common Stock to the International Managers pursuant to the Underwriting Agreement, will not offer or sell, any shares of Common Stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the Offerings to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Pursuant to the Intersyndicate Agreement, each International Manager has further represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Stock acquired in connection with the distribution contemplated hereby in Japan or to or for the account of any resident thereof, except for offers or sales to Japanese International Managers or dealers and except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law. Each International manager has further agreed to send to any dealer who purchases from it any shares of Common Stock offered hereby a notice stating in substance that by purchasing such shares of Common Stock such dealer represents and agrees that (i) it has not offered or sold and will not offer or sell, directly or indirectly, any of such shares on Common Stock in Japan or to or for the account of any resident thereof, except for offers or sales to Japanese International Managers or dealers and except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law and (ii) it will send to any other dealer to whom it sells any of such shares of Common Stock a notice containing substantially the same statement as is contained in this sentence.

     Other than in the United States, no action has been taken by the Company, the Selling Stockholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offerings and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the Offerings, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offerings, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members, if DLJ repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise or if DLJ receives a report that indicates that the clients of such syndicate members have "flipped" the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.


     830,000 of the shares offered hereby have been reserved for sale to certain employees of the Company and its majority-owned subsidiaries, certain clients and certain other persons designated by the Company ("Eligible Participants"), in each case to the extent permitted by applicable law. The price per share of the shares to be sold to Eligible Participants will be the same as the price to the public in the Offerings. The maximum investment of any Eligible Participant may be limited by the Company in its sole discretion. This program is being administered by DLJ or DLJ International or, where required by applicable law, a locally licensed or authorized broker-dealer. It is currently anticipated that the number of shares to be sold under this program will not exceed 5% of the number of shares of Common Stock offered in connection with the Offerings.



     Bear Stearns from time to time performs investment banking and other financial services for the Company and its affiliates for which Bear Stearns may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for such services. Alan D. Schwartz, an Executive Vice President and Head of the Investment Banking Department of Bear Stearns, is a member of the Company Board. BearTel Corp., a company affiliated with Bear Stearns, is a Selling Stockholder in the Offerings. See "Principal and Selling Stockholders."


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Certain legal matters in connection with the Offerings will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement"), of which this Prospectus forms a part, covering the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain items of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

     Following the Offerings, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will be required to file reports and other information with the Commission. The Registration Statement (including exhibits), as well as such reports and other information, when so filed, can be inspected without charge and copied, at prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or at the Commission's web site at http.//www.sec.gov. Such reports and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, once the Common Stock have been approved for listing.

     The Company will furnish its stockholders annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles. The financial statements included in the annual reports will be examined and reported upon, with an opinion expressed, by the Company's independent auditors.

                                  [ADDITIONAL PAGE FOR INTERNATIONAL PROSPECTUS]



                             ADDITIONAL INFORMATION



     The following information is required pursuant to the United Kingdom Public Offers of Securities 1995 Regulations. A copy of this document, which comprises a prospectus prepared in accordance with the Public Offers of Securities Regulations 1995, has been delivered to the Registrar of Companies in England and Wales in accordance with Regulation 4(2) of those Regulations.



RESPONSIBILITY



     The Directors of the Company accept responsibility for the information contained in this document. To the best knowledge and belief of such persons (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.



INCORPORATION AND PURPOSE



     The Company was incorporated as a corporation with limited liability under the laws of the State of Delaware in October 1996 under the name "Young & Rubicam Inc." The Company's Charter provides that the purposes for which the Company is formed are to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.



THE OFFER



     The Offering in the United Kingdom will commence on April   , 1998 and will
remain open until the date on which the Registration Statement is declared effective by the Commission. DLJ International will contact Eligible Participants in the United Kingdom to arrange for the sale of shares of Common Stock offered hereby. Eligible Participants may choose which specified number of shares of Common Stock they wish to purchase on the share reservation form to be provided to them by DLJ International. DLJ International will provide information on setting up the appropriate account with them for payment and delivery of shares of Common Stock, which is expected to occur on or about
            , 1998.



     IF YOU ARE IN THE UNITED KINGDOM AND ARE IN ANY DOUBT ABOUT THE CONTENTS OF THIS DOCUMENT YOU SHOULD CONSULT A PERSON AUTHORIZED UNDER THE FINANCIAL SERVICES ACT 1986 WHO SPECIALIZES IN ADVISING ON THE ACQUISITION OF SHARES AND OTHER SECURITIES.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets as of December 31, 1996 and
  1997......................................................  F-3
Consolidated Statements of Operations for the three years
  ended December 31, 1997...................................  F-4
Consolidated Statements of Cash Flows for the three years
  ended December 31, 1997...................................  F-5
Consolidated Statements of Changes in Equity (Deficit) for
  the three years ended December 31, 1997...................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Young & Rubicam Inc.



The stock dividend described in Note 20 to the financial statements has not been consummated at April 7, 1998. When it has been consummated, we will be in a position to furnish the following report:



     "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in equity (deficit) present fairly, in all material respects, the financial position of Young & Rubicam Inc. and its subsidiaries at December 31, 1996 and 1997, and the results if their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."



     Price Waterhouse LLP


     New York, New York


     February 19, 1998

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                          CONSOLIDATED BALANCE SHEETS


                                                                                         DECEMBER 31,
                                                                    DECEMBER 31,             1997
                                                              ------------------------   ------------
                                                                                          PRO FORMA
                                                                 1996          1997      (SEE NOTE 2)
                                                                                         (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
CURRENT ASSETS
  Cash and cash equivalents.................................  $  110,180    $  160,263    $  160,263
  Accounts receivable, net of allowance for doubtful
    accounts of $9,849 and $14,125 at December 31, 1996 and
    1997, respectively......................................     847,653       790,342       790,342
  Costs billable to clients.................................      78,723        50,479        50,479
  Other receivables.........................................      50,302        35,218        35,218
  Deferred income taxes.....................................      78,732        32,832        32,832
  Prepaid expenses and other assets.........................      17,102        16,891        16,891
  Due from employees........................................       2,340         1,098         1,098
                                                              ----------    ----------    ----------
        Total Current Assets................................   1,185,032     1,087,123     1,087,123
                                                              ----------    ----------    ----------
NONCURRENT ASSETS
  Property and equipment, net...............................     129,088       125,014       125,014
  Deferred income taxes.....................................      79,411       124,192       124,192
  Goodwill, less accumulated amortization of $64,062 and
    $80,166 at December 31, 1996 and 1997, respectively.....     131,511       116,637       116,637
  Equity in net assets of and advances to unconsolidated
    companies...............................................      25,219        26,393        26,393
  Due from employees........................................         705           300           300
  Other assets..............................................      47,846        48,360        48,360
                                                              ----------    ----------    ----------
        Total Noncurrent Assets.............................     413,780       440,896       440,896
                                                              ----------    ----------    ----------
        Total Assets........................................  $1,598,812    $1,528,019    $1,528,019
                                                              ==========    ==========    ==========
CURRENT LIABILITIES
  Loans payable.............................................  $   36,282    $   10,765    $   10,765
  Accounts payable..........................................     805,710       811,162       811,162
  Installment notes payable -- related parties..............      24,874         3,231         3,231
  Accrued expenses and other liabilities....................     247,816       273,011       273,011
  Accrued payroll and bonuses...............................     252,487        65,458        65,458
  Income taxes payable......................................      14,372        29,665        29,665
                                                              ----------    ----------    ----------
        Total Current Liabilities...........................   1,381,541     1,193,292     1,193,292
                                                              ----------    ----------    ----------
NONCURRENT LIABILITIES
  Loans payable.............................................     206,082       330,552       330,552
  Installment notes payable -- related parties..............          --         6,503         6,503
  Deferred compensation -- related parties..................      17,887        31,077        31,077
  Other liabilities.........................................     104,502       112,851       112,851
                                                              ----------    ----------    ----------
        Total Noncurrent Liabilities........................     328,471       480,983       480,983
                                                              ----------    ----------    ----------
Commitments and Contingencies (Note 18)
Minority Interest...........................................       5,569         6,987         6,987
                                                              ----------    ----------    ----------
MANDATORILY REDEEMABLE EQUITY SECURITIES
  Common stock, par value $.01 per share;
    authorized -- 250,000,000 shares at December 31, 1996
    and 1997 (actual and pro forma); issued and
    outstanding -- 47,382,330 shares, 50,658,180 shares and
    0 shares at December 31, 1996 (actual), December 31,
    1997 (actual) and pro forma December 31, 1997,
    respectively............................................     363,264       508,471            --
                                                              ----------    ----------    ----------
STOCKHOLDERS' DEFICIT
  Money Market Preferred Stock -- Cumulative variable
    dividend; liquidating value of $7.67 per share;
    one-tenth of one vote per share; 10,000,000 shares
    authorized December 31, 1996 and 1997 (actual and pro
    forma); 0 shares issued and outstanding (actual and pro
    forma)..................................................          --            --            --
  Common stock, par value $.01 per share; authorized
    250,000,000 shares at December 31, 1996 and 1997 (actual
    and pro forma); issued and outstanding -- 11,086,950
    shares at December 31, 1996 and 1997 (actual) and
    61,745,130 shares pro forma December 31, 1997...........         111           111           617
  Capital surplus...........................................     106,825        23,613       531,578
  Accumulated deficit.......................................    (498,928)     (522,866)     (522,866)
  Cumulative translation adjustment.........................      (2,322)      (16,577)      (16,577)
  Pension liability adjustment..............................        (719)         (706)         (706)
                                                              ----------    ----------    ----------
                                                                (395,033)     (516,425)       (7,954)
  Common stock in treasury, at cost; 0 shares at December
    31, 1996 and 1,115,160 shares at December 31, 1997
    (actual and pro forma)..................................          --        (8,550)       (8,550)
  Unearned compensation -- Restricted Stock.................     (85,000)     (136,739)     (136,739)
                                                              ----------    ----------    ----------
        Total Stockholders' Deficit.........................    (480,033)     (661,714)     (153,243)
                                                              ----------    ----------    ----------
        Total Liabilities, Mandatorily Redeemable Equity
          Securities and Stockholders' Deficit..............  $1,598,812    $1,528,019    $1,528,019
                                                              ==========    ==========    ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------
                                                             1995             1996             1997
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues...............................................   $1,085,494       $1,222,139       $1,382,740
Compensation expense, including employee benefits......      672,026          730,261          836,150
General and administrative expenses....................      356,523          391,617          463,936
Recapitalization-related charges.......................           --          315,397               --
Other operating charges................................       31,465           17,166           11,925
                                                          ----------       ----------       ----------
Operating expenses.....................................    1,060,014        1,454,441        1,312,011
                                                          ----------       ----------       ----------
Income (loss) from operations..........................       25,480         (232,302)          70,729
Interest income........................................        9,866           10,269            8,454
Interest expense.......................................      (27,441)         (28,584)         (42,879)
                                                          ----------       ----------       ----------
Income (loss) before income taxes......................        7,905         (250,617)          36,304
Income tax provision (benefit).........................        9,130          (20,611)          58,290
                                                          ----------       ----------       ----------
                                                              (1,225)        (230,006)         (21,986)
Equity in net income (loss) of unconsolidated
  companies............................................        5,197           (9,837)             342
Minority interest in net (income) loss of consolidated
  subsidiaries.........................................       (3,152)           1,532           (2,294)
                                                          ----------       ----------       ----------
Net income (loss)......................................   $      820       $ (238,311)      $  (23,938)
                                                          ==========       ==========       ==========
Basic and diluted loss per common share (Note 3).......                                     $     (.51)
                                                                                            ==========
Weighted average shares outstanding (Note 3)...........                                     46,949,355
                                                                                            ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1995       1996        1997
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $    820   $(238,311)  $ (23,938)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
Recapitalization-related charges............................        --     315,397          --
Depreciation and amortization...............................    47,492      53,030      56,721
Other operating charges.....................................    24,360      11,096      11,925
Deferred income tax expense.................................   (14,866)    (59,671)       (384)
Equity in net (income) loss of unconsolidated companies.....    (5,197)      9,837        (342)
Dividends from unconsolidated companies.....................     2,101       2,691       2,728
Minority interest in net income (loss) of consolidated
  subsidiaries..............................................     3,152      (1,532)      2,294
Change in assets and liabilities, excluding effects from
  acquisitions, dispositions, recapitalization and foreign
  exchange:
Accounts receivable.........................................   (44,156)   (209,518)     42,144
Costs billable to clients...................................   (19,637)      7,784      25,622
Other receivables...........................................     5,462      (2,883)     13,930
Prepaid expenses and other assets...........................    (1,922)      5,342        (876)
Due from employees..........................................      (453)      3,434       1,145
Accounts payable............................................    58,635     256,460      18,547
Accrued expenses and other liabilities......................     7,368      (7,565)     25,621
Accrued payroll and bonuses.................................       (90)      3,192       2,179
Income taxes payable........................................     2,383       4,263      19,352
Deferred compensation.......................................    10,921       4,950      13,052
Other liabilities...........................................     2,188      11,225       9,457
Other.......................................................     1,248       8,843       5,334
                                                              --------   ---------   ---------
Net cash provided by operating activities...................    79,809     178,064     224,511
                                                              --------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment.........................   (42,096)    (51,792)    (51,899)
Acquisitions, net of cash acquired..........................    (5,298)    (23,887)    (11,281)
Investment in net assets of and advances to unconsolidated
  companies.................................................      (189)       (775)     (5,640)
Proceeds from notes receivable..............................     1,762         360       1,678
                                                              --------   ---------   ---------
Net cash used in investing activities.......................   (45,821)    (76,094)    (67,142)
                                                              --------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable, long-term......................        --     319,282     226,770
Repayment of loans payable, long-term.......................   (29,743)   (252,496)   (105,870)
Proceeds from loans payable, short-term, net................    11,052      27,849      20,103
Deferred financing costs....................................        --      (9,157)         --
Recapitalization cash contributions.........................        --     242,007          --
Recapitalization payments...................................        --    (323,920)   (247,789)
Payments of non-recapitalization deferred compensation......   (15,243)    (13,886)       (961)
Proceeds (loans) due from employees, net....................     1,145       2,262        (157)
Common stock/LPUs issued....................................     9,732       4,163      10,390
Common stock/LPUs repurchased...............................   (21,647)     (8,971)     (1,500)
Dividends paid on preferred and common stock................      (491)       (696)         --
(Dividends paid to) capital contributions from minority
  shareholders..............................................    (1,770)      1,652         347
Distributions to limited partners...........................    (3,060)       (703)         --
                                                              --------   ---------   ---------
Net cash used in financing activities.......................   (50,025)    (12,614)    (98,667)
                                                              --------   ---------   ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     1,148        (822)     (8,619)
                                                              --------   ---------   ---------
Net (decrease) increase in cash and cash equivalents........   (14,889)     88,534      50,083
Cash and cash equivalents, beginning of period..............    36,535      21,646     110,180
                                                              --------   ---------   ---------
Cash and cash equivalents, end of period....................  $ 21,646   $ 110,180   $ 160,263
                                                              ========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid...............................................  $ 30,161   $  28,612   $  39,986
                                                              ========   =========   =========
Income taxes paid...........................................  $ 20,350   $  20,732   $  25,020
                                                              ========   =========   =========
NONCASH INVESTING ACTIVITY
Common Stock issued in acquisitions.........................        --          --   $   1,126


  The accompanying notes are an integral part of these consolidated financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
             CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)


                                                                                     RETAINED AND
                                                             LIMITED                 UNDISTRIBUTED
                                     NON-VOTING   VOTING    PARTNERS'                  EARNINGS       COMMON
                         PREFERRED     COMMON     COMMON   CONTRIBUTED    CAPITAL    (ACCUMULATED    STOCK IN   RESTRICTED
                           STOCK       STOCK      STOCK      EQUITY       SURPLUS      DEFICIT)      TREASURY     STOCK
                                                                  (IN THOUSANDS)
BALANCE AT DECEMBER 31,
  1994.................    $ 63       $ 4,000     $  --      $   946     $  53,006     $  29,616     $ 3,298    $      --
                           ====       =======     =====      =======     =========     =========     =======    =========
Net income.............      --            --        --           --            --           820          --           --
Dividends paid.........      --            --        --           --            --          (491)         --           --
Common stock/Limited
  Partnership Units
  issued...............      28            --        --        1,359        12,237           183         (72)          --
Limited Partnership
  Units
  repurchased/capital
  distributions........      --            --        --       (4,000)           --        (6,733)         --           --
Common Stock
  repurchased..........     (25)           --        --           --       (10,051)       (5,759)         91           --
Capitalization of tax
  benefits of options
  exercised............      --            --        --           --            29            --          --           --
Equityholder loans.....      --            --        --        4,231         1,882            --          --           --
                           ----       -------     -----      -------     ---------     ---------     -------    ---------
BALANCE AT DECEMBER 31,
  1995.................    $ 66       $ 4,000     $  --      $ 2,536     $  57,103     $  17,636     $ 3,317    $      --
                           ====       =======     =====      =======     =========     =========     =======    =========
Net loss...............      --            --        --           --            --      (238,311)         --           --
Dividends paid.........      --            --        --           --            --          (696)         --           --
Common stock/Limited
  Partnership Units
  issued...............       3            --        --        4,067        13,269            --         (61)          --
Limited Partnership
  Units
  repurchased/capital
  distributions........      --            --        --       (2,370)           --        (3,329)         --           --
Common stock
  repurchased..........      (2)           --        --           --       (14,699)       (8,863)        123           --
Recapitalization
  redemptions..........     (67)       (3,900)       --       (1,534)      (36,435)     (265,365)     (3,379)          --
Recapitalization
  issuances............      --            --       427           --       326,590            --          --      (85,000)
Recapitalization
  exchanges............      --          (100)      158       (2,914)      122,732            --          --           --
Mandatorily Redeemable
  Equity Securities....      --            --      (474)          --      (362,790)           --          --           --
Equityholder loans.....      --            --        --          215         1,055            --          --           --
                           ----       -------     -----      -------     ---------     ---------     -------    ---------
BALANCE AT DECEMBER 31,
  1996.................    $ --       $    --     $ 111      $    --     $ 106,825     $(498,928)    $    --    $ (85,000)
                           ====       =======     =====      =======     =========     =========     =======    =========
Net loss...............      --            --        --           --            --       (23,938)         --           --
Common stock issued....      --            --        --           --         1,501            --          --           --
Common stock
  repurchased..........      --            --        --           --            --            --      (8,550)          --
Unearned
  compensation --
  Restricted Stock.....      --            --        --           --        51,739            --          --      (51,739)
Common stock options
  exercised............      --            --        44           --         8,711            --          --           --
Accretion of
  Mandatorily
  Redeemable Equity
  Securities...........      --            --       (44)          --      (145,163)           --          --           --
                           ----       -------     -----      -------     ---------     ---------     -------    ---------
BALANCE AT DECEMBER 31,
  1997.................    $ --       $    --     $ 111      $    --     $  23,613     $(522,866)    $(8,550)   $(136,739)
                           ====       =======     =====      =======     =========     =========     =======    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- OPERATIONS AND BASIS OF PRESENTATION:

     NATURE OF OPERATIONS: Young and Rubicam Inc. (the "Company") is a global marketing and communications enterprise with integrated services in advertising, perception management and public relations, identity and design, sales promotion, direct marketing and healthcare communications. The Company operates in the U.S., Canada, Europe, Latin America and Asia/Pacific as well as through certain affiliations in other parts of the world.

     BASIS OF PRESENTATION: On December 12, 1996, the Company effected a recapitalization (the "Recapitalization"). As the equity holders prior to the Recapitalization retained control of the Company, the financial statements reflect the consolidated financial position, results of operations and cash flows of the Company on a continuous basis (see Note 4).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company, a Delaware corporation, and all subsidiaries in which it holds a controlling interest, including a Delaware Limited Partnership, Young & Rubicam L.P. (the "LP"). Investments in affiliates in which the Company owns more than 20% but less than or equal to 50% of the voting interest are accounted for under the equity method. All significant intercompany transactions are eliminated.

     UNAUDITED PRO FORMA BALANCE SHEET: The unaudited pro forma balance sheet at December 31, 1997 has been presented after giving effect to the termination of the redeemable feature and subsequent reclassification of the Mandatorily Redeemable Equity Securities to stockholders' deficit concurrent with the closing of the contemplated initial public offering (see Note 16).

     CASH EQUIVALENTS: The Company considers all highly liquid instruments with an initial maturity of three months or less at the time of purchase to be cash equivalents.

     REVENUE RECOGNITION: Revenue from advertising and related services is comprised of commissions and fees derived from billings to clients for media and production activities. Public relations, sales promotion and other services are generally billed on the basis of negotiated fees. Commission revenue is recognized primarily when media placements appear on television, on radio or in print, and when labor and production costs are billed. Fee revenue is recognized when services are rendered.

     BENEFIT PLANS: The Company maintains a noncontributory defined benefit pension plan for all full-time U.S. employees. The Company also contributes to government mandated plans and maintains various noncontributory retirement plans at certain foreign subsidiaries in accordance with local laws and customs. The Company also maintains deferred compensation plans and has made appropriate provisions for future payments due under these plans.

     DEPRECIATION AND AMORTIZATION: Depreciation and amortization are computed using the straight-line method over the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of their estimated useful life or the remaining term of the lease. Goodwill is amortized on a straight-line basis generally over twenty to forty years.

     INCOME TAXES: In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. The Company's practice is to provide currently for taxes that will be payable upon remittance of foreign earnings of subsidiaries and affiliates to the extent that such earnings are not considered to be indefinitely reinvested.

     STOCK-BASED COMPENSATION: SFAS No. 123, "Accounting for Stock-Based Compensation", ("SFAS 123") encourages entities to account for employee stock options or similar equity instruments using a

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

fair value approach for all such plans. However, it also allows an entity to continue to measure compensation costs for those plans using the method prescribed by Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to continue to account for such plans under the provisions of APB Opinion No. 25 and has included, in
Note 17, the required SFAS 123 pro forma disclosures of net income (loss) and earnings (loss) per share as if the fair value-based method of accounting had been applied.

     FOREIGN CURRENCY TRANSLATION: Assets and liabilities of certain non-U.S. subsidiaries are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of stockholders' deficit in the accompanying Consolidated Balance Sheets. Financial results of non-U.S. subsidiaries in countries with highly inflationary economies are translated using a combination of current and historical exchange rates and any translation adjustments are included in net income (loss) along with all transaction gains and losses for the period.

     DERIVATIVE FINANCIAL INSTRUMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Derivative financial instruments are used by the Company principally in the management of its interest rate and foreign currency exposures. The Company does not hold or issue derivative financial investments for trading purposes. Gains and losses on hedges of existing assets and liabilities are included in the carrying amounts of those assets and liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to hedges of firm commitments are also deferred and included in the basis of the transaction when it is completed. Amounts to be paid or received under interest rate swap agreements are accrued as interest and are recognized over the life of the swap agreements as an adjustment to interest expense.

     LONG-LIVED ASSETS: In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS 121") management reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

     CONCENTRATIONS OF CREDIT RISK: The Company's clients are engaged in various businesses located primarily in North America, Europe, Latin America and Asia/Pacific. The Company performs ongoing credit evaluations of its clients. Reserves for credit losses are maintained at levels considered adequate by management. The Company invests its excess cash in deposits with major banks and in money market securities. These securities typically mature within 90 days and bear minimal risk. Additionally, due to the Company's strategy, the Company is dependent upon a relatively small number of clients who contribute a significant percentage of revenues. The Company's largest client accounted for approximately 9%, 9%, and 10% of consolidated revenues for the years ended December 31, 1995, 1996 and 1997, respectively.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECENT ACCOUNTING PRONOUNCEMENTS: In June 1997, SFAS No. 130, "Reporting Comprehensive Income", ("SFAS 130") was issued. SFAS 130 establishes standards for the reporting of comprehensive income and its components. It requires all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other income statement

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

information. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997. Reclassification of financial statements for earlier periods presented for comparative purposes is required upon adoption.

     In June 1997, SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", ("SFAS 131") was issued. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in annual financial statements and in interim financial reports issued to shareholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997.


     In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", ("SFAS 132") was issued. SFAS 132 revises disclosures about pensions and other postretirement benefit plans. SFAS 132 is effective for financial statements for periods beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required upon adoption.



     The Company anticipates that the adoption of SFAS 130, SFAS 131 and SFAS 132 will not have a significant effect on its 1998 financial statements.


NOTE 3 -- NET LOSS PER COMMON SHARE:

     The Company computes earnings (loss) per share in accordance with SFAS No. 128, "Earnings Per Share".


     Basic net loss per share was computed by dividing net loss by the weighted-average number of common shares outstanding during the period. In computing basic net loss per share, the Company's 11,086,950 shares of restricted stock were excluded from the weighted average number of common shares outstanding as such shares vest upon the six-month anniversary of an initial public offering or the six-month anniversary thereof, a condition which was not satisfied at December 31, 1997. Diluted net loss per share for the period was computed in the same manner as basic net loss per share since the Company experienced a net loss for the period and therefore including potential common shares would be antidilutive.



     There are 31,013,205 common stock options that could potentially dilute basic earnings (loss) per share in the future that were excluded from the computation of diluted net loss per share because the effect would be antidilutive. In addition, there exists 11,086,950 shares of Restricted Stock, which would also be potentially dilutive upon the occurrence of the Company's contemplated initial public offering which is further described in Note 21.


     Earnings per share for the years ended December 31, 1996 and 1995 cannot be computed because the Company's capital structure prior to the 1996 Recapitalization consisted of both common shares and Limited Partnership Units in Predecessor entities (see Note 4).

NOTE 4 -- RECAPITALIZATION:

     On December 12, 1996, a recapitalization (the "Recapitalization") was effected of Young & Rubicam Inc., a New York corporation (the "Predecessor Company") whereby (a) the Predecessor Company, Young & Rubicam Holdings Inc. ("Holdings"), or subsidiaries of the Predecessor Company (i) acquired 2,058,678 of the 2,458,102 outstanding shares of Predecessor Company common stock for an amount equal to $115 per share less the principal and accrued interest of any outstanding loans relating to such shares (which loans were thereby repaid),
(ii) acquired 760,232 of the 1,869,682 outstanding Limited Partnership Units of the LP ("LPUs") together with any related subordinated promissory notes of the Predecessor Company for an amount equal to $115 per LPU less the principal and accrued interest of any outstanding loans relating to such LPUs (which loans were thereby repaid); (iii) canceled 332,636 of the 690,249 common stock options and 596,448 of the 1,600,414 LPU options (collectively, the "Nonrollover Options") and all outstanding Growth

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Participation Units ("GPUs") for cash consideration of $115 per unit less the aggregate option exercise price and (iv) exchanged for, or canceled in consideration of, the remaining outstanding common stock, LPUs and options on common stock and LPUs held by certain members of the management of the Predecessor Company (the "Management Investors") for 15,815,985 shares of Holdings common stock and 16,823,565 options on common stock of Holdings ("Rollover Options"); (b) Hellman & Friedman Capital Partners III, L.P. ("HFCP") and certain other investors contributed $242 million in cash to Holdings in exchange for 31,566,345 shares of Holdings common stock at a price of $7.67 per share ($115 per share prior to the stock dividend which is further described in Note 20) and 2,598,105 options to purchase additional shares of Holdings common stock at $7.67 per share ($115 per share prior to the stock dividend which is further described in Note 20)(the "HFCP Options" -- see Note 17), and (c) Senior Secured Credit Facilities of $700 million (the "Credit Facilities") were arranged (see Note 14).


     Common stock, LPUs, Nonrollover Options on common stock and LPUs and GPUs held by non U.S.-based equity holders were acquired or canceled prior to December 31, 1996. Payment for previously tendered Nonrollover options and GPUs of $161.7 million (included as a component of accrued payroll and bonuses at December 31, 1996) held by U.S. based equity holders occurred on March 18, 1997.

     Following the closing of the Recapitalization, Holdings was merged with and into the Predecessor Company. As a result of the merger, the 1,391 outstanding shares of Predecessor Company preferred stock were each converted into the right to receive par value $50 in cash. On December 31, 1996, the Predecessor Company then merged into Young & Rubicam Inc., a Delaware corporation (the "Company").

     Under the Stockholders' Agreement, the Management Investors are required to deposit all Company common stock currently held or acquired in the future into a voting trust (the "Management Voting Trust") under which all rights to vote such shares are assigned to certain members of the Company's senior management as voting trustees. In the event that HFCP holds greater than 49% of Company common stock, HFCP is required to transfer those shares in excess of 49% to a separate voting trust (the "HFCP Voting Trust") with the Chief Executive Officer of the Company as voting trustee, provided that the Company is not in default under certain terms of the Credit Facilities.

     As the equity holders of the Predecessor Company retained control of the Company, the transaction has been reported as a recapitalization. The financial statements reflect the financial position, results of operations and cash flows of the Company and the Predecessor Company on a continuous basis. The excess of the Predecessor common stock and LPUs repurchase transaction amount over the stated amount of the Predecessor common stock and LPUs repurchased has been reported as a distribution to equity holders and charged to limited partners' contributed equity, capital surplus and accumulated deficit.

     As a result of the Recapitalization, the Company recorded charges of $315.4 million, primarily related to compensation. A summary of the significant Recapitalization and related charges include the following:

          (1) The cancellation of 1,244,647 GPUs outstanding for cash consideration of $115 per unit. Compensation expense of $83.1 million represents the difference between the cash consideration paid to GPU holders and the amount of previously accrued compensation under the original terms of the GPU plan.

          (2) The cancellation of 929,084 Nonrollover Options for cash consideration. The cash consideration and the associated compensation expense of $66.6 million represents the difference between the transaction price of $115 and the $40.2 million aggregate exercise price of the Nonrollover Options.


          (3) Cancellation of the remaining outstanding options and award of Rollover Options to acquire 16,823,565 shares of Company common stock at an exercise price of $1.92 ($28.75 per share prior to the stock split which is further described in Note 20) per share, with certain limited exceptions outside of the U.S. As a result of the change in the terms of the former stock option plan, which resulted in a new measurement date, the Company recognized compensation expense of $96.7 million representing the

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     difference between the transaction price per Rollover Option of $7.67 ($115 per share prior to the stock split which is further described in Note 20) and the aggregate exercise price of the Rollover Options.


          (4) Professional fees and other charges amounted to approximately $69 million.

NOTE 5 -- EQUITY IN NET ASSETS OF UNCONSOLIDATED COMPANIES:

                                                     1995               1996                1997
                                               ----------------   -----------------   -----------------
                                                                                                EQUITY
                                               EQUITY    EQUITY   EQUITY    EQUITY    EQUITY    IN NET
                                   OWNERSHIP   IN NET    IN NET   IN NET    IN NET    IN NET    INCOME
                                   INTEREST    ASSETS    INCOME   ASSETS    INCOME    ASSETS    (LOSS)
AFFILIATE                                                           (IN THOUSANDS)
Dentsu, Y&R Partnerships........      50%      $16,957   $  534   $12,954   $(9,181)  $17,510   $ 2,587
J.M.C. Creatividad Orientada
  (Venezuela)...................      49%        4,509    1,315     2,471    (2,038)      953    (1,515)
Prolam (Chile)..................      30%        3,106      968     2,656       262     2,851       825
Eco S.A. (Guatemala)............      40%        1,864      372     2,134        26     2,206        96
Cresswell, Munsell, Fultz &
  Zirbel........................      33%        1,245      524     1,635       624     1,922       508
National Public Relations
  (Canada)......................      22%          414      333       607       204       647        98
ViceVersa (Uruguay).............      35%          652      401       883       224        --        --
Other...........................  50% or less    8,618      750     1,879        42       304    (2,257)
                                               -------   ------   -------   -------   -------   -------
                                               $37,365   $5,197   $25,219   $(9,837)  $26,393   $   342
                                               =======   ======   =======   =======   =======   =======


     The summarized financial information below represents an aggregation of the Company's unconsolidated companies.


FINANCIAL INFORMATION

                                                               1995        1996        1997
                                                                      (IN THOUSANDS)
EARNINGS DATA
  Revenues.................................................  $234,891    $238,810    $207,668
  Income from operations...................................    29,398      22,132      13,768
  Net income (loss)........................................    14,984     (16,097)      4,347
  Company's equity in net earnings (loss)..................  $  5,197    $ (9,837)   $    342
                                                             ========    ========    ========
BALANCE SHEET DATA
  Current assets...........................................  $361,451    $348,325    $321,372
  Noncurrent assets........................................    54,954      33,996      40,147
  Current liabilities......................................   335,490     323,406     287,101
  Noncurrent liabilities...................................    18,902      11,683      13,215
  Equity...................................................    62,013      47,232      61,203
  Company's equity in net assets...........................  $ 37,365    $ 25,219    $ 26,393
                                                             ========    ========    ========


NOTE 6 -- ACQUISITIONS, DISPOSITIONS AND OTHER OPERATING CHARGES:


     In 1995, the Predecessor Company increased its ownership interests in advertising agencies in Holland (from 49% to 70%) and Spain (from 49% to 77%), as well as a public relations firm in Belgium (from 40% to 85%). In addition, the Predecessor Company acquired the remaining 40% interest in an advertising agency in the Czech Republic, the remaining 25% interest in an agency in Hungary, the remaining 20% interest in a direct marketing operation in South Africa and the remaining 10% interest in an advertising agency, also in South Africa. The purchase price of these investments was $5.4 million. Other regional investment activity

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

took place in Latin America in 1995, with increased ownership interests in advertising agencies in Guatemala (from 25% to 40%) and Uruguay (from 20% to 35%).

     In 1995, the D,Y&R Partnerships also acquired a 40% interest in an advertising agency in India (Y&R's effective ownership is 20%). The cost of this investment to Y&R was $2.2 million.

     A wholly owned public relations subsidiary in Canada was merged in 1995 with another Canadian public relations firm. The Company has a 22% interest in the merged operation.

     In 1995, the Predecessor Company approved a productivity improvement plan which resulted in the elimination of 500 positions throughout its worldwide operations. The Predecessor Company recorded a charge in 1995 of $24.4 million to cover the expected severance, benefits and social law costs which were paid during 1996 relating to this staff reduction.


     Also in 1995, losses of $7.1 million were recorded primarily to cancel a long-term agreement with a service provider as well as to dispose of certain non-strategic European agencies. The aforementioned charges are included in other operating charges in the accompanying Consolidated Statement of Operations.


     In 1996, the Predecessor Company acquired substantially all of the assets of one advertising agency and one media buying agency in the United States and acquired the remaining 28% equity interest in an advertising agency in Switzerland. In addition, the Predecessor Company increased its ownership interests in three advertising agencies in Europe. Other regional activity took place in Korea where the Company acquired a 25% equity interest in a public relations agency. The purchase price of these investments was $26.8 million.

     In 1996, a $17.2 million charge was recorded for asset impairment writedowns principally related to certain operations in Europe and Latin America.

     In 1997, the Company acquired the remaining 60% equity interest in an advertising agency in France and a 51% equity interest in an advertising agency in Brazil. In addition, the Company increased its ownership interests in one advertising agency in Latin America and one agency in Europe. The Company also acquired substantially all of the assets of one public relations agency and acquired a 70% equity interest in a German public relations agency and the remaining 49% equity interest in a Japanese public relations agency. The purchase price of these investments was $14.7 million.

     Effective January 1, 1997, the Company acquired an additional 37.5% equity interest in the former Australian and New Zealand joint ventures with Dentsu. In consideration for this additional equity interest, the Company contributed to Dentsu, 12.5% of its equity interest in its advertising and direct marketing agencies in Australia and New Zealand.

     In 1997, an $11.9 million charge was recorded for asset impairment writedowns principally related to certain operations in the U.S., Africa, Latin America and Europe.

NOTE 7 -- PROPERTY AND EQUIPMENT:

     Property and equipment are recorded at cost and are comprised of the following:

                                                                         AS OF DECEMBER 31,
                                                                        --------------------
                                            USEFUL LIVES                  1996        1997
                                                                           (IN THOUSANDS)
Land and buildings............  20-40 years                             $ 31,901    $ 29,716
Furniture, fixtures and
  equipment...................  3-10 years                               220,728     235,836
Leasehold improvements........  Shorter of 10 years or life of lease      78,414      77,804
Automobiles...................  3-5 years                                  6,315       6,609
                                                                        --------    --------
                                                                         337,358     349,965
                                                                        --------    --------
Less -- Accumulated
  depreciation and
  amortization................                                           208,270     224,951
                                                                        --------    --------
                                                                        $129,088    $125,014
                                                                        ========    ========

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During 1995, 1996 and 1997, depreciation expense amounted to $38.2 million, $42.0 million and $47.6 million, respectively.

NOTE 8 -- CERTAIN LIABILITIES:

     Accrued expenses and other liabilities include $71.3 million and $41.0 million of bank overdrafts as of December 31, 1996 and 1997, respectively.

     Accrued payroll and bonuses are comprised of the following:

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                                (IN THOUSANDS)
Accrued costs -- Recapitalization...........................  $161,700    $    --
Accrued payroll and bonuses.................................    90,787     65,458
                                                              --------    -------
                                                              $252,487    $65,458
                                                              ========    =======

NOTE 9 -- INCOME TAXES:

     The components of income (loss) before income taxes are as follows:

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1995        1996        1997
                                                              (IN THOUSANDS)
Domestic...........................................  $(22,957)   $(242,578)   $12,304
Foreign............................................    30,862       (8,039)    24,000
                                                     --------    ---------    -------
Total..............................................  $  7,905    $(250,617)   $36,304
                                                     ========    =========    =======

     The following summarizes the provision (benefit) for income taxes:

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1995        1996        1997
                                                              (IN THOUSANDS)
CURRENT:
  Federal..........................................  $  1,295    $ 16,993    $ 18,195
  State and local..................................     2,138       3,921       4,220
  Foreign..........................................    20,563      18,146      36,259
                                                     --------    --------    --------
                                                       23,996      39,060      58,674
                                                     --------    --------    --------
DEFERRED:
  Federal..........................................    (7,548)    (51,363)      7,547
  State and local..................................    (2,811)    (22,111)      2,472
  Foreign..........................................    (4,507)     13,803     (10,403)
                                                     --------    --------    --------
                                                      (14,866)    (59,671)       (384)
                                                     --------    --------    --------
Provision (benefit) for income taxes...............  $  9,130    $(20,611)   $ 58,290
                                                     ========    ========    ========

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The reconciliation of the United States statutory rate to the effective rate is as follows:


                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
           PERCENT OF INCOME (LOSS) BEFORE TAXES               1995         1996         1997
United States statutory rate................................    35.0%       (35.0)%       35.0%
Federal tax savings attributable to limited partnership
  structure.................................................   (27.6)          --           --
State and local income taxes, net of federal tax effect.....    (7.1)        (4.5)        17.1
Foreign income taxed greater than the United States
  statutory rate............................................    64.2         15.2        107.2
Change in valuation allowance and related components........    11.5          5.9        (13.1)
Amortization of goodwill....................................    14.3          2.1          8.5
Travel, entertainment and other non-deductible expenses.....    19.7          8.4          6.2
Other, net..................................................     5.5         (0.3)        (0.3)
                                                               -----        -----        -----
Consolidated effective rate.................................  115.5%         (8.2)%     160.6%
                                                               =====        =====        =====


     The Company's share of the undistributed earnings of foreign subsidiaries not included in its consolidated Federal income tax return that could be subject to additional income taxes if remitted, was approximately $49.5 million at December 31, 1997. No provision has been recorded for the U.S. or foreign taxes that could result from the remittance of such undistributed earnings since the earnings are permanently reinvested outside the U.S. and it is not practicable to estimate the amount of such taxes. Withholding taxes of approximately $6.4 million would be payable upon remittance of all previously unremitted earnings at December 31, 1997.

     The components of the Company's net deferred income tax assets are:

                                                               AS OF DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                                 (IN THOUSANDS)
Bad debt reserve............................................  $  1,785    $  3,118
Accrued expenses and other..................................     5,195          --
Net operating loss carryforwards............................     7,377      32,797
Deferred compensation.......................................    76,170       1,172
                                                              --------    --------
                                                                90,527      37,087
Valuation allowance.........................................   (11,795)     (4,255)
                                                              --------    --------
Current portion.............................................    78,732      32,832
                                                              --------    --------
Deferred compensation.......................................    42,646      40,650
Depreciable and amortizable assets..........................    26,671      30,561
Long-term leases............................................     7,351       7,436
Postretirement benefits.....................................     3,570       3,654
Other non-current items.....................................       810      11,989
Net operating loss carryforwards............................    10,259      42,338
Tax credit carryforwards....................................        --       3,658
                                                              --------    --------
                                                                91,307     140,286
Valuation allowance.........................................   (11,896)    (16,094)
                                                              --------    --------
Non-current portion.........................................    79,411     124,192
                                                              --------    --------
Net deferred income tax assets..............................  $158,143    $157,024
                                                              ========    ========

     The Company's net deferred income tax assets arise from temporary differences which represent the cumulative deductible or taxable amounts recorded in the financial statements in different years than

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

recognized in the tax returns. The majority of the temporary differences result from expenses accrued for financial reporting purposes which are not deductible for tax purposes until actually paid and net operating losses.

     The net operating loss ("NOL") carryforwards represent the benefit recorded for U.S., state and local, and foreign NOLs. At December 31, 1997, the Company had approximately $140.4 million of NOL carryforwards for U.S. tax purposes which expire in the year 2012 and approximately $69.2 million of NOL carryforwards for foreign tax purposes with carryforward periods ranging from one year to an indefinite time. The Company had approximately $3.2 million of alternative minimum tax credits which are not subject to expiration and $0.4 million of foreign tax credits which expire in the year 2001.

     The Company is required to provide a valuation allowance against deferred income tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. A valuation allowance of $13.5 million was recorded at December 31, 1994. The valuation allowance increased $0.9 million to $14.4 million at December 31, 1995, increased $9.3 million to $23.7 million at December 31, 1996 and decreased $3.3 million to $20.4 million at December 31, 1997. The valuation allowances represent a provision for uncertainty as to the realization of certain deferred tax assets, including net operating loss carryforwards in certain jurisdictions. The Company has concluded, that based upon expected future results, it is more likely than not that the net deferred tax asset balance will be realized.

NOTE 10 -- WORLDWIDE OPERATIONS:

     Financial information by geographic area is as follows:

                                          UNITED STATES      EUROPE       OTHER         TOTAL
                                                              (IN THOUSANDS)
    1995
    Revenues............................    $ 492,265       $411,283     $181,946     $1,085,494
    (Loss) income from operations.......       (7,695)        14,899       18,276         25,480
    Identifiable assets.................      511,779        499,335      215,467      1,226,581
    1996
    Revenues............................    $ 571,155       $444,644     $206,340     $1,222,139
    (Loss) income from operations.......     (239,201)        (3,627)      10,526       (232,302)
    Identifiable assets.................      819,828        533,318      245,666      1,598,812
    1997
    Revenues............................    $ 661,367       $472,225      249,148     $1,382,740
    (Loss) income from operations.......       42,816         29,527       (1,614)        70,729
    Identifiable assets.................      687,462        582,424      258,133      1,528,019

     Foreign currency transactions and remeasurement losses resulting from operations in highly inflationary economies are included in general and administrative expenses. These amounts were comprised of the following:

                                                               FOR THE YEAR ENDED DECEMBER
                                                                           31,
                                                               ----------------------------
                                                                1995       1996       1997
                                                                      (IN THOUSANDS)
    Foreign currency transaction losses......................  $1,101     $  887     $1,344
    Remeasurement losses resulting from operations in highly
      inflationary economies.................................   1,156      1,653      2,603
                                                               ------     ------     ------
                                                               $2,257     $2,540     $3,947
                                                               ======     ======     ======

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11 -- EMPLOYEE BENEFITS:

     The Company has a defined benefit pension plan ("the Plan") that covers all full-time U.S. employees upon commencement of employment. Contributions to the Plan are based upon current costs and prior service costs. Both costs are actuarially computed and the latter are amortized over the average remaining service period. Effective July 1, 1996, the Predecessor Company amended the Plan. Benefits credited to each employee's account under the Plan are based on 3.2% of the employee's annual compensation up to $150,000. The Plan also credits each employee's account with interest equal to the average one year U.S. Treasury Bill interest rate multiplied by the account balance at the beginning of the year. Subject to certain limitations, most vested retirement benefits available under the Plan are insured by the Pension Benefit Guaranty Corporation ("PBGC"). The Company is in compliance with the minimum funding standards required by the Employee Retirement Income Security Act of 1974 ("ERISA").

     In connection with the Recapitalization transaction, the Company contributed an additional $12.5 million to the Plan on December 23, 1996, pursuant to an agreement with the PBGC. Total contributions made in 1996 and 1997 were $18.9 million and $6.6 million, respectively.

     The Company also agreed to make future contributions to the Plan in an amount required to cause the credit balance at the end of each Plan year to be at least equal to the required credit balance of $12.5 million plus interest. The Company is not required to make any payment that would not be deductible under Internal Revenue Code section 404. The Company's credit balance maintenance requirement terminates when the Company's debt obtains specified rating levels (or, if there are no such ratings from certain major ratings agencies, when the Company meets a fixed charge coverage ratio test), but in no event earlier than December 31, 2001. In addition, such credit balance maintenance requirements terminate if the Plan's unfunded benefit liabilities are zero at the end of two consecutive Plan years.

     The Company also contributes to government mandated plans and maintains various noncontributory retirement plans at certain foreign subsidiaries, some of which are considered to be defined benefit plans for accounting purposes.

     A summary of the components of net periodic pension cost for the defined benefit plans is as follows:

                                                       FOR THE YEAR ENDED DECEMBER 31,
                           ----------------------------------------------------------------------------------------
                                       1995                          1996                          1997
                           ----------------------------  ----------------------------  ----------------------------
                             U.S.    NON-U.S.   TOTAL      U.S.    NON-U.S.   TOTAL      U.S.    NON-U.S.   TOTAL
                                                                (IN THOUSANDS)
Service costs for benefits
  earned during the
  period.................. $  2,774   $  717   $  3,491  $  2,834   $  674   $  3,508  $  2,671   $  550   $  3,221
Interest costs on
  projected benefit
  obligation..............    8,074      946      9,020     8,488      893      9,381     8,804      789      9,593
Actual return on plan
  assets..................  (15,960)      --    (15,960)  (11,070)      --    (11,070)  (15,558)      --    (15,558)
Net amortization and
  deferral................    9,390      182      9,572     5,668      188      5,856     6,862      150      7,012
                           --------   ------   --------  --------   ------   --------  --------   ------   --------
Net periodic pension cost
  of the plans............ $  4,278   $1,845   $  6,123  $  5,920   $1,755   $  7,675  $  2,779    1,489      4,268
                           ========   ======   ========  ========   ======   ========  ========   ======   ========

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The funded status of the defined benefit plans is summarized as follows:


                                                                      AS OF DECEMBER 31,
                                                ---------------------------------------------------------------
                                                             1996                             1997
                                                ------------------------------   ------------------------------
                                                  U.S.     NON-U.S.    TOTAL       U.S.     NON-U.S.    TOTAL
                                                                        (IN THOUSANDS)
Actuarial present value of accumulated benefit
  obligation including vested benefits of
  $119,093 and $134,491 at December 31, 1996
  and 1997, respectively......................  $111,921   $ 10,350   $122,271   $126,975   $  9,557   $136,532
                                                --------   --------   --------   --------   --------   --------
Projected benefit obligation..................   114,710     12,198    126,908    130,036     10,753    140,789
Plan assets at fair value, primarily fixed
  income and equity securities................   114,264         --    114,264    129,421         --    129,421
                                                --------   --------   --------   --------   --------   --------
Projected benefit obligation in excess of plan
  assets......................................      (446)   (12,198)   (12,644)      (615)   (10,753)   (11,368)
Unrecognized net transition (asset)
  obligation..................................      (225)       644        419       (164)       471        307
Unrecognized prior service benefit............    (2,953)        --     (2,953)    (2,542)        --     (2,542)
Unrecognized net loss.........................    12,811      1,813     14,624     16,352      1,260     17,612
Additional liability..........................        --       (719)      (719)        --       (706)      (706)
                                                --------   --------   --------   --------   --------   --------
(Accrued) prepaid pension costs for defined
  benefit plans...............................  $  9,187   $(10,460)  $ (1,273)  $ 13,031   $ (9,728)  $  3,303
                                                ========   ========   ========   ========   ========   ========

     Assumptions used were:

                                                            1995               1996               1997
                                                      ----------------   ----------------   ----------------
                                                      U.S.   NON-U.S.    U.S.   NON-U.S.    U.S.   NON-U.S.
Discount and settlement rate........................  7.5%   6.5%-8.5%   8.0%   7.0%-8.0%   7.25%  6.5%-7.0%
Rate of increase in compensation levels.............  7.0%   3.5%-5.5%   5.5%   3.5%-5.0%    5.0%  3.5%-5.0%
Expected long-term rate of return on assets.........  9.0%      N/A      9.0%      N/A       9.0%     N/A

     In 1996 and 1997, the Company recorded liabilities of $0.7 million for the portion of its unfunded pension liabilities that had not been recognized as expense and an adjustment to equity of $0.7 million.

     Contributions to other foreign defined contribution plans were $5.9 million, $6.2 million and $7.5 million in 1995, 1996 and 1997, respectively.

     The Company also has an employee savings plan that qualifies as a deferred salary arrangement under section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer a portion of their pre-tax earnings up to the Internal Revenue Service annual contribution limit. The Company currently matches 100% of each employee's contribution up to a maximum of 5% of the employee's earnings up to $150,000. Amounts expensed by the Company for its contributions to the plan were $6.4 million, $7.0 million and $7.8 million in 1995, 1996 and 1997, respectively. Prior to the Recapitalization, the Company's contribution was made through the issuance of the Company's common stock. All of the shares of common stock held in the Plan were purchased by Holdings as part of the Recapitalization. Subsequent to the Recapitalization, matching contributions are satisfied in cash.

NOTE 12 -- DEFERRED COMPENSATION:

     The Predecessor Company maintained a non-qualified deferred compensation plan for its key executives, the Growth Participation Plan. Participation in the plan was at the discretion of management. Awards of growth participation units ("GPUs") granted under the plan generally vested at the rate of 20% per year. As a result of the Recapitalization, all GPUs (whether fully or partially vested) were canceled for cash consideration of $115 per unit (see Note 4).

     The Company maintains other deferred cash incentive plans which are either tied to operating performance or contractual deferred compensation agreements. The costs of these compensation plans are

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

expensed currently. At December 31, 1996 and 1997, included in other non-current liabilities were deferred compensation liabilities of $17.9 million and $31.1 million, respectively.

NOTE 13 -- INSTALLMENT PAYMENT OBLIGATIONS:

     Prior to 1997, the Company issued installment notes payable to former equityholders of the Predecessor Company which arose out of the repurchase of Common Stock and LPUs upon termination of employment. Installment notes were paid in five annual installments, the first of which was payable 90 days following termination of employment. In connection with the Recapitalization, all foreign installment notes outstanding at December 12, 1996 were assumed and repaid. The remaining current installment notes of $24.9 million at December 31, 1996 were repaid in the first quarter of 1997.

     Effective in 1997 and pursuant to the Stockholders' Agreement, the Company may, at its election, pay for shares purchased from Management Investors pursuant to a call or put at the applicable call price or the applicable put price in up to four equal installments. The first such installment is payable in cash upon the applicable payment date (generally the June 30 or December 31 closest in time following termination of employment) and the remaining installments are evidenced by a non-negotiable document from the Company to the Management Investor. At December 31, 1997, current and non-current installment notes of $3.2 million and $6.5 million, respectively, were payable to former Management Investors.

     Interest accrues and is payable annually with each installment payment at a rate equal to the applicable federal rate in effect as published by the Internal Revenue Service, compounded semi-annually. For 1997, the interest rate ranged from 5.68% to 6.14%.

NOTE 14 -- LOANS PAYABLE:

     Short Term: The Company's short term loans payable are primarily advances under bank lines of credit and generally bear interest at prevailing market rates. The Company's current loans payable of $36.3 million and $10.8 million include the short-term portion of long-term loans payable of $14.7 million and $1.2 million at December 31, 1996 and 1997 respectively.

     Long-term loans payable are comprised of the following at December 31:

                                                                         AS OF DECEMBER 31,
                                                                       -----------------------
                                                                         1996           1997
                                                                           (IN THOUSANDS)
Senior Secured Credit Facilities.....................................  $219,282       $330,552
Capital lease obligations............................................       611            404
Other borrowings.....................................................       859            818
                                                                       --------       --------
                                                                        220,752        331,774
Less -- Current portion..............................................    14,670          1,222
                                                                       --------       --------
                                                                       $206,082       $330,552
                                                                       ========       ========

     In connection with the Recapitalization, in December 1996, the Company entered into Senior Secured Credit Facilities (the "Credit Facilities") amounting to $700 million with a group of banks arranged by Bank of America, with The Bank of New York, Citibank N.A., Credit Lyonnais and Wachovia Bank as managing agents. The Credit Facilities consist of a six and one-half year $400 million term loan and a six and one-half year $300 million revolving credit facility. The term loan is available in two drawings of $200 million each: the first drawdown occurred in December 1996, while the second drawdown occurred on March 18, 1997. The Credit Facilities are secured by a perfected first priority security interest in all of the Company's tangible and intangible assets. The Company pays a commitment fee ranging from 0.20% to 0.50% on the unused portion of the total Credit Facilities. The Credit Facilities include several credit sensitive pricing options (LIBOR, Base

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Rate Loans, Fronted Loans and Swing Line Loans), letter of credit issuances and a $175 million multi-currency subfacility. The applicable interest rate was 6.915% and 6.875% at December 31, 1996 and 1997, respectively.

     The Credit Facilities contain various covenants which contain interest, fixed charge, and debt coverage ratios, the maintenance of minimum net worth and limitations on the amount of debt, liens, asset sales, dividends and acquisitions. Deferred financing costs of $9.2 million were capitalized and are being amortized over the six and one-half year term of the Credit Facilities.

     The Company is required to enter into interest rate protection agreements with respect to $100 million of the initial drawdown and $100 million of the second drawdown.

     In December 1996, the Company entered into a two year $50 million notional principal amount interest rate floored-swap, and pays, on a quarterly basis, fixed interest equal to 6.00% and receives interest based on floating three-month LIBOR. If LIBOR is less than 5.00%, the Company receives the difference between 5.00% and the three-month LIBOR. This agreement expires December 29, 1998.

     In January 1997, the Company entered into a one year $50 million notional principal amount interest rate cap. The interest rate cap resulted in the Company receiving quarterly, the difference between the amount that three-month LIBOR exceeded the cap rate of 6.25%. This agreement expired January 27, 1998.

     In February 1997, the Company entered into a four year $50 million notional principal amount interest rate swap. The interest rate swap will result in the Company paying, on a quarterly basis, fixed interest equal to 6.11% and receiving interest based on floating three month LIBOR. This four year interest rate swap agreement expires February 20, 2001.

     In March 1997, the Company entered into a two year $50 million notional principal amount interest rate floored-swap, and pays, on a quarterly basis, fixed interest equal to 6.36% and receives interest based on floating three-month LIBOR. If LIBOR is less than 5.00%, the Company receives the difference between 5.00% and the three-month LIBOR. This agreement expires March 24, 1999.

     In April 1997, the Company entered into a one year $50 million notional principal amount interest rate cap. The interest rate cap will result in the Company receiving quarterly, the difference between the amount that three-month LIBOR exceeds the cap rate of 6.50%. This agreement expires May 1, 1998.

     In June 1997, the Company entered into a four year $25 million notional principal amount interest rate swap. The interest rate swap will result in the Company paying, on a quarterly basis, fixed interest equal to 6.365% and receiving interest based on floating three-month LIBOR. This four year interest rate swap agreement expires June 18, 2001.

     In February 1996, the Predecessor Company entered into a 10-year, $100 million, 7.01% Senior Note transaction with a group of insurance companies. The proceeds were used to reduce the Revolving Credit Agreement borrowings. This note was repaid by proceeds from the Credit Facilities. A prepayment penalty of $1.8 million was paid in 1996 and is included as a component of interest expense.

     In June 1996, the Predecessor Company entered into a $150 million, five year Revolving Credit Agreement. The Company paid a facility fee ranging from 0.125% to 0.30% on the full amount of the committed facility. This agreement included several pricing options (LIBOR, Bid Loans and Swing Line Loans), letter of credit issuances and multi-currency borrowing options. This Revolving Credit Agreement was repaid by proceeds from the Credit Facilities.

     In June 1994, the Predecessor Company entered into a $225 million, three year Revolving Credit Agreement. The Company paid a facility fee ranging from 0.20% to 0.375% on the full amount of the committed facility. This revolving credit agreement included several pricing options (LIBOR, Bid Loans and

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Swing Line Loans), letter of credit issuances and multicurrency borrowing options. The Revolving Credit Agreement was replaced by the five year Revolving Credit Agreement entered into in June 1996.

     In October 1991, the Predecessor Company arranged a seven year $40 million, 8.75% Senior Note transaction with the Prudential Insurance Company. This note was repaid by proceeds from the Credit Facilities. A prepayment penalty of $1.1 million was paid in 1996 and is included as a component of interest expense.

     In January 1991, the Predecessor Company entered into a five year, $20 million notional principal amount interest rate swap. The Predecessor Company paid, on a semi-annual basis, fixed interest rate equal to 8.485% and received interest based on floating six-month LIBOR. This agreement expired January 22, 1996.

     At December 31, 1997, the Company had $690 million in availability under its commercial lines of credit ($449 million in the U.S. and $241 million outside the U.S.). Unused commercial lines of credit at December 31, 1997 were $349 million. The Company paid commitment fees of approximately $0.9 million on the unused portion of the U.S. credit lines and varying fees on the foreign credit lines. At December 31, 1996, the Company had $802 million in availability under its commercial lines of credit ($540 million in the U.S. and $262 million outside the U.S.). Unused commercial lines of credit at December 31, 1996 were $560 million. The Company paid commitment fees of approximately $0.1 million on the unused portion of the U.S. credit lines and varying fees on the foreign credit lines.

     Repayment requirements on long-term loans existing at December 31, 1997 are as follows:

                                                                           TOTAL
                                                                       (IN THOUSANDS)
        1998.........................................................     $  1,222
        1999.........................................................       50,250
        2000.........................................................       68,750
        2001.........................................................       71,250
        2002.........................................................       84,583
        Thereafter...................................................       55,719
                                                                       ------------
                                                                          $331,774
                                                                       ============

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 15 -- EQUITY:

     The following schedule summarizes the changes in the number of outstanding shares of preferred stock, common stock, LPUs and treasury stock:


                                             VOTING                        LIMITED
                              PREFERRED      COMMON       NON-VOTING     PARTNERSHIP     COMMON STOCK
                                STOCK        STOCK       COMMON STOCK       UNITS        IN TREASURY
BALANCE 12/31/94............    1,252              --     16,000,000       2,465,729      13,190,263
                               ------      ----------    -----------      ----------     -----------
Issued......................      563              --             --          43,000        (289,970)
Repurchased.................     (491)             --             --        (476,719)        365,779
                               ------      ----------    -----------      ----------     -----------
BALANCE 12/31/95............    1,324              --     16,000,000       2,032,010      13,266,072
                               ------      ----------    -----------      ----------     -----------
Issued......................       67              --             --          83,993        (215,907)
Repurchased.................       --              --             --        (246,321)        491,733
Recapitalization............   (1,391)     58,469,280    (16,000,000)     (1,869,682)    (13,541,898)
                               ------      ----------    -----------      ----------     -----------
BALANCE 12/31/96............       --      58,469,280             --              --              --
                               ------      ----------    -----------      ----------     -----------
Issued......................       --       4,391,010             --              --              --
Repurchased.................       --      (1,115,160)            --              --       1,115,160
                               ------      ----------    -----------      ----------     -----------
BALANCE 12/31/97............       --      61,745,130             --              --       1,115,160
                               ======      ==========    ===========      ==========     ===========


     The preferred stock of the Predecessor Company was owned by members of the Predecessor Company's Board of Directors. The Predecessor Company had the right to reacquire the preferred stock when the holder ceased to be a member of the Board of Directors.

     On December 12, 1996, all outstanding Predecessor Company equity was purchased for cash or exchanged for Company common stock pursuant to the Recapitalization. In addition, all outstanding Predecessor Company options were canceled for cash consideration or the award of Company options and all outstanding GPUs were canceled for cash consideration (see Note 4). In addition, all treasury shares were retired.


     In connection with the consummation of the Recapitalization in December 1996, the Company created a class of preferred stock designated as Money Market Preferred Stock (the "Money Market Preferred"). The Money Market Preferred carries a variable rate dividend and are redeemable at the Company's election for $7.67 per share following the fifth anniversary of the issuance thereof. At December 31, 1996 and 1997, 10,000,000 shares of Money Market Preferred were authorized. No shares of Money Market Preferred were issued or outstanding at December 31, 1996 and 1997.



     In connection with the Recapitalization, the Company also issued 11,086,950 shares of common stock ("Restricted Shares") to a trust ("Restricted Stock Trust"). All Restricted Shares held in the Restricted Stock Trust are deposited in the Management Voting Trust. Any employee awarded Restricted Shares under the plan will become vested in the Restricted Shares on the earlier of (i) a change of control event (as defined); (ii) the consummation of an initial public offering or the six month anniversary following an initial public offering if, in connection with the offering, the holders are unable to sell such Restricted Shares; and (iii) upon any other event as determined by the Compensation Committee of the Board of Directors with the written consent of the HFCP Investors, if prior to an initial public offering, and the Management Voting Trust. The Company has recorded unearned compensation of $85 million and $136.7 million, representing the fair value of the Restricted Shares at December 31, 1996 and 1997, respectively. Compensation expense will be recognized when vesting becomes probable and will be equal to the fair value of the common stock at the time that the Restricted Shares become vested. At December 31, 1996 and 1997, a total of 11,086,950 shares were outstanding and held in the Restricted Stock Trust.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 16 -- MANDATORILY REDEEMABLE EQUITY SECURITIES:


     Concurrent with the Recapitalization, the Company entered into a Stockholders' agreement which includes both put rights and calls on the Company's common stock. The Company has the right to purchase shares and the stockholder has the right to cause the Company to purchase such shares at certain times and subject to certain conditions. The put provision becomes enforceable upon termination of employment for Management Investors and upon the six-year anniversary of the Recapitalization for HFCP. The carrying value of the mandatorily redeemable equity securities held by the Management Investors is equivalent to the redemption value of $7.67 and $12.33 at December 31, 1996 and 1997, respectively. The carrying value of the Mandatorily Redeemable Equity Securities for common shares held by HFCP is being accreted to redemption value over the six year period from the date of the Recapitalization. Accordingly, the carrying value of Mandatorily Redeemable Equity Securities held by HFCP was $7.67 and $8.47 at December 31, 1996 and 1997, respectively.


     The accretion from carrying value to redemption value for the respective periods is reflected as a charge to capital surplus. Both the calls and puts terminate upon the earlier occurrence of an initial public offering or such time as the Common Stock is listed for trading on a national securities exchange.

NOTE 17 -- OPTIONS:

     Under the Company's 1992 Stock Option Plan, options to purchase an aggregate of 8,000,000 shares of common stock, at a price not less than the prior year-end book value, as defined, could be granted to key employees. The Predecessor Company also had an LPU Option Plan with substantially the same terms as the common stock option plan. In accordance with the Recapitalization (as discussed below), all prior option plans were terminated.


     In connection with the Recapitalization, the shareholders approved a stock option plan (the "Stock Option Plan") which allowed the Board of Directors to grant to employees of the Company options to purchase up to 33,173,565 shares of Company common stock. The Stock Option Plan governs both the Rollover Options and certain other executive options (the "Executive Options").



     The Rollover Options were granted at the closing of the Recapitalization (see Note 4) and were immediately vested and exercisable. Each Rollover Option has an exercise price of $1.92 per share, with certain limited exceptions outside of the U.S. 50% of the Rollover Options have a term of five years and the remaining 50% have a term of seven years. In connection with the issuance of the Rollover Options, the Company recognized compensation expense of $96.7 million (see Note 4).



     At the closing of the Recapitalization, the Board of Directors granted to employees 5,200,590 options to purchase shares of Company common stock at $7.67 per share (the "Closing Options"). The Closing Options vest as follows: 40% on the grant date, 30% on the third anniversary of the grant date and 30% on the fifth anniversary of the grant date.



     Pursuant to the Stock Option Plan, the Board of Directors had the right to grant additional options (the "Additional Options") to purchase up to 2,974,410 shares of Company common stock plus any shares that became available through the cancellation of unexercised Executive Options. Through December 31, 1997, Additional Options to purchase 1,891,200 shares of Company common stock had been granted, each at $7.67 per share. As a result, during 1997 the Company recognized a compensation charge of $1.3 million representing the difference between the estimated fair market value of Company common stock and the exercise price of $7.67 on date of grant in accordance with the applicable vesting provisions of the Additional Options.



     Additionally, at the closing of the Recapitalization, the Company issued options to HFCP (see Note 4) to purchase 2,598,105 shares of Company common stock at $7.67 per share which were exercisable

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


immediately and expire on the seventh anniversary of the closing. The HFCP Options are not governed under the Stock Option Plan.


     In December 1997, the Company adopted the Young & Rubicam Inc. 1997 Incentive Compensation Plan (the "Incentive Compensation Plan" or "ICP"). The ICP superseded the Stock Option Plan and amended and restated the Restricted Stock Plan (the Stock Option Plan and the Restricted Stock Plan (prior to such amendment and restatement), (the "Preexisting Plans"), although all awards granted prior to the adoption of the ICP, and any grants of Restricted Stock made after such adoption but on or prior to March 31, 1998, will remain outstanding in accordance with their terms and will be subject to the terms of the Preexisting Plans.


     The ICP provides for grants of stock options, stock appreciation rights ("SARS"), Restricted Stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock or other property ("Awards"). Under the ICP, the total number of shares of Company common stock reserved and available for delivery to participants in connection with Awards is 19,125,000, plus the number of shares of Company common stock subject to awards under the Preexisting Plans that become available (generally due to cancellation or forfeiture) after the effective date of the ICP; provided, however that the total number of shares of Company common stock with respect to which incentive stock options ("ISO") may be granted shall not exceed 15,000,000. Any shares of Company common stock delivered under the ICP may consist of authorized and unissued shares or treasury shares.


     The Board of Directors is authorized to grant stock options, including both incentive stock options, non-qualified stock options, and SARS entitling the participant to receive the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR is determined by the Board of Directors, but must not be less than the fair market value of a share of common stock on the date of grant. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARS at or following termination of employment generally is fixed by the Board of Directors, except no option or SAR may have a term exceeding ten years.

     The Board of Directors may, at its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a "change in control" of the Company except to the extent otherwise provided in the award agreement. In addition, the Board of Directors may provide that the performance goals relating to any performance-based awards will be deemed to have been met upon the occurrence of any change in control.


     In December 1997, the Company granted options to employees to purchase an aggregate of 9,577,950 shares of Company common stock at $12.33 per share, the fair market value of such common stock as of the date of grant. Each such option will expire if not exercised ten years after the date of grant and will be fully exercisable on the fifth anniversary of the date of grant if the recipient remains an employee of the Company or an affiliate as of such date; provided, however, that in the event that the Company completes an initial public offering of its common stock prior to December 31, 1999, the exercisability of 33 1/3% of the shares subject to any such option will accelerate to December 31, 2000, if the recipient remains an employee of the Company or an affiliate as of December 31, 2000, and an additional 33 1/3% of the shares subject to any such option will accelerate to December 31, 2001, if the recipient remains an employee of the Company or an affiliate as of December 31, 2001. Of the 9,577,950 options granted in December 1997, options to purchase 1,152,150 shares of common stock will not become exercisable until nine years and nine months from the date of grant, unless certain 1998 operating targets are met, in which case the vesting schedule described above will apply.


     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation", ("SFAS 123"). In accordance with the provisions of SFAS 123, the Company applies APB Opinion No. 25,

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


and related interpretations in accounting for its plans. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under its plans consistent with the methodology prescribed by SFAS 123, the Company's SFAS 123 net loss would be increased by $1.3 million and $9.4 million for 1995 and 1996 and the net loss and net loss per common share would be increased by $6.3 million and $.13, respectively, for 1997.


     These SFAS 123 pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for the period ended December 31, 1995, 1996 and 1997, respectively:

ADDITIONAL OPTIONS

                                            1995           1996           1997
Expected term..........................  2-10 years     5-10 years      10 years
Risk-free rate.........................  5.41%-7.22%    5.92%-6.61%    5.59%-7.12%
Dividend yield.........................      0%             0%             0%
Expected volatility....................      0%             0%             0%


     The weighted-average fair value and weighted average exercise price of options granted prior to the Recapitalization for which the exercise price equals the fair value of Company common stock on the grant date was $11.23 and $44.65 in 1995, respectively, and $13.28 and $47.14, in 1996, respectively. The weighted-average fair value and weighted-average exercise price of options granted on and subsequent to the Recapitalization for which the exercise price equals the fair value of Company common stock on the grant date was $3.69 and $7.67 in 1996, respectively, and $5.28 and $12.33 in 1997, respectively.



     The weighted-average fair value and weighted-average exercise price of options granted for which the exercise price was less than the fair value of Company common stock on the grant date was $6.30 and $1.97 in 1996, respectively and $6.76 and $7.67 in 1997, respectively. There were no option issuances prior to the Recapitalization for which the exercise price was less than the estimated fair value of Company common stock on the date of grant.


     The Black-Scholes option valuation model was developed for use in estimating the weighted-average fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in managements opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Transactions involving options are summarized as follows:


                                                                OPTIONS      WEIGHTED-AVERAGE
                                                              OUTSTANDING     EXERCISE PRICE
JANUARY 1, 1995.............................................   1,633,110          $40.51
  Granted...................................................   1,197,722           44.72
  Exercised.................................................    (144,400)          34.26
  Cancellations.............................................    (260,324)          40.17
                                                              ----------          ------
DECEMBER 31, 1995...........................................   2,426,108           42.99
                                                              ----------          ------
  Granted...................................................     284,773           47.14
  Exercised.................................................    (252,278)          41.94
  Cancellations.............................................    (167,940)          42.83
  Recapitalization cancellations............................  (2,290,663)          43.64
  Recapitalization grants...................................  24,622,260            3.76
                                                              ----------          ------
DECEMBER 31, 1996...........................................  24,622,260            3.76
                                                              ----------          ------
  Granted...................................................  11,469,150           11.56
  Exercised.................................................  (4,250,790)           2.19
  Cancellations.............................................    (827,415)           4.50
                                                              ----------          ------
DECEMBER 31, 1997...........................................  31,013,205            6.84
                                                              ==========          ======


     The following information is as of December 31, 1997:


Number outstanding...................................     12,312,690     9,122,565    9,577,950
                                                       -------------    ----------    ---------
Weighted-average contractual life, in years..........              6            10           10
Weighted-average exercise price......................  $        1.92    $     7.67    $   12.33
                                                       -------------    ----------    ---------
Number exercisable...................................     12,312,690     4,930,305            0
                                                       -------------    ----------    ---------
Weighted-average exercise price......................  $        1.92    $     7.67    $   12.33
                                                       -------------    ----------    ---------


     The following information is as of December 31, 1995 and 1996:


                                                             1995                  1996
Range of Exercise Prices...............................  $35.85-$44.65    $     1.92   $    7.67
                                                         -------------    ----------   ---------
Number outstanding.....................................      2,426,108    16,823,565   7,798,695
                                                         -------------    ----------   ---------
Weighted-average contractual life, in years............              5             6          10
Weighted-average exercise price........................  $       42.96    $     1.92   $    7.67
                                                         -------------    ----------   ---------
Number exercisable.....................................        544,004    16,823,565   4,678,335
                                                         -------------    ----------   ---------
Weighted-average exercise price........................  $       40.92    $     1.92   $    7.67
                                                         -------------    ----------   ---------


NOTE 18 -- LITIGATION, COMMITMENTS AND CONTINGENT LIABILITIES:

     The Company has performed, and continues to perform, services for clients in a wide range of businesses, including tobacco products manufacturers. As a result, the Company may from time to time be joined as a defendant in litigation brought against its clients and others by third parties, including its competitors, governmental and regulatory bodies, or consumers, alleging that advertising claims made through the Company with respect to such clients' products are false, deceptive or misleading; that such clients products are defective, injurious or pose some manner of threat to the public generally; or that marketing or communications materials created for such clients infringe upon the proprietary rights of third parties.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


The Company's practice is to attempt to minimize such potential liabilities through insurance coverage and/or indemnification provisions in its agreements with clients and others.



     Recently, the Company was named as a defendant in an action brought by a county government against tobacco products manufacturers (including a current and a former client of the Company) and others alleging that, because the Company performed advertising and other professional services for such clients, the Company is liable for damages for health and other claims. While this action is in its early stages and the allegations against the Company have not been made with specificity, the Company believes it has meritorious defenses to the claims and intends to contest them vigorously.


     The Company is named as party in litigation matters which arise in the ordinary course of its business, including claims by former employees for money damages and other relief based upon the circumstances or consequences of their separation from employment. The Company believes that it has meritorious defenses to these claims, and is contesting such claims vigorously. In addition, the Company is covered by insurance with respect to some of such claims. Accordingly, the Company does not expect such matters to have a material adverse effect on its consolidated financial position, results of operations or cash flows.

     Net rental expense was $62.4 million, $62.9 million, and $74.4 million in 1995, 1996 and 1997, respectively. Future minimum rental commitments as of December 31, 1997 are as follows:

                                                         (IN THOUSANDS)
1998...................................................     $ 62,863
1999...................................................       54,525
2000...................................................       42,924
2001...................................................       40,162
2002...................................................       39,119
Thereafter.............................................      108,437

     Certain leases contain renewal options calling for increased rentals. Others contain certain escalation clauses relating to taxes and other operating expenses.

     At December 31, 1996, the Company had outstanding guarantees of $18.6 million in support of credit lines of unconsolidated companies. At December 31, 1997, the Company had outstanding guarantees of $7.6 million in support of credit lines of unconsolidated companies.

     The Company and its corporate affiliates conduct business in various developing countries in Asia, Africa, Latin America and Eastern Europe, where the systems and bodies of commercial law and trade practices arising thereunder are in a continuing state of evolution. Commercial laws in such countries are often vague, arbitrary, contradictory, inconsistently administered and retroactively applied. Under such circumstances, it is difficult for the Company to determine with certainty at all times the exact requirements of such local laws. Nevertheless, the Company believes that any difficulty in compliance with local laws in such developing countries will not have a materially adverse impact on the consolidated financial position, results of operations or cash flows of the Company.

NOTE 19 -- FAIR VALUE OF FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES:

     At December 31, 1996 and 1997, the carrying value of the Company's financial instruments approximated fair value in all material respects.

     The Company entered into interest rate exchange agreements with off-balance sheet risk in order to reduce its exposure to changes in interest rates on its variable rate long-term debt. These interest rate exchange agreements included interest rate swaps, interest rate floors and interest rate caps. At December 31, 1996 and 1997, the notional amount of these agreements was $50 million and $275 million, respectively (see

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Note 14). The fair value, which has been estimated based upon quotations from independent third party banks, approximated the notional amount at December 31, 1996 and 1997.

     The Company enters into forward foreign exchange contracts to hedge certain assets and liabilities which are recorded in a currency different from that in which they settle. The purpose of these contracts is almost exclusively to hedge intercompany transactions. The Company's forward foreign exchange contracts do not create exchange rate risk because gains and losses on these contracts generally offset losses and gains on the foreign currency denominated intercompany transactions. The gains and losses on these positions are deferred and included in the basis of the transaction upon settlement. The terms of these contracts are generally a one month maturity. The tables below summarize the Company's forward foreign exchange contracts outstanding at December 31, 1996 and 1997. The "buy" amounts represent the U.S. dollar equivalent of commitments to purchase the respective currency, and the "sell" amounts represent the U.S. dollar equivalent of commitments to sell the respective currency.

1996                                                          COMPANY BUYS    COMPANY SELLS
                                                                     (IN THOUSANDS)
Canadian Dollar.............................................    $    --          $8,399
Italian Lira................................................      4,524              --
Swiss Franc.................................................      5,934              --
Japanese Yen................................................      6,199              --
                                                                -------          ------
                                                                $16,657          $8,399
                                                                =======          ======

1997                                                          COMPANY BUYS    COMPANY SELLS
                                                                     (IN THOUSANDS)
German Deutschemark.........................................    $    --          $13,318
Italian Lira................................................         --            3,901
Swedish Krona...............................................         --            1,268
Swiss Franc.................................................      6,849               --
Japanese Yen................................................      5,975               --
                                                                -------          -------
                                                                $12,824          $18,487
                                                                =======          =======

     Management believes the risk of incurring losses due to credit risk and foreign exchange would not have a material adverse impact on the consolidated financial position, results of operations or cash flows of the Company.


NOTE 20 -- SUBSEQUENT EVENT -- COMMON STOCK DIVIDEND



     On April 6, 1998, the Board of Directors declared a stock dividend of 14 shares of common stock payable for each share of common stock outstanding on the effective date of the Company's planned initial public offering (see note 21). Common stock and accumulated deficit reflected in the historical balance sheets at December 31, 1996 and 1997 have been restated to reflect the common stock dividend. The number of common shares the Company is authorized to issue was also increased from 10 million to 250 million and the number of authorized preferred shares, none of which have been issued, was increased from 50,000 to 10 million.



     All references in the consolidated financial statements to shares, share prices, per share data, including stock option and stock option plan information, for periods after the 1996 Recapitalization are reflected on a post dividend basis. All references in the historical financial statements to common shares and Limited Partnership Units in Predecessor entities including option and option plan information are reflected on a pre-dividend basis.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 21 -- PUBLIC OFFERING AND RELATED TRANSACTIONS SUBSEQUENT TO THE DATE OF
           THE INDEPENDENT ACCOUNTANTS REPORT (UNAUDITED)



     OFFERING: On February 26, 1998, the Company filed a Registration Statement on Form S-1. Total proceeds to be raised in connection with the public offering are estimated at $430 million, comprised of approximately $150 million raised from the sale of newly issued common shares and approximately $280 million raised from common shares to be sold from certain selling stockholders. The Company intends to use the estimated net proceeds from the sale of newly issued common shares to repay borrowings under the term loan portion of its Credit Facilities. The Company will not receive any of the net proceeds from the sale of common stock by the selling stockholders.



     NEW DEBT FACILITY: On March 10, 1998, the Company secured a best efforts commitment (the "Commitment") from Citibank N.A. and the Bank of America National Trust and Savings Association to arrange a syndicate of lenders to participate in a 5 year, $400 million multicurrency revolving credit facility (the "Facility"). The Commitment is subject to, among other things, the receipt of commitments from other lenders to provide not less than $250 million and the consummation of the initial public offering resulting in not less than $100 million of cash proceeds to the Company. Under the proposed terms of the Facility, interest charged on loans will include base rate, Eurodollar and Eurocurrency rates, plus applicable margins tied to the leverage ratio ranging from 0.04% to 0.05%.



     RESTRICTED STOCK: In March 1998, the Company amended the Restricted Stock Trust agreement which will result in the redemption of 1,855,845 of the 11,086,950 shares of common stock previously held in the Restricted Stock Trust upon consummation of the initial public offering. Based upon an assumed initial public offering price of $22.50, the consummation of the offering will give rise to a non-recurring, non-cash, pre-tax charge of $207.7 million arising from the vesting of the aggregate 9,231,105 shares of Restricted Stock.

                          [PHOTOGRAPH OF OLD-FASHIONED


                           HANDWRITING ON HEAVY PAPER


                          VERY CLOSE-UP PREDOMINANTLY


                             IN ORANGE AND YELLOW.


                              NO PARTICULAR WORDS


                              CAN BE IDENTIFIED.]

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
Prospectus Summary....................     3
Risk Factors..........................     9
The Company...........................    16
Use of Proceeds.......................    18
Dividend Policy.......................    18
Capitalization........................    19
Dilution..............................    21
Selected Consolidated Financial
  Data................................    22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    24
Business..............................    30
Management............................    40
Certain Transactions..................    58
Principal and Selling Stockholders....    59
Description of Capital Stock..........    61
Shares Eligible for Future Sale.......    74
Certain U.S. Tax Consequences to Non-
  United States Holders...............    75
Underwriting..........................    77
Legal Matters.........................    80
Experts...............................    80
Available Information.................    81
Index to Consolidated Financial
  Statements..........................   F-1


     UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================


                               16,600,000 SHARES


                                     [LOGO]

                              YOUNG & RUBICAM INC.

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                            BEAR, STEARNS & CO. INC.
                                  FURMAN SELZ
                              GOLDMAN, SACHS & CO.
                              SALOMON SMITH BARNEY
                                           , 1998

======================================================

                        [INTERNATIONAL BACK COVER PAGE]

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
Prospectus Summary....................     3
Risk Factors..........................     9
The Company...........................    16
Use of Proceeds.......................    18
Dividend Policy.......................    18
Capitalization........................    19
Dilution..............................    21
Selected Consolidated Financial
  Data................................    22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    24
Business..............................    30
Management............................    40
Certain Transactions..................    58
Principal and Selling Stockholders....    59
Description of Capital Stock..........    61
Shares Eligible for Future Sale.......    74
Certain U.S. Tax Consequences to Non-
  United States Holders...............    75
Underwriting..........................    77
Legal Matters.........................    80
Experts...............................    80
Available Information.................    81
Additional Information................    82
Index to Consolidated Financial
  Statements..........................   F-1


     UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================


                               16,600,000 SHARES


                                     [LOGO]

                              YOUNG & RUBICAM INC.

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                          DONALDSON, LUFKIN & JENRETTE
                                 INTERNATIONAL

                      BEAR, STEARNS INTERNATIONAL LIMITED
                                  FURMAN SELZ
                          GOLDMAN SACHS INTERNATIONAL
                       SALOMON SMITH BARNEY INTERNATIONAL
                                           , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the Common Stock being registered, other than underwriting discounts and commissions:


SEC registration fee........................................  $126,850
NASD filing fee.............................................    30,500
New York Stock Exchange listing fee.........................         *
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Printing and engraving expenses.............................         *
Registrar and transfer agent's fee..........................         *
Miscellaneous...............................................         *
                                                              --------
          Total.............................................  $      *
                                                              ========


------------------------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article XI of Y&R's Amended and Restated Certificate of Incorporation provides substantially as follows:

     Section 1. Elimination of Certain Liability of Directors. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 2. Indemnification and Insurance.

     (a) Right to indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this

Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Company may, by action of the Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

     (d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

     Section 5 of the Management Voting Trust Agreement provides substantially as follows:

     The Company hereby agrees to assume liability for and does hereby indemnify, protect, save and hold harmless the Voting Trustees and their successors, assigns, agents and servants to the full extent lawful from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever ("Losses") that may be imposed, incurred by or asserted against the Voting Trustees or any of them individually in any way relating to or arising under the Management Voting Trust Agreement or the enforcement of any of the terms thereof or in any way relating to or arising out of the administration of the trusts created thereby or the action or inaction of the Management Voting Trust thereunder, unless the Company shall sustain the burden of proving by clear and convincing evidence that such Losses were proximately caused by an act or omission on the part of such Voting Trustee or Voting Trustees that was not taken in good faith or that was not reasonably believed to be in or not opposed to the best interests of the Company and the Management Investors as a group. The Company shall advance to any Voting Trustee all reasonable expenses in connection with litigation arising under the Management Voting Trust Agreement or the enforcement of any of the terms thereof or in any way relating to or arising out of the administration of the trusts created thereby or the action or inaction of the Management Voting Trust thereunder, including, but not limited to, expenses in connection with litigation in which such Voting Trustee purports to seek to enforce any portion of the Management Voting Trust Agreement. A Voting Trustee shall be required to execute an undertaking agreeing to repay the Company the amount so advanced in the event it is ultimately determined that such Voting Trustee is not entitled to indemnification with respect to such Losses, but the Voting Trustee shall not be required to give a bond or any security for the advancement of such expenses. To the extent insurance is available on commercially reasonable terms, the Company will procure and maintain (for the benefit of the Company and the Voting Trustees) insurance covering the Voting Trustees at least to the extent their conduct would give rise to indemnification under the Management Voting Trust Agreement. The provisions contained in this indemnification section shall survive the termination of the Management Voting Trust Agreement.

     The Restricted Stock Plan and the Management Stock Option Plan each provide that no member of the Compensation Committee of the Company Board or of the Company Board shall be liable for any action or determination made in good faith with respect to such plan or any grant under such plan. The Restricted Stock Plan and the Management Stock Plan each provide that to the fullest extent permitted by law, the Company shall indemnify and save harmless each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person's testator or intestate, is or was a member of the Compensation Committee of the Company Board. The 1997 ICP Plan provides that no member of the Compensation Committee or any officer or employee of the Company or an affiliate acting at the direction or on behalf of the Compensation Committee shall be personally liable for any action or determination taken or made in good faith with respect to the 1997 ICP Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

     Y&R also carries liability insurance covering officers and directors.

     Pursuant to the proposed form of Underwriting Agreement, the Underwriters have agreed to indemnify the directors and officers of Y&R in certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     In December 1996, in connection with the Recapitalization, Y&R (i) issued and sold 30,228,195 shares of Common Stock to the Recapitalization Investors and one entity affiliated with an independent member of the Board for cash consideration of $231,749,495, (ii) issued and sold 17,154,135 shares of Common Stock to 182 employees in exchange for a combination of cash, notes, shares of common stock, $.25 par value, of Young & Rubicam Inc., a New York corporation, and limited partnership units of Young & Rubicam L.P., a Delaware limited partnership, (iii) granted 16,823,565 Rollover Options to its employees in consideration of the surrender for cancellation of all or a portion of their outstanding employee options, and (iv) granted 5,200,590 Executive Options to its employees without consideration pursuant to the Management Stock Option Plan.



     In August 1997, two members of management of the Company purchased an aggregate of 12,900 shares of Common Stock for an aggregate purchase price of $98,900. In October 1997, four members of management of the Company purchased an aggregate of 36,000 shares of Common Stock for an aggregate purchase price of $276,000. In November 1997, the Company purchased additional equity interests in two of its Argentine subsidiaries using an aggregate of 91,320 shares of Common Stock as part of the consideration therefor.



     During 1997, management investors whose employment with the Company was terminated exercised Rollover Options to purchase an aggregate of 463,065 shares of Common Stock at $1.92 per share, or an aggregate of $887,541. All of such shares of Common Stock were repurchased by the Company pursuant to the call provisions of the Stockholders Agreement at a price equal to $7.67 per share.



     In December 1997, the Company issued and sold 4,250,790 shares of Common Stock to its employees for an aggregate amount of $9,314,483 pursuant to the exercise of Rollover Options and Executive Options.

     All of the sales of Y&R securities described above were deemed to be exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof, and in reliance on Rule 701 promulgated under Section 3(b) thereof and Regulation D and Regulation S thereunder. Each recipient of such securities represented in each transaction such recipient's intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions.

ITEM 16.  EXHIBITS.

     (a) Exhibits


  1.1   Form of Underwriting Agreement*.............................
  3.1   Amended and Restated Certificate of Incorporation of
        Registrant*.................................................
  3.2   Amendment to Amended and Restated Certificate of
        Incorporation of Registrant*
  3.3   Amended and Restated Bylaws of Registrant*..................
  3.4   Form of Amended and Restated Certificate of Incorporation of
        Registrant to become effective upon the closing of the
        Offerings under the Registration Statement*.................
  3.5   Form of Amended and Restated Bylaws of Registrant to become effective upon the closing of the Offerings under the
        Registration Statement*.....................................
  4.1   Specimen Certificate of Common Stock of Registrant*.........
  4.2   Excerpt from form of Amended and Restated Certificate of
        Incorporation of Registrant to become effective upon the
        closing of the Offerings under the Registration
        Statement*..................................................
  4.3   Rights Agreement dated as of           , 1998*..............
  4.4   Form of Certificate of Designation for Registrant's
        Cumulative Participating Junior Preferred Stock*............
  5.1   Opinion of Cleary, Gottlieb, Steen & Hamilton, counsel to
        the Registrant, as to the legality of the shares of Common
        Stock being registered*.....................................
  9.1   Management Voting Trust Agreement, dated as of December 12,
        1996+.......................................................
  9.2   Young & Rubicam Inc. Restricted Stock Trust Agreement, dated as of December 12, 1996+....................................
 10.1   $700,000,000 Credit and Guarantee Agreement, dated as of
        December 12, 1996...........................................
 10.2   Amended and Restated Stockholders' Agreement, dated as of
          , 1998*...................................................
 10.3   Contribution Agreement dated October 30, 1996+..............
 10.4   Young & Rubicam Holdings Inc. Restricted Stock Plan+........
 10.5   Young & Rubicam Holdings Inc. Management Stock Option
        Plan+.......................................................
 10.6   Young & Rubicam Inc. 1997 Incentive Compensation Plan*......
 10.7   Young & Rubicam Inc. Select Executive Retirement Income
        Plan, dated as of December 19, 1997, with Peter
        Georgescu+..................................................
 10.8   Young & Rubicam Inc. Select Executive Retirement Income
        Plan, dated as of January 1, 1995, with Peter Georgescu+....
 10.9   Young & Rubicam Inc. Select Executive Retirement Income
        Plan, dated as of January 1, 1986, with Peter Georgescu+....
 10.10  Young & Rubicam Inc. Select Executive Retirement Income
        Plan, dated as of December 19, 1997, with John McGarry+.....
 10.11  Young & Rubicam Inc. Select Executive Retirement Income
        Plan, dated as of January 1, 1986, with John McGarry+.......
 10.12  Young & Rubicam Inc. Select Executive Retirement Income
        Plan, dated as of December 31, 1994, with John McGarry+.....

 10.13  Young & Rubicam Inc. Select Executive Retirement Income
        Plan, dated as of December 19, 1997, with Edward Vick+......
 10.14  Young & Rubicam Inc. Select Executive Retirement Income
        Plan, dated as of January 1, 1995, with Edward Vick+........
 10.15  Young & Rubicam Inc. Select Executive Retirement Income
        Plan, dated as of December 19, 1997 with Alan J.
        Sheldon+....................................................
 10.16  Young & Rubicam Inc. Select Executive Retirement Income
        Plan, dated as of January 1, 1995 with Alan Sheldon+........
 10.17  Young & Rubicam Inc. Select Executive Retirement Income
        Plan, dated as of January 1, 1988 with Alan Sheldon+........
 10.18  Registration Rights Agreement, dated as of December 12,
        1996+.......................................................
 10.19  Letter Agreement dated as of October 16, 1997 by and between
        Young & Rubicam Inc. and Michael J. Dolan+..................
 10.20  Letter Agreement dated June 28, 1996 by and between Young &
        Rubicam Inc. and Michael J. Dolan+..........................
 10.21  Lease agreement for 230 Park Avenue South...................
 10.22  H&F Option Agreement, dated as of December 12, 1996, among
        Y&R Holdings, Y&R Inc., Y&R Inc., and H&F Capital Partners
        III, L.P.+..................................................
 10.23  H&F Option Agreement, dated as of December 12, 1996, among
        Y&R Holdings, Y&R Inc., Y&R Inc., and H&F Orchard Partners
        III, L.P.+..................................................
 10.24  Form of Young & Rubicam Inc. Key Corporation Managers Bonus
        Plan*.......................................................
 10.25  Amendment No. 1 to Restricted Stock Trust Agreement dated as of March 13, 1998*..........................................
 10.26  Young & Rubicam Inc. Deferred Compensation Plan*............
 10.27  Young & Rubicam Inc. Grantor Trust Agreement*...............
 21.1   List of Subsidiaries*.......................................
 23.1   Consent of Price Waterhouse LLP.............................
 23.2   Consent of Cleary, Gottlieb, Steen & Hamilton (included in opinion to be filed as Exhibit 5.1)*........................
 24.1   Powers of Attorney (included on signature pages)+...........


------------------------------

* To be filed by amendment.


+ Previously filed.


     (b) Financial Statement Schedules

     Schedule II -- Young & Rubicam Inc. and Subsidiary Companies Valuation and
                    Qualifying Accounts and Reserves.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (b) (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery each to purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 8, 1998.


                                          YOUNG & RUBICAM INC.


                                          By:   /s/ STEPHANIE W. ABRAMSON


                                            ------------------------------------

                                            Name: Stephanie W. Abramson


                                            Title: General Counsel and


                                               Executive Vice President


                               POWER OF ATTORNEY


     We, the undersigned officers and directors of Young & Rubicam Inc., hereby severally and individually constitute and appoint Michael J. Dolan, Stephanie W. Abramson and Alan D. Sheldon and each of them, the true and lawful attorneys-in-fact and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) (i) any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents or instruments necessary or advisable in connection therewith, and (ii) a Registration Statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, each of said attorneys-in-fact and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in and about the premises, as fully to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys-in-fact and agents or each of them to any and all such amendments and instruments.



     This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                  TITLE                      DATE
                      ---------                                  -----                      ----

                          *                              Chairman of the Board         April 8, 1998
-----------------------------------------------------      and Chief Executive
                 Peter A. Georgescu                        Officer (principal
                                                           executive officer)

                          *                              Vice Chairman, Chief          April 8, 1998
-----------------------------------------------------      Financial Officer
                  Michael J. Dolan                         and Director
                                                           (principal financial
                                                           officer)

                          *                              Senior Vice President,        April 8, 1998
-----------------------------------------------------      Finance (principal
                     Kevin Lavan                           accounting officer)

                          *                              Chief Operating               April 8, 1998
-----------------------------------------------------      Officer and Director
                   Edward H. Vick

                      SIGNATURE                                  TITLE                      DATE
                      ---------                                  -----                      ----
                          *                              Executive Vice                April 8, 1998
-----------------------------------------------------      President and
                 Thomas D. Bell, Jr.                       Director

                          *                              Director                      April 8, 1998
-----------------------------------------------------
                  F. Warren Hellman

                /s/ RICHARD S. BODMAN                    Director                      April 8, 1998
-----------------------------------------------------
                  Richard S. Bodman

                          *                              Director                      April 8, 1998
-----------------------------------------------------
               Philip U. Hammarskjold

                          *                              Director                      April 8, 1998
-----------------------------------------------------
                  Alan D. Schwartz

                          *                              Director                      April 8, 1998
-----------------------------------------------------
                John F. McGillicuddy



*By:   /s/ STEPHANIE W. ABRAMSON


     ---------------------------------

     Name: Stephanie W. Abramson,


     Title: Attorney-in-Fact

                                                                     SCHEDULE II

                YOUNG AND RUBICAM INC. AND SUBSIDIARY COMPANIES
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                                                  ADDITIONS
                                                      ---------------------------------
                                         BALANCE AT   CHARGED TO COSTS     CHARGED TO                  BALANCE
DESCRIPTION                              BEGINNING      AND EXPENSES     OTHER ACCOUNTS   DEDUCTIONS   AT END
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 1995
  Allowance for Doubtful Accounts......   $  8,284        $  8,352             --          $  5,110    $11,526
                                           =======         =======            ===           =======    =======
Year ended December 31, 1996
  Allowance for Doubtful Accounts......   $ 11,526        $ 11,411             --          $ 13,088    $ 9,849
                                           =======         =======            ===           =======    =======
Year ended December 31, 1997
  Allowance for Doubtful Accounts......   $  9,849        $ 14,269             --          $  9,993    $14,125
                                           =======         =======            ===           =======    =======

                                 EXHIBIT INDEX


                                                                       SEQUENTIALLY
EXHIBIT                                                                  NUMBERED
NUMBER                           DESCRIPTION                               PAGE
-------                          -----------                           ------------
     1.1 Form of Underwriting Agreement*.............................
     3.1 Amended and Restated Certificate of Incorporation of
         Registrant*.................................................
     3.2 Amendment to Amended and Restated Certificate of
         Incorporation of Registrant*................................
     3.3 Amended and Restated Bylaws of Registrant*..................
     3.4 Form of Amended and Restated Certificate of Incorporation of
         Registrant to become effective upon the closing of the
         Offerings under the Registration Statement*.................
     3.5 Form of Amended and Restated Bylaws of Registrant to become effective upon the closing of the Offerings under the
         Registration Statement*.....................................
     4.1 Specimen Certificate of Common Stock of Registrant*.........
     4.2 Excerpt from form of Amended and Restated Certificate of
         Incorporation of Registrant to become effective upon the
         closing of the Offerings under the Registration Statement*..
     4.3 Form of Rights Agreement to be entered into upon the closing of the Offerings under the Registration Statement*..........
     4.4 Form of Certificate of Designation for Registrant's
         Cumulative Participating Junior Preferred Stock*............
     5.1 Opinion of Cleary, Gottlieb, Steen & Hamilton, counsel to the Registrant, as to the legality of the shares of Common
         Stock being registered*.....................................
     9.1 Management Voting Trust Agreement, dated as of December 12,
         1996+.......................................................
     9.2 Young & Rubicam Inc. Restricted Stock Trust Agreement, dated as of December 12, 1996+....................................
    10.1 $700,000,000 Credit and Guarantee Agreement, dated as of
         December 12, 1996...........................................
    10.2 Amended and Restated Stockholders' Agreement, dated as of
           , 1998*...................................................
    10.3 Contribution Agreement dated October 30, 1996+..............
    10.4 Young & Rubicam Holdings Inc. Restricted Stock Plan+........
    10.5 Young & Rubicam Holdings Inc. Management Stock Option
         Plan+.......................................................
    10.6 Young & Rubicam Inc. 1997 Incentive Compensation Plan*......
    10.7 Young & Rubicam Inc. Select Executive Retirement Income
         Plan, dated as of December 19, 1997, with Peter
         Georgescu+..................................................
    10.8 Young & Rubicam Inc. Select Executive Retirement Income
         Plan, dated as of January 1, 1995, with Peter Georgescu+....
    10.9 Young & Rubicam Inc. Select Executive Retirement Income
         Plan, dated as of January 1, 1986, with Peter Georgescu+....
    10.10 Young & Rubicam Inc. Select Executive Retirement Income
         Plan, dated as of December 19, 1997, with John McGarry+.....
    10.11 Young & Rubicam Inc. Select Executive Retirement Income
         Plan, dated as of January 1, 1986, with John McGarry+.......
    10.12 Young & Rubicam Inc. Select Executive Retirement Income
         Plan, dated as of December 31, 1994, with John McGarry+.....
    10.13 Young & Rubicam Inc. Select Executive Retirement Income
         Plan, dated as of December 19, 1997, with Edward Vick+......
    10.14 Young & Rubicam Inc. Select Executive Retirement Income
         Plan, dated as of January 1, 1995, with Edward Vick+........

                                                                       SEQUENTIALLY
EXHIBIT                                                                  NUMBERED
NUMBER                           DESCRIPTION                               PAGE
-------                          -----------                           ------------
    10.15 Young & Rubicam Inc. Select Executive Retirement Income
         Plan, dated as of December 19, 1997 with Alan J.
         Sheldon.+...................................................
    10.16 Young & Rubicam Inc. Select Executive Retirement Income
         Plan, dated as of January 1, 1995 with Alan Sheldon.+.......
    10.17 Young & Rubicam Inc. Select Executive Retirement Income
         Plan, dated as of January 1, 1988 with Alan Sheldon.+.......
    10.18 Registration Rights Agreement, dated as of December 12,
         1996+.......................................................
    10.19 Letter Agreement dated as of October 16, 1997 by and between
         Young & Rubicam Inc. and Michael J. Dolan+..................
    10.20 Letter Agreement dated June 28, 1996 by and between Young &
         Rubicam Inc. and Michael J. Dolan+..........................
    10.21 Lease agreement for 230 Park Avenue South...................
    10.22 H&F Option Agreement, dated as of December 12, 1996, among
         Y&R Holdings, Y&R Inc., Y&R Inc., and H&F Capital Partners
         III, L.P.+..................................................
    10.23 H&F Option Agreement, dated as of December 12, 1996, among
         Y&R Holdings, Y&R Inc., Y&R Inc., and H&F Orchard Partners
         III, L.P.+..................................................
    10.24 Form of Young & Rubicam Inc. Key Corporation Managers Bonus
         Plan*.......................................................
    10.25 Amendment No. 1 to Restricted Stock Trust Agreement dated as of March 13, 1998*..........................................
    10.26 Young & Rubicam Inc. Deferred Compensation Plan*............
    10.27 Young & Rubicam Inc. Grantor Trust Agreement*...............
    21.1 List of Subsidiaries*.......................................
    23.1 Consent of Price Waterhouse LLP.............................
    23.2 Consent of Cleary, Gottlieb, Steen & Hamilton (included in opinion to be filed as Exhibit 5.1)*........................
    24.1 Powers of Attorney (included on signature pages)............


------------------------------

* To be filed by amendment.


+ Previously filed.